UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Todd Shipyards Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

(2) Aggregate number of securities to which transaction applies: 5,903,071 (includes (A) 5,787,231 shares of common stock, including shares of restricted stock which are subject to risk of forfeiture, (B) 27,840 unvested restricted stock units, and (C) 88,000 stock-settled appreciation rights).

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 5,787,231 shares of common stock (including shares of restricted stock which are subject to risk of forfeiture) multiplied by $22.27, plus (B) 27,840 unvested restricted stock units multiplied by $22.27, plus (C) 88,000 stock-settled appreciation rights multiplied by $22.27, minus the applicable exercise price.

(4) Proposed maximum aggregate value of transaction: $130,002,991.17

(5) Total fee paid: $15,093.35

☐ Fee paid previously with preliminary materials.

☒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: $15,093.35

(2) Form, schedule or registration statement no.: Schedule TO

(3) Filing party: Nautical Miles, Inc., a wholly-owned subsidiary of Vigor Industrial LLC

(4) Date filed: December 30, 2010

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION
TODD SHIPYARDS CORPORATION
1801 16th Avenue SW
Seattle, Washington 98134

Dear Stockholder:

On behalf of the board of directors of Todd Shipyards Corporation (the “Company”), I cordially invite you to attend a special meeting of stockholders of the Company, to be held on [ • ], 2011 at [ • ] a.m. Pacific Standard Time, at [ • ].

On December 22, 2010, the Company entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by a wholly-owned subsidiary of Vigor Industrial LLC, an Oregon limited liability company (“Parent”). Parent is the owner of a family of companies offering state-of-the-art marine and industrial services. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement.

Pursuant to the Merger Agreement, on December 30, 2010, Nautical Miles, Inc., a wholly-owned subsidiary of Parent, commenced an offer for all of the outstanding shares of Company common stock at a price of $22.27 per share, net to the seller in cash without interest. Under the terms of the Merger Agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement that will be considered at the special meeting.

We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the merger regardless of the outcome of the offer. Regardless of whether you tendered your shares of Company common stock in the offer, you may nevertheless vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

If the merger contemplated by the Merger Agreement is completed, you will be entitled to receive $22.27 in cash, without interest, less any applicable withholding and transfer taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

After careful consideration, the Company’s board of directors has, by a unanimous vote of the disinterested directors, determined that the merger is advisable, fair to and in the best interests of the stockholders of the Company, and approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet.  If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.  The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee how to vote your shares will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

On behalf of the board of directors and management of the Company, we thank you for your support.

Best regards,

Stephen G. Welch
Chief Executive Officer

The proxy statement is dated [ • ], 2011, and is first being mailed to our stockholders on or about [ • ], 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION
TODD SHIPYARDS CORPORATION
1801 16th Avenue SW
Seattle, Washington 98134

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [ • ], 2011

A special meeting of stockholders of Todd Shipyards Corporation, a Delaware corporation (the “Company”), will be held on [ • ], 2011 at [ • ] a.m. Pacific Standard Time, at [ • ].

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2010, as it may be amended from time to time, by and among the Company, Vigor Industrial LLC, an Oregon limited liability company (“Parent”), and Nautical Miles, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

The board of directors has fixed the close of business on [ • ], 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, the Company’s board of directors upon the unanimous recommendation of the transaction committee of the board if directors, by the unanimous vote of the disinterested directors has determined that the merger is advisable, fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Michael G. Marsh, Secretary and
General Counsel

Seattle, Washington
[• ], 2011

TABLE OF CONTENTS

i

ii

Stockholder Proposals and Nominations for 2011 Annual Meeting	94
Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card	94
WHERE YOU CAN FIND MORE INFORMATION	95
Annex A – Merger Agreement	A-1
Annex B – Opinion of Houlihan Lokey Financial Advisors, Inc.	B-1
Annex C – Section 262 of the Delaware General Corporation Law	C-1

iii

This proxy statement and a proxy card are first being mailed on or about [ • ], 2011 to stockholders who owned shares of Company common stock as of the close of business on [ • ], 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [ • ].

Parties to the Merger (Page [ • ])

Todd Shipyards Corporation, or the Company, we, or us, was organized in 1916 and has operated a shipyard in Seattle, Washington since incorporation. We are incorporated under the laws of the State of Delaware and operate shipyards through our wholly owned subsidiaries, Todd Pacific Shipyards Corporation, or Todd Pacific, and Everett Shipyard, Inc., or ESI. Todd Pacific has historically been engaged in the repair, overhaul, conversion and construction of commercial and military ships. ESI is engaged in repair, overhaul, and conversion work of commercial and government owned vessels.

Vigor Industrial LLC, or Parent, is an Oregon limited liability company, which through its subsidiaries operates several businesses that provide ship repair, building, scrapping, industrial fabrication, sand blasting, coating, vessel conversion, and machine shop operation services.

Nautical Miles, Inc., or Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed by Parent solely for the purpose of facilitating the acquisition of the Company. To date, Merger Sub has not carried on any activities other than those related to its formation, the transactions contemplated by the merger agreement and the related financing. Merger Sub has minimal assets and liabilities other than the contractual rights and obligations related to the merger agreement referenced below and the financing commitments and obligations under the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated December 22, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

Tender Offer (Page [ • ])

On December 30, 2010, Merger Sub commenced a tender offer, which we refer to as the offer, for all of the outstanding shares of Company common stock, at a price of $22.27 per share, net to the seller in cash, without interest, which we refer to as the offer price, less any applicable withholding and transfer taxes. The offer contemplated that, after completion of the offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub and all outstanding shares of Company common stock, other than shares held by Parent, Merger Sub or the Company, or shares held by the Company’s stockholders who have and validly exercised appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $22.27 offer price per share. The offer was commenced pursuant to the merger agreement.

Subject to the conditions of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of stockholder approval of the adoption of the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

Special Meeting (Page [ • ])

Time, Place and Purpose of the Special Meeting (Page [ • ])

The special meeting will be held on [ • ], 2011 at [ • ] a.m. Pacific Standard Time, at [ • ].

At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [ • ])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [ • ], 2011, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [ • ] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [ • ])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of December 31, 2010, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 352,365 shares of Company common stock, including shares of restricted stock issued to members of the Company’s board of directors, which are subject to risk the of forfeiture, which we refer to as restricted stock, but excluding (1) shares issuable upon vesting of Company restricted stock units, or RSUs; and (2) shares issuable upon the exercise of Company stock-settled appreciation rights, or SSARs (which will not vote at the special meeting). The current directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock (other than shares of Company common stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, concurrently with the execution of the merger agreement, certain stockholders including all of the Company’s directors and executive officers and Woodbourne Partners, L.P., a private investment company which holds shares of the Company’s common stock entered into a Tender and Support Agreement with Parent and Merger Sub dated December 22, 2010, which we refer to as the stockholder tender agreement. Pursuant to the stockholder tender agreement, such stockholders granted proxies to Parent and Merger Sub or otherwise agreed to vote such shares in favor of the merger. As of December 31, 2010, the shares subject to the stockholder tender agreement comprise approximately 15.4% of the outstanding Company common stock.  The stockholder tender agreement will terminate upon certain circumstances, including upon termination of the merger agreement.  The stockholders who executed and delivered the stockholder tender agreement did not receive any additional consideration.

Proxies and Revocation (Page [ • ])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page [ • ])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [ • ])

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent or Merger Sub, and shares held by stockholders who have perfected their statutory dissenters rights of appraisal under Delaware law, which we refer to collectively as the excluded shares) will be converted into the right to receive $22.27 per share in cash, without interest, which we refer to as the merger consideration, less any applicable withholding and transfer taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page [ • ])

After careful consideration of various factors as described in the section entitled “The Merger – Reasons for the Merger; Recommendation of the Board of Directors,” at a meeting held on December 21, 2010, the Company’s board of directors, upon the unanimous recommendation of the transaction committee, by unanimous vote of the disinterested directors, (1) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (2) approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, (3) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the offer, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of the Company, (4) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, unless the adoption of the merger agreement by the Company’s stockholders is not required by applicable law, (5) recommended that the stockholders of the Company accept the offer and tender their shares pursuant to the offer and, if required by applicable law, adopt and approve the merger agreement and the transactions contemplated thereby and (6) approved for all purposes Merger Sub, Parent and their affiliates, the merger agreement and the transactions contemplated by the merger agreement to exempt such persons, agreements and transactions from any anti-takeover laws.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, which we refer to as the recommendation, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

Opinion of the Company’s Financial Advisor (Page [ • ])

Houlihan Lokey Financial Advisors, Inc., or Houlihan Lokey, was engaged by the Company to provide an opinion to the transaction committee and the Company’s board of directors as to whether the consideration to be received by the holders of Company common stock in the offer and the merger is fair to them from a financial point of view. On December 21, 2010, Houlihan Lokey rendered an oral opinion to the transaction committee and the Company’s board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 21, 2010), as to the fairness, from a financial point of view of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger, as of December 21, 2010, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the transaction committee and the Company’s board of directors and only addressed the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger and does not address any other aspect or implication of the offer or the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage Company stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the transaction committee, the Company’s board of directors or any stockholder as to how to act or vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the offer or the merger.  See “The Merger — Opinion of the Company’s Financial Advisor” beginning on page [ • ].

Financing of the Merger (Page [ • ])

We anticipate that the total funds needed to complete the merger will consist of funds needed to:

•
pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of December 31, 2010, would be approximately $130 million;

•	pay fees and expenses related to the merger agreement in an amount equal to approximately $12.5 million;

•	repay or refinance indebtedness of Parent and the Company, including refinancing indebtedness of Parent at the closing of the merger in an amount equal to approximately $29.7 million; and

•	provide ongoing working capital and for other corporate purposes of the surviving corporation, Parent and its subsidiaries.

The funds needed to complete the merger will be funded through a combination of:

•
a $145 million senior secured credit facility, comprised of a $120 million term loan facility and a $25 million revolving credit facility, to be provided by Key Bank National Association, or Key Bank, General Electric Capital Corporation, or GECC, and GE Capital Markets, Inc., or GECM;

•	mezzanine debt by Endeavour Structured Equity and Mezzanine Fund I, LP, or Endeavour, through the issuance of senior subordinated promissory notes in the aggregate principal amount of $15 million;

•	$2 million of subordinated notes to be purchased by Frank Foti (the President, Chairman and Manager of Parent who owns 98% of the equity interests of Parent); and

•
cash and cash equivalents and securities available-for-sale balances of the Company, which were approximately $39 million (including approximately $11.8 million of liquidity the Company is currently required to maintain to support obligations under existing letters of credit that will be replaced at the closing of the merger) as of October 3, 2010.

The funding under the commitment letters described below is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under such commitment letters and the proceeds from the senior notes will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to such commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. If the merger agreement is terminated in the circumstances in which Merger Sub does not receive the proceeds of the Senior Debt Commitment Letter, Parent may be obligated to pay the Company a termination fee of $6.5 million as described under “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ].

Parent has received a Senior Debt Commitment Letter from GECM, GECC and Key Bank, which we refer to collectively as the senior lenders, to provide to Merger Sub (which includes for purposes of this paragraph, the Company as the surviving corporation in the merger), subject to the conditions set forth in the Senior Debt Commitment Letter, up to $145 million of senior secured credit facility and (ii) a Mezzanine Debt Commitment Letter from Endeavour to provide to Merger Sub, subject to the conditions set forth in the Mezzanine Debt Commitment Letter,  $15 million of mezzanine debt through the issuance of senior subordinated notes. We refer to the Senior Debt Commitment Letter and the Mezzanine Debt Commitment Letter together as the commitment letters and the senior secured credit facility and mezzanine debt together as the financing. The amounts to be borrowed under the commitment letters will be used for the purposes of financing the offer and the merger, refinancing certain existing indebtedness of Parent, paying fees and expenses incurred in connection with the offer and the merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of the surviving corporation, Parent and its subsidiaries.

The commitments of the senior lenders and Endeavour under the respective commitment letters each expire upon the earliest to occur of (i) the termination of the merger agreement, or the closing of the merger; or (ii) March 11, 2011.

The documentation governing the financing has not been finalized, accordingly, the actual terms of the financing may differ from those described in this proxy statement. Each of Parent and Merger Sub has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions described in the commitment letters. However, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the financing described in this proxy statement is not available.

In addition, Frank Foti (the President, Chairman and Manager of Parent who owns 98% of the equity interests of Parent) is arranging to deposit $2 million in an escrow account with an independent third party that will be used to satisfy the condition of the financing under the commitment letters that Mr. Foti purchase $2 million in senior subordinated notes.

Parent also anticipates using cash and cash equivalents and securities available-for-sale balances of the Company, anticipated to be approximately $39 million (including approximately $11.8 million of liquidity the Company is currently required to maintain to support obligations under existing letters of credit that will be replaced at the closing of the merger) as of October 3, 2010.

Interests of Certain Persons in the Merger (Page [ • ])

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting of restricted stock granted to certain members of the Company’s board of directors will be accelerated and become vested if the merger is consummated;

•	the vesting of RSUs granted to certain officers and directors will be accelerated and become vested if the merger is consummated;

•	the vesting of SSARs granted to certain officers and directors will be accelerated and become vested if the merger is consummated;

•
Stephen G. Welch, our Chief executive Officer, will receive payments and benefits under his employment agreement upon certain types of termination of employment following the effective time of the merger, which severance benefits have, in some circumstances, been enhanced;

•
Michael G. Marsh, our Secretary and General Counsel, and Berger A. Dodge, our Chief Financial Officer, have entered into transition agreements with Todd Pacific which will become effective after the effective time of the merger, which provide for a guaranteed minimum salary and certain enhanced severance benefits;

•	certain executive officers will receive an accelerated cash bonus pursuant to an incentive plan adopted by the Company; and

•
Joseph D. Lehrer, a member of the Company’s board of directors, is a partner in the law firm of Greensfelder, Hemker & Gale, P.C., which we refer to as Greensfelder.  Greensfelder has served as counsel to the Company and the transaction committee with respect to the merger agreement, the offer and the merger.  It is anticipated that if the merger is consummated, Greensfelder will receive fees of approximately $1,000,000.

If the proposal to adopt the merger agreement is approved by our stockholders, the shares of Company common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company common stock held by other stockholders of the Company.

For more information regarding such interests, see “the Merger – Interests of Certain Persons in the Merger” beginning on page [ • ].

Material U.S. Federal Income Tax Consequences of the Merger (Page [ • ])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to United States holders for United States federal income tax purposes. In general, a United States holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding and transfer taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-United States holder with respect to shares of Company common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [ • ] for definitions of “United States Holder” and “Non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Regulatory Approvals and Notices (Page [ • ])

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, and the applicable waiting period has expired or been terminated. Parent and the Company each filed such a notification and report form on December 23, 2010 and requested early termination of the waiting period. The applicable waiting period expired on January 7, 2011.

Litigation Relating to the Merger (Page [ • ])

On December 27, 2010, a class action complaint was filed by a purported stockholder of the Company in the Superior Court of King County, Washington, captioned Cheryl Marshall v. Todd Shipyards Corporation, et. al., Case No. 10-2-4502701, in connection with the merger agreement, the offer and the merger. On December 30, 2010, a class action complaint was filed by a purported stockholder of the Company in the Superior Court of King County, Washington, captioned Karl Graulich  v. Todd Shipyards Corporation, et. al., Case No. 10-2-45398-9, in connection with the merger agreement, the offer and the merger. Both complaints name as defendants the Company, each of the directors and executive officers of the Company, Woodbourne Partners, L.P.,  Parent and Merger Sub. Both complaints allege, among other things, that such directors and officers have breached their fiduciary duties to the Company’s stockholders, including the duties of good faith, loyalty and due care and that Parent and Woodbourne Partners, L.P. aided and abetted such officers’ and directors’ alleged breaches of their fiduciary duties. We believe the aforementioned complaints are completely without merit, and intend to vigorously defend against them.

In addition, on January 11, 2011, a class action complaint was filed by a purported stockholder of the Company in the Superior Court of King County, Washington, captioned Oscar Lee Walker v. Todd Shipyards Corporation, et. al., Case No. 11-2-02713-9, in connection with the merger agreement, the offer and the merger. The complaint names as defendants the Company, each of the directors of the Company, Parent and Merger Sub. The complaint alleges, among other things, that such directors have breached their fiduciary duties to the Company’s stockholders, including the duties of good faith, loyalty and due care and that Parent aided and abetted such directors’ alleged breaches of their fiduciary duties. We believe the aforementioned complaint is completely without merit, and intend to vigorously defend against it.

Merger Agreement (Page [ • ])

Treatment of Common Stock and Equity Awards (Page [ • ])

•
Common Stock.  At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $22.27 in cash, without interest and less any applicable withholding and transfer taxes.

•
Restricted Stock.  At the effective time of the merger, each share of restricted stock that has not then vested shall immediately vest and the holder of such share shall receive the merger consideration payable with respect to such share, subject to applicable withholding and transfer taxes.

•
RSUs.  At the effective time of the merger, each RSU that is outstanding immediately prior to the effective time of the merger will be converted into the right of the holder to receive an amount in cash equal to the product of (y) the offer price multiplied by (z) the number of shares subject to the RSU, subject to applicable withholding taxes. See “The Merger — Interests of Certain Persons in the Merger — Treatment of Director and Executive Officer Equity Awards” beginning on page [ • ].

•
SSARs.  At the effective time of the merger, each SSAR that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be converted into the right of the holder to receive an amount in cash equal to the product of (w) the excess, if any, of the offer price over the exercise price per share of the SSAR multiplied by (x) the number of shares subject to the SSAR, subject to applicable withholding taxes. See “The Merger — Interests of Certain Persons in the Merger — Treatment of Director and Executive Officer Equity Awards” beginning on page [ • ].

Solicitation of Takeover Proposals (Page [ • ])

The merger agreement provides that until 11:59 p.m., New York City time, on January 28, 2011, subject to extension for up to 14 calendar days by the Company, which we refer to as the “go-shop” period, we are permitted to solicit any inquiry or the making of any takeover proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any takeover proposals. From and after 12:00 a.m., New York City time, on January 29, 2011 (unless the go-shop period is extended by the Company) and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after 11:59 a.m., New York City time, on January 28, 2011, which we refer to as the no-shop period start date, and prior to the time that our stockholders adopt the merger agreement, respond to a written takeover proposal or engage in discussions or negotiations with the person making such a takeover proposal. In addition, the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who made a written takeover proposal prior to the no-shop period start date that our board of directors believed in good faith (after consultation with its financial advisor and outside legal counsel) could reasonably be expected to result in a superior proposal. At any time before the merger agreement is adopted by our stockholders, if the Company’s board of directors determines that a takeover proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee of $4.55 million to Parent. See “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ].

Conditions to the Merger (Page [ • ])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, if applicable, receipt of required antitrust approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to Frank Foti (the President, Chairman and Manager of Parent who owns 98% of the equity interests of Parent and whose presence is critical to the successful completion of the offer and the merger) not becoming deceased or disabled, and the absence of any state of facts, condition, change, effect, development, occurrence or event, from the date of the merger agreement until the effective time of the merger, that has had or is reasonably likely to have a material adverse effect on the Company, as described under “The Merger Agreement — Terms of the Merger Agreement — Representations and Warranties” beginning on page [ • ].

Termination of Merger Agreement (Page [ • ])

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after any approval of the merger by the Company’s stockholders:

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company, if:

o
the merger has not been consummated on or before March 11, 2011; provided that this termination right will not be available to either Parent or the Company if (i) the offer shall have closed or (y) the failure of Parent or the Company, as applicable, to perform any of its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such date;

o
there has been issued, enacted or promulgated a temporary restraining order, preliminary or permanent injunction, law or other judgment by any court of competent jurisdiction or other governmental entity that has the effect of preventing or making illegal the consummation of the offer or the merger, which is in effect and has become final and non-appealable; provided that this termination right will not be available to any party that is then in breach of its obligations  under the merger agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment and such breach has been a principal cause of such restraint being or remaining in effect;

o	if necessary under Delaware law, stockholder approval has not been obtained at the special meeting or at any adjournment or postponement of such special meeting; or

o
there have not been tendered and not validly withdrawn before the expiration date of the offer, the number of shares which, when added together with the shares already owned by Parent and its subsidiaries (excluding the number of  shares that may be validly issued pursuant to Merger Sub’s top-up option, as described below), would constitute at least 40% of the total number of outstanding shares on such expiration date;

•	by Parent, if:

o
the Company has breached any of its representations or warranties contained in the merger agreement or has failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants and (ii) (a) is not capable of being cured before March 11, 2011 or (b) if capable of being cured before March 11, 2011, is not cured within ten business days following Parent’s delivery of written notice to the Company of such breach or failure; provided that Parent will not have this termination right  if (1) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement or (2) the offer shall have closed;

o	the Company’s board of directors has made an adverse recommendation change;

o
the Company has delivered a notice to Parent of its intent to effect an adverse recommendation change, if Parent has given the Company the right to enter into an acquisition agreement and such right has been available to the Company for no less than 24 hours;

o
the Company failed to include in the proxy statement or the schedule 14D-9, in each case, when mailed, the recommendation and a statement of the findings and conclusions of the Company’s board of directors described in the resolutions adopted in connection with the merger agreement;

o
following the disclosure or announcement of a takeover proposal (other than a tender or exchange offer described in the bullet immediately following this bullet), the Company’s board of directors has failed to reaffirm publicly the recommendation within five business days after Parent requests in writing that the recommendation under such circumstances be reaffirmed publicly;

o
a tender or exchange offer relating to securities of the Company has been commenced and the Company has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent will not have this termination right if (a) the offer shall have closed or (b) unless Section 253 of the Delaware General Corporation Law, or the DGCL, is applicable, the approval of the merger by the Company’s stockholders has been obtained;

•	by the Company, if:

o
Parent or Merger Sub has breached any of its respective representations or warranties contained in the merger agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the merger regarding the accuracy of the Parent’s and Merger Sub’s representations and warranties or the compliance with Parent’s or Merger Sub’s covenants and (ii) (a) is not capable of being cured prior to March 11, 2011 or (b) if capable of being cured by March 11, 2011, is not cured within ten business days following the Company’s delivery of written notice to Parent of such breach or failure; provided that the Company will not have this termination right  if (1) the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement or (2) the offer shall have closed;

o
to either accept a superior proposal and enter into the acquisition agreement providing for such superior proposal immediately following or concurrently with such termination or on account of an intervening event; provided, that payment of the termination fee (as described below) is a condition to the termination of the merger agreement by the Company in this circumstance;

o
(i) (a) all the offer conditions have been satisfied or waived as of the expiration of the offer, and (b) Parent has failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii) (a) all the offer conditions (other than Merger Sub’s receipt of the financing proceeds) have been satisfied or waived as of the expiration date of the offer, and (b) Parent has failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company must have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; or

o
(i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than the purchase of the shares to the extent the offer shall have been terminated) and the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the closing of the merger), (ii) Parent has failed to consummate the merger by the second business day following adoption of the merger agreement at the special meeting, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to exercise this termination right.

For more information, see “The Merger Agreement — Terms of the Merger Agreement — Termination” beginning on page [ • ].

Termination Fees (Page [ • ])

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ], the terminating party may be required to pay a termination fee.

The Company has agreed to pay Parent a termination fee of $4,550,000, which we refer to as the termination fee, as follows:

•
if the merger agreement is terminated by the Company for the Company to accept a superior proposal and enter into an acquisition agreement, with the termination fee being payable concurrently with, and as a condition to the effectiveness of, such termination;

•
if the merger agreement is terminated by Parent upon (i) an adverse recommendation change, (ii) the Company’s notice of its intent to make an adverse recommendation change, (iii) the Company’s failure to include the Company’s board of directors’ recommendation to approve the merger agreement in its securities filings related to the offer and the merger, (iii) the Company’s failure to reaffirm such recommendation upon a request by Parent, or (v) the Company’s failure to make a statement disclosing the rejection of a tender or exchange offer for securities of the Company which has not been announced within ten business days of the commencement of such tender of exchange offer; with termination fee being payable within two business days following such termination;

•
if the merger agreement is terminated by Parent due to the failure by the Company to perform certain specified covenants or agreements contained in the merger agreement, which failure is the principal factor in the failure of the offer or the merger to be consummated; or

•
if (i) a takeover proposal has been made, and (ii) thereafter, the merger agreement is terminated (a)  by Parent or Company due to the failure of the Company stockholders to adopt the merger agreement at the special meeting, to the extent such stockholder approval is required by applicable law, or (b) by Parent due to a breach of the Company’s representations, warranties, covenants or agreements set forth in the merger agreement, and (iii) within 12 months after any such termination, the Company and any person or group (or its affiliate) who made such a takeover proposal enter into a definitive agreement providing for any transaction that would constitute a takeover proposal (which transaction is thereafter consummated), then the termination fee shall be paid on the date such transaction is consummated. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term takeover proposal has the meaning described below, except that the references to “10%” in the definition of takeover proposal shall be deemed to be references to “50%.”

The Company has agreed to reimburse Parent for all transaction expenses incurred by Parent, Merger Sub or their affiliates up to the date of termination in an amount not to exceed $2,900,000 by payment of such amount as promptly as reasonable practicable and in any event within two business days of request therefor if the merger agreement is terminated by Parent or the Company due to the failure of the merger to be completed by March 11, 2011, and, at the time of such termination, all of the conditions to the merger other than those relating to regulatory approvals have been satisfied and within 12 months after such termination, the Company and any person or group (or its affiliate) enter into a definitive agreement providing for any transaction that would constitute a takeover proposal (which transaction is thereafter consummated). For purposes of determining whether expenses are payable under the circumstances described in the previous sentence, the term takeover proposal has the meaning described below, except that the references to “10%” in the definition of takeover proposal shall be deemed to be references to “50%”.

Parent has agreed to pay the Company a termination fee of $6,500,000, which we refer to as the reverse termination fee, as follows (the reverse termination fee will be payable by Parent within two business days following the date of termination of the merger agreement in such circumstances):

•
if the merger agreement is terminated by the Company due to the failure by Parent or Merger Sub to perform certain specified covenants or agreements contained in the merger agreement, which failure to perform is the principal factor in the failure of the offer or the merger to be consummated;

•
if the merger agreement is terminated by the Company at such time as (i) (a) all the offer conditions have been satisfied or waived as of the expiration date of the offer, and (b) Parent has failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii) (a) all the offer conditions (other than Merger Sub’s receipt of the financing) have been satisfied or waived as of the expiration date of the offer, and (b) Parent shall have failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; or

•
if the merger agreement is terminated by the Company, after the close of business on the second business day following the stockholders’ meeting if (i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than the purchase of the shares to the extent the offer shall have been terminated) and the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the closing of the merger), (ii) Parent has failed to consummate the merger by the time required under the merger agreement, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination.

Market Price of Company Common Stock (Page [ • ])

The per share merger consideration of $22.27 per share of Company common stock:

•	represented a premium of 19%, 31% and 39% over the one, three and six month volume-weighted average closing prices, respectively, of the Company common stock prior to December 21, 2010; and

•	represented a premium of 6% over the closing price of the Company common stock on December 22, 2010.

Appraisal Rights (Page [ • ])

Stockholders are entitled to appraisal rights under the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [ • ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page [ • ])

If the merger is completed, the Company’s common stock will be delisted from the New York Stock Exchange, or the NYSE, and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [ • ].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.
The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company. Upon completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q:	Did Merger Sub commence a tender offer for shares of Company common stock?

A:
Yes. On December 30, 2010, Merger Sub commenced the offer for all of the outstanding shares of Company common stock at a price of $22.27 per share, net to the seller in cash without interest. The offer was commenced pursuant to the merger agreement.

Under the terms of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of stockholder approval of the adoption of the merger agreement that will be considered at the special meeting.

We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer. Regardless of whether you tendered your shares of Company common stock in the offer, you may nevertheless vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q.	What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive the per share merger consideration of $22.27 in cash, without interest, less any applicable withholding and transfer taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $2,227 in cash in exchange for your shares of Company common stock, less any applicable withholding and transfer taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	When do you expect the merger to be completed?

A.
We are working towards completing the merger as soon as possible. If the merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter.

Q.	What happens if the merger is not completed?

A.
If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Terms of the Merger Agreement — Termination Fees” beginning on page [ • ].

Q.	Is the merger expected to be taxable to me?

A.
Yes. The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to United States holders for United States federal income tax purposes. In general, a United States holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding and transfer taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a non-United States holder with respect to shares of Company common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [ • ] for definitions of “United States Holder” and “Non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:
Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page [ • ].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.
The special meeting of stockholders of the Company will be held on [ • ], 2011 at [ • ] a.m. Pacific Standard Time, at [ • ]. This proxy statement for the special meeting will be mailed to stockholders on or about [ • ], 2011.

Q.	Who may attend the special meeting?

A.
All stockholders of record at the close of business on [ • ], 2011, or the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the stockholders’ list be available for examination?

A.
A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [ • ], 2011 at the Company’s headquarters and will continue to be available through and during the meeting at [ • ].

Q.	Who may vote?

A.
You may vote if you owned Company common stock as of the close of business on the record date. Each share of Company common stock is entitled to one vote. As of the record date, there were [ • ] shares of Company common stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

• the adoption of the merger agreement, which provides for the acquisition of the Company by Parent; and

• the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What are the voting recommendations of the Board of Directors?

A.
The board of directors recommends that you vote your shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How do I vote?

A.	If you are a stockholder of record (that is, if your shares of Company common stock are registered in your name with BNY Mellon Shareowner Services, our transfer agent, there are four ways to vote:

Telephone Voting:  You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Internet Voting:  You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail:  You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Pacific Standard Time on [ • ], 2011. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to vote your shares of Company common stock by proxy. You may still vote your shares of Company common stock in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

Q.	What if I hold my shares of Company common stock in “street name”?

A.
You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

• submitting a new proxy by telephone or via the Internet after the date of the earlier proxy;

• signing another proxy card with a later date and returning it to us prior to the special meeting; or

• attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of [ • ] will count the votes and will serve as the independent inspector of elections.

Q.	What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. If you are a holder of record and your common shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q.	Will my shares of Company common stock be voted if I do not provide my proxy?

A.	If you are the stockholder of record and you do not vote or provide a proxy, your shares of Company common stock will not be voted.

If your shares of Company common stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under the NYSE rules to vote shares of Company common stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the proposal to approve the adjournment of the special meeting, if necessary or appropriate. As a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes.

Q.	How many votes must be present to hold the meeting?

A.
A majority of the outstanding shares of Company common stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares of Company common stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.
The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	How are votes counted?

A.
For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	Who will pay for this proxy solicitation?

A.
We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company common stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.
As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is the Company’s website address?

A.
Our website address is www.toddpacific.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investor Relations-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations representative, Hilary Pickerel, at 206-623-1635 ext. 106 or by sending a written request to Todd Shipyards Corporation, Investor Relations, 1801 16th Avenue SW, Seattle, Washington 98134.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares are held by your bank, brokerage firm or other nominee, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.
No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.
Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [ • ].

Q.	Who can help answer my other questions?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Phoenix Advisory Services toll-free at [ • ].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements made in this proxy statement that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include without limitation statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; projected financial information; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are only predictions based on the Company’s current expectations and projections about future events. Important factors could cause the Company’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the SEC, including the Company’s annual and quarterly reports, and the following: uncertainties as to the timing of the closing of the offer and merger; uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; risks that the offer and merger will not close because of a failure to satisfy one or more of the closing conditions and that the Company’s business will have been adversely impacted during the pendency of the offer; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, franchisees, customers, vendors and other business partners; risks that stockholder litigation in connection with the offer and merger may result in significant costs of defense, indemnification and liability; and the risk that competing offers will be made.

These risks are not exhaustive and may not include factors which could adversely impact the Company’s business and financial performance. Moreover, the Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for the Company’s management to predict all risk factors, nor can it assess the impact of all factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The Company does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations.

PARTIES TO THE MERGER

The Company

Todd Shipyards Corporation
1801 16th Avenue SW
Seattle, Washington 98134
(206) 623-1635

The Company was organized in 1916 and has operated a shipyard in Seattle, Washington since incorporation. We are incorporated under the laws of the State of Delaware and operate shipyards through our wholly owned subsidiaries, Todd Pacific Shipyards Corporation, or Todd Pacific, and Everett Shipyard, Inc., or ESI. Todd Pacific has historically been engaged in the repair, overhaul, conversion and construction of commercial and military ships. On March 31, 2008, our subsidiary, Everett Ship Repair and Drydock, Inc. acquired the assets of ESI and subsequently changed its name to ESI. ESI is engaged in repair, overhaul, and conversion work of commercial and government owned vessels. The Company is the largest private (or non-Governmental) shipyard operator in the Pacific Northwest. A substantial amount of our business is repair and maintenance work on commercial and federal government vessels engaged in various maritime activities in the Pacific Northwest. The Company also provides new construction and industrial fabrication services for a wide variety of customers. Our customers include the United States Navy, the United States Coast Guard, Military Sealift Command, National Oceanic & Atmospheric Administration, Washington State Ferries, the Alaska Marine Highway System, fishing fleets, cargo shippers, tug and barge operators and cruise lines. For more information about the Company, please visit our website at http://www.toddpacific.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [ • ]. Company common stock is publicly traded on the NYSE under the symbol “TOD”.

Parent

Vigor Industrial LLC
5555 N. Channel Ave.
Portland, Oregon 97217
(800) 505-1930.

Parent is an Oregon limited liability company, which through its subsidiaries, operates several businesses that provide ship repair, building, scrapping, industrial fabrication, sand blasting, coating, vessel conversion, and machine shop operation services.

Merger Sub

Nautical Miles, Inc.
5555 N. Channel Ave.
Portland, Oregon 97217
(800) 505-1930.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed by Parent solely for the purpose of facilitating the acquisition of the Company. To date, Merger Sub has not carried on any activities other than those related to its formation, the transactions contemplated by the merger agreement and the related financing. Merger Sub has minimal assets and liabilities other than the contractual rights and obligations related to the merger agreement and the financing commitments and obligations under the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [ • ], 2011, starting at [ • ] a.m., Pacific Standard Time, at [ • ], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [ • ], 2011 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [ • ] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and a valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•
Telephone Voting:  You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

•
Internet Voting:  You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

•
Return Your Proxy Card By Mail:  You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

•	Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel and Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call Phoenix Advisory Services toll-free at [ • ].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [ • ], 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [ • ] shares of Company common stock (including restricted stock, but excluding RSUs and SSARs not vesting within 60 days of the date of this proxy statement), representing [ • ]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. If the merger is approved at the stockholders meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter.

Rights of Stockholders Who Seek Appraisal

Stockholders that do not vote for the adoption of the merger agreement are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the right to receive $22.27 per share of Company common stock in cash, without interest. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [ • ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Phoenix Advisory Services toll-free at [ • ].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $22.27 in cash, without interest and less any applicable withholding and transfer taxes.

Background of the Merger

Prior Activities Related to Possible Sales of the Company

As part of its ongoing evaluation the Company’s business, the Company’s board of directors has regularly reviewed and evaluated the Company’s strategic plans and alternatives with a goal of enhancing stockholder value.  In connection with this process, the Company’s board of directors has from time to time actively searched for possible acquirers willing to purchase the Company’s stock for cash or for stock of another publicly traded entity.  The Company’s board of directors’ attempts to find a purchaser for the Company stem from, among other things, the recognition that the Company’s continued success is largely dependent on its ability to obtain projects and revenue from the United States military and state transportation agencies.  Those sources of revenue are subject to political risks, public funding risks and military decisions regarding deployment of vessels.  Because of these risks, the Company has historically experienced volatile swings in its revenues and volumes.  Larger ship repair and construction companies are able to reduce the risk of lower volumes of work by having multiple geographic locations and/or servicing other ship repair and construction markets.  Additionally, the Company’s board of directors is aware that the Company’s low trading volume makes it difficult for stockholders to liquidate their positions.

The Company’s board of directors and senior management have from time to time considered other strategic alternatives, such as a management led buy-out of the Company or growth through acquisitions.  However, the Company’s board of directors and senior management have experienced that the Company’s small size, considerable contingent liabilities and volatile revenue patterns generally hinder obtaining the financing necessary for such transactions.  As a result, the Company’s board of directors’ search for strategic alternatives has generally focused on transactions which would result in a sale of control of the Company.  The following is a brief description of attempts by the Company’s board of directors to facilitate a sale of the Company to parties other than Merger Sub.

In 1998 the Company held independent negotiations for the sale of the Company with two potential acquirers: a large ship repair and construction company, Company A, and a large defense contractor with subsidiaries engaged in military ship repair and construction, Company B.  Company A and Company B each refused to consider an acquisition of the stock of the Company and proposed to purchase the Company’s operating assets and to lease the Company’s real estate.  In each case, the Company’s board of directors terminated negotiations without reaching a definitive agreement due to the tax costs of an asset sale and the significant indemnity and escrow requirements both Company A and Company B imposed to protect them against environmental liabilities related to the Company’s real estate on Harbor Island in Seattle, Washington and potential liabilities related to closed shipyards which the Company no longer owned.

In late 1999, the Company held negotiations with a publicly traded company engaged in the ship repair business, Company C,  regarding the acquisition of the Company’s outstanding stock.  After extensive discussions, the negotiations with Company C terminated when it became clear that Company C was unable to finance the proposed transaction.

In 2000, after the Company obtained a significant contract to service U.S. Navy aircraft carriers, the Company was approached again by Company A with a proposal similar to its 1998 proposal.  Negotiations concerning this second proposal from Company A terminated because the Company was unable to reach acceptable agreements with Company A concerning the allocation of responsibility for the Company’s environmental and asbestos liabilities, as well as disagreements over the structure and purchase price associated with the transaction.

In 2000, the Company retained the services of a nationally recognized investment banking firm, Adviser A, to act as a financial advisor to the Company to assist the Company in arranging a disposition of the Company’s assets or capital stock.  Based upon the efforts of Adviser A, in 2000 the Company engaged in extensive negotiations with a large private equity fund that owned a portfolio company engaged in the ship repair and construction business, Company D.  Negotiations were terminated after three months when Company D determined that it did not want to acquire the Company because of its concern for possible environmental liabilities associated with the Company’s real estate on Harbor Island.  Subsequently, the Company informed Company D that the Company had negotiated an insurance policy which would help mitigate the costs of the environmental cleanup of the Company’s Harbor Island facility, potential liability related to closed shipyards which the Company no longer owned and liability arising from asbestos claims against the Company.  Nevertheless, Company D determined not to recommence negotiations with the Company.

In 2005, the Company held negotiations with a large defense contractor, Company E.  During the course of the negotiations, the Company showed improved results and the Company’s stock price rose from approximately $21 a share to approximately $32 a share.  Due to the rise in the Company’s stock price, the offer made by Company E was substantially below the then current market price for the Company’s stock.  Negotiations between the Company and Company E were terminated when the Company’s board of directors determined that continued negotiations would not be in the best interest of the Company’s stockholders and Company E became concerned that stockholder approval would be difficult to obtain because of the increase in the Company’s stock price.  Subsequent to the termination of the negotiations with Company E, the Company paid a special dividend of $4 per share to its stockholders after determining that the special dividend was in the best interest of the Company’s stockholders.

In July 2009, the executive committee of the Company’s board of directors, consisting of directors Joseph Lehrer, Patrick W.E. Hodgson and Stephen G. Welch, discussed whether the Company was then positioned to engage in a sale transaction.  The executive committee considered that a sale transaction might then be a greater possibility because management believed that the Company could reasonably project the amount and value of its future Navy work, the Company was enjoying positive returns in its ship repair operations, and the Company had a substantial amount of new construction work.  The executive committee further noted that the environmental liabilities of the Company were better defined and more predictable and that the current price per share of stock was trading below what they believed a likely purchaser would pay for the Company’s stock.

During the remainder of 2009, the executive committee, after consultation with the Company’s board of directors, contacted three perceived potential purchasers of the Company, including Company E.  Although there was some initial interest in discussing a possible transaction, all parties contacted by the executive committee stated that the then current economic environment was not conducive to a strategic transaction with the Company.

Negotiations with Parent

In 2006, Mr. Welch had a series of conversations with Frank J. Foti, the President of Parent, in which they considered various structures for combining the two companies, including a merger of Parent with and into a subsidiary of the Company, whereby Mr. Foti, as controlling equity owner of Parent would receive a combination of cash and Company common stock.  Mr. Foti and Mr. Welch also discussed the possibility of a “going private” transaction whereby management of the Company and significant stockholders would retain their stock interest in a consolidated Company that would include the business of both the Company and Parent.  These discussions did not lead to a transaction for a variety of reasons, including doubt that management and major stockholders of the Company would be willing to own stock in a privately held entity and reluctance by Mr. Foti to be a significant stockholder of a publicly traded company.

On April 28, 2010, Mr. Foti and Mr. Welch met while in Washington D.C. and had a brief discussion regarding the possibility of conducting further discussions relating to combining the two companies.  No structure or price was discussed at that meeting.

On May 18, 2010, Mr. Foti called Mr. Welch to follow up on the discussion of April 28.  In that conversation, Mr. Foti raised the possibility of Parent acquiring the Company in a cash transaction.  Mr. Foti stated that the transaction might be accomplished using a financial partner.  Mr. Foti asked Mr. Welch whether the Company was in a position to respond to an offer, and Mr. Welch said that the Company was in such a position.  Mr. Welch reported this conversation to the other members of the executive committee.

On May 20 and May 21, 2010, Mr. Foti and Mr. Welch spoke by telephone, discussing the Company’s near term financial prospects and Parent’s access to the capital necessary to finance the acquisition of the Company’s stock.  Mr. Welch and Mr. Foti discussed the “next steps” that would need to be taken in order to move forward with a possible transaction.  Mr. Welch stated that he had been keeping the Company’s executive committee informed, and would be getting back to Mr. Foti with suggestions as to how to proceed.

On June 4, 2010, representatives of Parent met with representatives of the Company.  In attendance on behalf of Parent were Mr. Foti, Mr. Joe O’Rourke (Senior Vice President for Business Development), Mr. Bruce Dummer (Senior Vice President, Finance) and, on behalf of the Company, Mr. Welch and Mr. Lehrer.  At the meeting, the parties discussed the structure of a possible transaction, the method by which Parent would finance the transaction, the necessary steps in acquiring a publicly traded corporation, the particular areas of emphasis for due diligence and the method of valuing the company.  The parties discussed various approaches to valuing the Company, but no price was proposed by either party.  At the meeting, it was determined that the parties would sign confidentiality agreements that would provide for a confidential exchange of information between the parties and provide for the non-disclosure of discussions concerning a possible transaction.

Thereafter, drafts of confidentiality agreements were exchanged between attorneys at Greensfelder, representing the Company, and attorneys at K&L Gates LLP, or K&L Gates, representing Parent.  On June 11, 2010 a telephone conversation was held among Mr. Foti, Mr. Lehrer and attorneys from K&L Gates regarding the confidentiality agreements and the method of exchanging information.  The confidentiality agreements were executed on June 8, 2010.

On June 13, 2010, Mr. Welch met with Mr. Foti, Mr. Dummer and Parent’s Chief Operating Officer, Mr. David Whitcomb.  At the meeting, the parties discussed the manner in which Parent and the Company would potentially operate on a combined basis, and the particular role for Mr. Welch in the combined operations.  No conclusions were reached as a result of the discussion.

Pursuant to Mr. Foti’s requests, Mr. Welch sent financial projections for the next four years to Mr. Foti on June 15, 2010, which Mr. Foti planned on using in discussing financing alternatives with possible lenders and investors.  Mr. Welch had continuing telephone discussions with Mr. Foti regarding the projections and the method of operating and managing the possible combined companies from June 15 through the end of July.

On July 6, 2010, Mr. Lehrer and Mr. Foti had a telephone conversation during which Mr. Lehrer inquired as to Mr. Foti's progress in determining a possible offer price for the Company and how Mr. Foti was progressing on financing.  Mr. Foti stated that he was discussing senior debt with various parties, and he was also having discussions with various parties regarding possible mezzanine or private equity financing.  Thereafter, Mr. Lehrer provided Key Bank and GECC/GFCM with confidentiality agreements, allowing them to receive non-public information concerning the Company.

On July 26, 2010, K&L Gates attorneys had a conversation with Mr. Lehrer in which they discussed possible transaction structures, including a tender offer.  Mr. Lehrer stated that the discussion was premature because the parties had not yet agreed on the value of the transaction.  On July 28, 2010, Mr. Lehrer and Mr. Foti had a telephone conversation regarding the necessity of achieving a mutually acceptable formal proposal regarding the possible transaction.  Mr. Foti told Mr. Lehrer that Parent would deliver a proposed term sheet to the Company for a scheduled conference call on August 2, 2010.

On August 2, 2010, Parent sent a proposed term sheet to Mr. Lehrer and Mr. Hodgson, which was followed by a telephone conference among Mr. Foti, Mr. Dummer, and K&L Gates, on behalf of Parent, and Mr. Hodgson and Mr. Lehrer, on behalf of the Company.  The proposed term sheet contemplated a total purchase price of between $105 and $115 million, which equated to between $18.02 and $19.72 per share.  Mr. Hodgson stated that such purchase price was unacceptable and that the Company would not respond to the offer.  Mr. Foti stated his belief that his proposal was a fair price.

On August 6, 2010 Mr. Foti called Mr. Lehrer to discuss some of the financial assumptions used by Parent to determine its price, and on August 7, 2010 Mr. Foti and Mr. Lehrer discussed financial projections regarding the Company’s operations.

On August 13, 2010, Mr. Foti and Mr. Lehrer discussed by telephone whether the gap in the purchase price negotiations could be closed.  Mr. Foti stated that Parent’s top price was $118 million based on the Company’s March 31, 2010 financial statements.  During the conversation, Mr. Lehrer pointed out that the Company was generating additional working capital over the amount shown on its March 31, 2010 financial statements.  Mr. Foti stated that if it could be demonstrated that the Company’s working capital would increase by at least $12 million by a presumed closing of November 31, 2010, then Parent would be willing to increase the purchase price to $130 million.  Mr. Foti confirmed this proposal to Mr. Lehrer in an e-mail on the same day.  After a discussion with Mr. Welch and Mr. Hodgson, Mr. Lehrer sent Mr. Foti projections indicating the Company’s working capital projections for the remainder of the year, which projected that the Company’s net working capital would be at least $12 million higher as of November 30, 2010 than at March 31, 2010.

On August 16, 2010, Mr. Foti sent an e-mail to Mr. Lehrer in which he specified that working capital projections of the Company should be presented net of contemplated transaction expenses and inquired about projections for results for the full 2011 fiscal year.  Representatives of management of the Company held discussions with representatives of Parent later that day to provide more information about projections for the full 2011 fiscal year.

On August 19, 2010, Mr. Lehrer sent K&L Gates representatives a revised term sheet, and, in a telephone conversation and further e-mail correspondence, expressed that the Company was likely not willing to accept less than $130 million for all of the stock of the Company.

On August 19, 2010, a meeting was held at the Seattle office of K&L Gates among Mr. Foti, K&L Gates attorneys, Mr. Hodgson and Mr. Lehrer.  During that meeting, there was a discussion of  Mr. Welch’s obligation to remain with the Company after the closing of the contemplated transaction.  It was pointed out that Mr. Welch’s employment agreement contemplated a six month transition period.  Parent also expressed concerns about the working capital projections provided by the Company, including a possible deterioration in the end of year working capital numbers and the projected amount of cash on hand at the Company at the presumed November 30, 2010 closing date.

On August 20, 2010, the Company held its regular annual meeting of stockholders and a regularly scheduled meeting of the Company’s board of directors.  At its meeting, the Company’s board of directors discussed the status of the negotiations between Parent and the Company.  Members of the Company’s board of directors expressed concern about the amount of time that had passed since the June 4, 2010 meeting between Parent and the Company and the fact that no term sheet had been agreed to.  Further, the members of the Company’s board of directors expressed concern as to whether Parent would be able to obtain financing for the transaction.  The Company’s board of directors instructed Mr. Lehrer to inform Mr. Foti that the Company had determined to terminate the discussions concerning the transaction.

That evening, Mr. Lehrer called Mr. Foti and informed him of the Company’s board of directors’ decision.  Mr. Foti expressed disappointment with the Company’s board of directors’ decision, and stated that he was confident that Parent would have the financing available and was willing to go forward with the negotiated purchase price of $130 million so long as Parent’s questions regarding the Company’s performance and projects were adequately addressed by the Company.  Mr. Lehrer relayed his discussion with Mr. Foti to the Company’s board of directors.  After discussion by e-mail, on August 24, 2010, the Company’s board of directors decided to continue negotiations with Parent so long as (i) the Company received assurances from Parent’s lenders that they were willing to proceed with the financing based on their knowledge of Parent and the Company (through the Company’s public filings) and (ii) the Company and Parent reached a mutually acceptable term sheet by the end of August.  Mr. Lehrer and Mr. Foti then had a discussion where it was decided that Parent would perform more financial due diligence and Mr. Lehrer would speak to Parent’s potential lenders to determine whether the financing of the transaction was feasible.

Mr. Lehrer held separate discussions with Key Bank and GE Capital on August 26, 2010, in which representatives of these lenders described their plans regarding the due diligence for the financing.  Each of the lenders expressed the view that the Company’s contingent liabilities, particularly for environmental claims and asbestos claims, would not likely prevent the financing from occurring.  Mr. Lehrer reported these conversations to the Company’s board of directors.

Also on August 26, 2010, Mr. Welch and Mr. Berger Dodge, the Company’s Chief Financial Officer, had discussions with Mr. Dummer regarding a number of financial issues raised by Parent and supplied Parent with additional financial information and business information.  Between August 28 and August 31, 2010, Greensfelder, representing the Company, and K&L Gates, representing Parent, negotiated the provisions of a term sheet, but were unable to reach agreement on the amount of a fee to be paid by Parent to the Company if Parent were to be unwilling or unable to close the transaction although all conditions were satisfied or if Parent were to be unable to obtain the necessary financing, a reverse termination fee.  The parties also were not in agreement concerning requirements imposed by Parent that the Company have minimum levels of cash or working capital at the closing.

On August 30, 2010, the Company’s board of directors determined to continue negotiations with Parent even though a term sheet had not been agreed upon.  Also, the Company’s board of directors established a transaction committee, consisting of directors Hodgson, Baird, Reason and Clifford.  The role of the transaction committee was broadly defined to include negotiating all terms of a potential transaction with Parent or other third parties.  The members of the transaction committee proposed to hold their first meeting on September 7, 2010.

During the first week of September 2010, representatives of the Company provided Parent with more detailed financial due diligence.  Parent representatives indicated that before they incurred additional transaction expenses or allowed their potential lenders to perform more due diligence, they wanted to review the new financial due diligence in detail and finalize Parent’s proposal.  The transaction committee therefore determined to postpone its first meeting.

During the first two weeks of September 2010, Greensfelder and K&L Gates continued to negotiate the terms of a proposal, but were unable to reach agreement on the amount of a reverse termination fee or requirements that the Company have a minimum level cash or working capital at the closing.

On September 13, 2010, K&L Gates presented a formal proposal that did not contain any condition that the Company would have a minimum level of cash or working capital, however the proposal did not specify the amount of any reverse termination fee.  Later that day, Mr. Foti and Mr. Hodgson discussed the amount of the reverse termination fee.

The transaction committee held a meeting on September 15, 2010 at which all of the members of the transaction committee were present and, for portions of the meeting, Mr. Welch, Mr. Lehrer and other Greensfelder attorneys were present.  At this meeting, representatives of Greensfelder provided the transaction committee with a summary of the Company’s board of directors’ and the transaction committee’s fiduciary duties concerning negotiations for a potential sale of the Company.  In addition, the transaction committee elected Mr. Hodgson as Chairman of the committee.  The transaction committee also approved retaining Greensfelder as transaction counsel, but agreed that it would continue to evaluate whether independent counsel may be appropriate.

At this meeting, the transaction committee also approved the proposal as presented, with a purchase price of $130 million.  The proposal also contained a summary of certain key provisions that the parties proposed to be in any definitive merger agreement, including:

•	that the transaction would be effected through a tender-offer followed by a “back-end” merger;

•	a “go-shop” period during which the Company would be permitted to solicit alternative transaction proposals after the signing of the definitive merger agreement;

•
the Company would have certain rights to terminate the agreement or change its recommendation to stockholders if required by the Company’s board of directors’ fiduciary duties, including if a superior offer were made and accepted, whether during the go-shop period or after.  In such a case, the Company would be obligated to pay a termination fee to Parent equal to 3.5% of the aggregate purchase price (approximately $4,550,000); and

•
Merger Sub would be granted a “top-up” option to purchase a number of newly issued shares, not exceeding the amount of authorized, unissued shares.  The purpose of such option was to permit Merger Sub, upon the closing of the offer to hold at least 90% of the shares outstanding immediately after the issuance of shares pursuant to such option, so that the merger could be effected through a “short-form” merger procedure pursuant to Section 253 of the DGCL.

Although the proposal, as presented to the transaction committee, did not specify the amount of a reverse termination fee, Mr. Hodgson informed the committee that he believed Parent would agree to pay a reverse termination fee of 5% of the total purchase price.  Mr. Hodgson stated his view that this was an acceptable amount of the reverse termination fee.  The transaction committee authorized Mr. Hodgson to respond to the proposal by specifying a 5% reverse termination fee.

Later that day, Mr. Foti and Mr. Hodgson executed a non-binding term sheet setting forth the terms of the proposal as approved by the transaction committee. The proposal was not binding on the parties and constituted only an expression of interest, except for certain agreements by which the Company agreed to negotiate exclusively with Parent for a period of 60 days following the date of the proposal.

On September 16, 2010, Parent submitted an initial due diligence request to the Company and Greensfelder.  The Company and representatives of Greensfelder began preparing due diligence submissions in response to this request.  Commencing on or around September 23, 2010, the Company advised Parent, its advisers and certain of the lenders that a password-protected online data room that contained various legal and financial due diligence materials was available for representatives of Parent and its advisors to access. Throughout the process leading to the execution of the merger agreement, the data room was updated with new information, including specific information requested by Parent and its advisors.

Between September 16, 2010 and September 24, 2010, representatives of the Company and Greensfelder, on the one hand, and Parent and K&L Gates, on the other hand, had a number of conversations to discuss the due diligence process that would be followed in the next few weeks and the mutual desire to quickly complete the due diligence and work through any other key issues in the proposed transaction through a negotiation of the merger agreement terms.  For the remainder of September and through the month of October 2010, Parent continued its due diligence review of the Company, including meetings with key members of the Company’s management team.

On October 8, 2010, Greensfelder attorneys met with an attorney from K&L Gates at the St. Louis airport to discuss details of the tender offer structure followed by a back end merger.  In particular, the parties’ attorneys discussed that the merger agreement should contemplate the possibility, in certain circumstances, of consummating the merger even if the tender offer was not consummated.  The tender offer would have a minimum tender condition of approximately 67% of the Company’s shares, which would allow Parent to immediately conduct a back-end merger through the short form merger procedure of under Delaware law.  In addition, after commencement of the tender offer, the Company would promptly file a proxy statement for a single-step merger to prevent delay to the transaction if there were not enough shares tendered in the tender offer to permit a short-form merger.

On October 12, 2010, Greensfelder attorneys relayed the proposed tender offer structure to the transaction committee.

On October 21, 2010, K&L Gates presented to Greensfelder and the Company a draft of a merger agreement reflecting discussions between the parties and their respective counsel to date.  On October 22, 2010 and October 23, 2010, representatives of K&L Gates and Greensfelder had a number of conversations by telephone concerning issues in Parent’s proposed draft of the merger agreement, including a proposed requirement that the Company have a minimum amount of cash on hand at the closing, which Greensfelder believed would be unacceptable to the transaction committee based on prior instructions from the transaction committee.  Also, on October 22, 2010, K&L Gates informed Greensfelder that Parent’s mezzanine lender would require additional financial due diligence which had not previously been discussed.  Greensfelder and the Company’s management held a number of conversations with Parent concerning this additional financial due diligence.

On October 23, 2010, Greensfelder provided an initial assessment of Parent’s draft of the merger agreement and relayed the requirement for additional financial due diligence to the transaction committee. Between October 23, 2010 and October 26, 2010 Greensfelder, in consultation with Mr. Hodgson, continued to discuss with K&L Gates that the transaction committee would not agree to any requirement that the Company have a minimum amount of cash or working capital on hand at the closing.

During the last two weeks of October, Mr. Hodgson held discussions with potential financial advisers, including Houlihan Lokey, to select a suitable adviser to provide an opinion as to whether the consideration to be received by the holders of Company common stock in the offer and the merger is fair to them from a financial point of view.

On October 27, 2010, the transaction committee held a telephonic meeting.  At this meeting, the transaction committee (i) discussed the draft of the merger agreement proposed by Parent and authorized Mr. Hodgson and Greensfelder to continue negotiating the merger agreement, consistent with the provisions of the term sheet, (ii) approved the retention of Houlihan Lokey as financial adviser, solely for the purpose of providing an opinion as to whether the consideration to be received by the holders of Company common stock in the offer and the merger was fair to them from a financial point of view and (iii) approved the terms of Greensfelder’s engagement to serve as transaction counsel.  The transaction committee specifically discussed Parent’s proposed condition that the Company have a minimum amount of cash on hand at closing and determined that such a condition was not acceptable.

On October 28, 2010, the Company, the transaction committee and Houlihan Lokey executed and delivered an engagement letter formally engaging Houlihan Lokey to provide a fairness opinion as described above.  On October 28, 2010, representatives of Houlihan Lokey were granted access to the Company’s data room.

On October 28, 2010, representatives of Greensfelder and K&L Gates held a telephone conference to discuss a number of issues presented in Parent’s proposed draft of the merger agreement, including (i) the permissibility of dividends which might be paid after the signing of the merger agreement, (ii) rights of the parties to terminate the merger agreement, (iii) the definition of a superior proposal, (iv) events triggering the payment of any termination fee or reverse termination fee, (v) the restrictions and conditions on the “top-up” option, (vi) conditions to closing and (vii) a request by Parent to adjust the offer price paid to stockholders of the Company to reflect performance equity compensation in ESI.  Greensfelder relayed these discussions to Mr. Hodgson.

On November 1, 2010, Greensfelder provided a response draft of the merger agreement to K&L Gates.  On November 4, 2010, representatives of Greensfelder and K&L Gates held a telephone conference to discuss the draft of the merger agreement.  A number of legal issues were resolved, however, the parties still had not agreed on any of the significant issues discussed on October 28.  Greensfelder relayed the results of this discussion to Mr. Hodgson.

On November 6, 2010, K&L Gates sent a revised draft of the merger agreement to the Company and Greensfelder.  While the parties had not reached agreement on the significant issues described above, the revised draft included changes which resolved other legal issues.  On November 8, 2010 Greensfelder sent a written summary of the remaining open business and legal issues to the transaction committee.

The transaction committee held a telephonic meeting on November 10, 2010.  Mr. Welch and representatives of Greensfelder, including Mr. Lehrer, attended as guests in the meeting, except for an executive session at the end of the meeting.  The transaction committee discussed proposals which might provide mutually acceptable resolution of open issues related to (i) rights of the parties to terminate the merger agreement, (ii) the definition of a “superior proposal,” (iii) events triggering the payment of a termination fee or reverse termination fee, (iv) the restrictions and conditions on the “top-up” option and (v) conditions to closing.  However, the transaction committee rejected any adjustment to the offer price payable to the Company’s stockholders or restrictions on the Company’s right to declare and pay dividends after the signing of any merger agreement.

As instructed by the transaction committee, Mr. Lehrer relayed the committee’s proposals to Parent in a telephone discussion with Mr. Foti and K&L Gates on November 11, 2010.  On November 12, 2010, Mr. Hodgson and Mr. Foti executed an exclusivity letter which extended the Parent’s rights to exclusive negotiations until November 30, 2010.  Also on that day, Greensfelder sent to K&L Gates and Parent a draft of the merger agreement reflecting the transaction committee’s instructions.

On November 13, 2010, representatives of K&L Gates and Greensfelder held a conference call to discuss the outstanding business issues in the exchanged drafts of the merger agreement, the status of Parent’s financing efforts and the timeline of the transaction.  This conference call was held in preparation for the special meeting of the Company’s board of directors scheduled for November 17, 2010.  The representatives for the law firms noted that there had been no compromises by either party on the issue of the Company’s right to make payments of dividends after the signing of any merger agreement or whether there would be any adjustment to the aggregate offer price payable to the stockholders to account for performance equity awards to an executive of ESI.  The attorneys also discussed other issues that remained open, including certain of the representations and warranties, covenants related to the conduct of the Company’s business prior to the closing, the go-shop period, termination fees and other matters.  During this call, K&L Gates informed Greensfelder that Parent had received verbal approvals from the loan committees of each of its lenders, but had not yet received proposed forms of credit agreements or commitment letters from the lenders.  The attorneys also discussed the filing and mailing requirements to commence the tender offer.  The attorneys concluded that it was unlikely that a definitive merger agreement would be ready for approval by the Company’s board of directors at the special meeting planned for November 17, 2010.

Greensfelder relayed this discussion to Mr. Hodgson and the transaction committee.  The transaction committee decided to advise the Company’s board of directors to convene the special meeting on November 17, 2010 as planned.  Even if a definitive draft of the merger agreement would not be available for review and approval, the special meeting would provide an important opportunity to update the full Company’s board of directors on the status of negotiations, the projected timeline, open issues between the parties and to hear presentations by representatives of Greensfelder and Houlihan Lokey regarding the proposed transaction.

On November 15 and 16, 2010, Greensfelder and K&L Gates held a number of conference calls to resolve as many of the legal issues as possible in the draft of the merger agreement.  K&L Gates delivered a new draft of the merger agreement to Greensfelder and the Company in the early morning of November 16, 2010, which resolved some but not all of the disagreements between the parties.

On November 17, 2010, the transaction committee and the Company’s board of directors held a joint special meeting at the Company’s headquarters.  All members of the Company’s board of directors attended in person, as well as representatives of Greensfelder and Houlihan Lokey as invited guests.  Prior to the meeting, the members of the Company’s board of directors were provided with materials related to the proposed transaction.  At the meeting:

•	representatives of Greensfelder reviewed with the Company’s board of directors its fiduciary duties in considering the proposed transaction;

•
Greensfelder made a presentation concerning the terms of the merger agreement and the acquisition process, and described the remaining items of disagreement between the transaction committee and Parent;

•
the Company’s board of directors considered the positive and negative factors and risks in connection with the proposed transaction, as discussed under “The Merger – Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [ • ]; and

•
representatives of Houlihan Lokey reviewed with the transaction committee and the Company’s board of directors their financial analysis to date relating to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger.

Following an extensive discussion, the Company’s board of directors (i) confirmed its support of the transaction committee’s negotiations, specifically, that there should be no reduction to the offer price payable to the Company’s stockholders and (ii) instructed the transaction committee to continue negotiations with Parent.

Later that afternoon and evening, representatives of Greensfelder and K&L Gates met at the Seattle office of K&L Gates to resolve legal issues in the draft of the merger agreement, including representations and warranties, covenants of the parties, triggers for the termination fee, the deadline or “outside date” for closing any transaction and Parent’s right to extend the expiration of the offer period if the financing condition were not satisfied.  Greensfelder attorneys also relayed to K&L Gates the deliberations of the Company’s board of directors.

Between November 17, 2010 and November 23, 2010, the Company and Greensfelder worked on revisions to the draft merger agreement and the disclosure schedules.  On November 23, 2010, Greensfelder delivered to K&L Gates and Parent a proposed revised draft of the merger agreement.

On December 3, 2010, representatives of Parent and the Company executed and delivered a letter agreement extending the period of exclusive negotiations through December 15, 2010.

Between December 1, 2010 and December 9, 2010, representatives of Greensfelder and K&L Gates held several discussions concerning the status of the transaction and exchanged drafts of the merger agreement.  The attorneys also discussed the remaining open negotiation topics between the parties, which were (i) whether the Company would be obligated to pay a termination fee if the merger agreement were to be terminated by Parent as a result of a breach of a representation, warranty or covenant of the Company, (ii) the outside date for consummation of the offer and the merger and (iii) the price adjustments requested by Parent.  On December 2, 2010, K&L Gates circulated a draft which reflected Parent’s agreement that there would be no adjustment to the merger consideration paid to the Company’s stockholders, provided that the Company would set the record date for its typical March dividend after the anticipated outside date for the merger. During this period, there was no resolution of the other open issues.  Mr. Hodgson had several conversations with representatives of Greensfelder during this period.

On December 10, 2010, representatives of Greensfelder, in consultation with Mr. Hodgson, and K&L Gates, in consultation with Mr. Foti, held several discussions to resolve all open issues and prepare for execution of the merger agreement.  During these discussions, the parties agreed to an outside date of March 18, 2011, agreed on the specific covenants of the Company, a breach of which would trigger a termination fee payable to Parent, and resolved all other substantive issues.

On December 13, 2010, the transaction committee held a joint special meeting with the Company’s board of directors, with representatives of Greensfelder in attendance.  Representatives of Houlihan Lokey also attended for portions of the meeting.  The purpose of the meeting was to consider the recommendation of the proposed transaction to the Company’s board of directors and action by the Company’s board of directors to approve the transaction.  During the course of the meeting the transaction committee and Company’s board of directors discussed recent increases in the Company’s stock price, including significant increases during the day.  The Company’s board of directors and the transaction committee noted that a financial blog that morning had made positive predictions concerning the Company’s stock based on the Company’s most recent quarterly report and public announcements concerning new contracts.  There was no indication that the price increases were based on information about the proposed transaction.  The transaction committee and the Company’s board of directors discussed that the offer price was now a much smaller premium over the current market price, however there was agreement that the proposed transaction with Parent remained in the best interest of the Company’s stockholders given that the challenges of finding alternative buyers had not diminished and the Company’s future performance remained subject to unpredictable patterns of U.S. Navy and Washington State Ferry authority purchasing decisions.

At this meeting, representatives of Houlihan Lokey reviewed with the transaction committee and the Company’s board of directors Houlihan Lokey’s financial analysis to date relating to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger. Representatives of Greensfelder discussed the provisions of the final merger agreement, including changes made since the last meeting of the Company’s board of directors on November 17, 2010.

Also during this meeting, the Company and Greensfelder received an e-mail notice from Parent that commitments from its lenders would not be available for several more days.  The transaction committee determined that no action would be taken with respect to the proposed transaction at the meeting.  The transaction committee adjourned its meeting until December 15, 2010, the last day of the then current exclusive negotiating period.  Between December 13, 2010 and December 15, 2010, Parent and the Company and their respective attorneys had several conversations concerning the status of Parent’s financing.

The transaction committee and Company’s board of directors reconvened the adjourned joint meeting on December 15, 2010.  It was apparent that Parent would not have financing available by the end of the exclusivity period which expired at the end of that day.  During its discussion, the transaction committee and Company’s board of directors noted that the offer price was then a premium of only approximately 11% over the current market price of the Company common stock.  The directors generally discussed that the current price of the Company common stock was not indicative of all of the risks the Company faced and the unpredictable nature of its revenue.  The directors noted that that the Company’s stock price was subject to volatile swings whenever its business prospects improved or deteriorated significantly, but that consistent increases in its stock price were seldom sustained for long periods.  The directors noted that it would be more difficult to obtain stockholder participation in the tender offer due to the increase in the Company’s stock price, but unanimously determined to proceed with the negotiations with Parent concerning a potential transaction.  The transaction committee therefore determined to continue negotiations with Parent for an offer price of $22.27 per share on the following terms: (i) there would be no extension of the exclusive negotiating period, (ii) Parent would have to provide copies of firm commitment letters to the transaction committee and sign a definitive agreement not later than December 23, 2010, (iii) the approximately one month “go-shop” period following execution of a definitive agreement would be subject to extension by the Company for up to two weeks so that the Company’s board of directors would be able to adequately exercise its rights to seek superior proposals if the end of the year holidays interfered with their efforts and (iv) a breach of the Company’s representations and warranties in the merger agreement would not trigger any termination fee payable to Parent.

Later in the day on December 15, 2010, Mr. Hodgson and Mr. Foti discussed the positions of the Company’s board of directors and transaction committee in a telephone conference with representatives of their respective counsel in attendance.  During this conversation, Parent agreed to continue negotiations on these terms and indicated that significant progress had been made with its financing.  The parties’ attorneys began working on revisions to the definitive agreement, disclosure schedules and other ancillary documents.

On December 16, 2010, attorneys from Greensfelder and attorneys from K&L Gates held a conference call to discuss the remaining few changes to the merger agreement as agreed by Parent and the Company.  On December 17, 2010, Greensfelder distributed revised versions of the merger agreement and schedules to K&L Gates.  On December 19, 2010, attorneys from K&L Gates and Greensfelder held a conference call to finalize the merger agreement and schedules and final versions of those documents were circulated later that day.

On the morning of December 21, 2010, Parent delivered to the Company copies of signed commitment letters from Parent’s lenders.  Later that day, the compensation committee of the Company’s board of directors, the transaction committee and the Company’s board of directors held a joint special meeting to consider and act on matters in connection with the proposed transaction.  Representatives of Greensfelder were in attendance during the non-executive portion of the meeting.  Representatives of Houlihan Lokey attended for portions of the meeting as well.

At this joint meeting, the compensation committee unanimously approved (i) the cancellation of outstanding equity awards at the effective time of the merger in exchange for the consideration to be paid to holders of such equity awards in accordance with the terms of the merger agreement, (ii) the change of control payments contemplated by the executive incentive plan and (iii) the transition agreements with Mr. Dodge and Mr. Marsh.

Also at this joint meeting, representatives of Houlihan Lokey reviewed with the transaction committee and the Company’s board of directors their financial analysis to date relating to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger and rendered an oral opinion to the transaction committee and the Company’s board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion, dated December 21, 2010) to the effect that, as of December 21, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger was fair, from a financial point of view, to the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates).   See  “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [ • ]. A copy of such opinion is attached hereto as Annex B.

Representatives of Greensfelder discussed the provisions of the final merger agreement, including changes made since the meeting of the Company’s board of directors on December 13, 2010.  The Company’s board of directors also noted the approval of the proposed transaction by the transaction committee and the transaction committee’s recommendation regarding the proposed transaction.

The Company’s board of directors and the transaction committee again discussed the recent increases in the market price of the Company’s stock and noted that the premium of the offer price over the market price of the Company’s stock had continued to decline.  The directors reviewed their prior discussions of the benefits and costs of the merger agreement, the offer, the merger and the other transactions proposed by the merger agreement.

At this joint meeting, the transaction committee unanimously voted to recommend that the Company’s board of directors (i) approve and declare advisable the merger agreement and the transactions contemplated thereby, (ii) declare that it is in the best interests of the Company and its stockholders (other than Parent and its subsidiaries) that the Company enter into the merger agreement and consummate the transactions contemplated thereby and that the stockholders of the Company tender their shares pursuant to the offer, in each case on the terms and subject to the conditions of the merger agreement, (iii) declare that the terms of the offer and the merger are fair to the Company and the Company’s stockholders (other than Parent and its subsidiaries), and (iv) recommend that the stockholders of the Company accept the offer, tender their shares pursuant to the offer, and if required by the DGCL or other applicable law, adopt the merger agreement and the transactions contemplated by the merger agreement, and (iv) approve all such other actions as are necessary or convenient for the consummation of the transaction.

Following a detailed discussion of these matters and careful consideration of the proposed merger agreement and the offer and the merger, the Company’s board of directors, by a  unanimous vote of the disinterested directors, (1) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (2) approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, (3) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the offer and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of the Company, (4) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, unless the adoption of the merger agreement by the Company’s stockholders is not required by applicable law, (5) recommended that the stockholders of the Company accept the offer and tender their shares pursuant to the offer and, if required by applicable law, adopt and approve the merger agreement and the transactions contemplated thereby and (6) approved for all purposes Parent, Merger Sub and their affiliates, the merger agreement and the transactions contemplated by the merger agreement to exempt such persons, agreements and transactions from any anti-takeover laws.

On December 22, 2010, the parties executed the merger agreement and the appropriate parties executed and delivered the stockholder tender agreement.  On December 23, 2010, before the opening of trading on the NYSE, the Company and Parent issued a joint press release announcing the execution of the merger agreement.

On December 30, 2010, Merger Sub commenced the offer, which has an initial expiration date of January 28, 2011.

The Company is in the process of contacting third parties to determine whether they might be interested in pursuing a transaction that may lead to an alternative proposal, however, there can be no assurance that such efforts will result in an alternative transaction being proposed or in a definitive agreement for such a transaction being entered into.  The Company does not intend to announce further developments with respect to the solicitation process until the Company’s board of directors has made a decision regarding an alternative proposal, if any.

As of December 30, 2010, the Company had not been contacted by any person or entity during the go-shop process, nor had any person or entity submitted an acquisition proposal for the Company. The process for the solicitation of other third party interest is ongoing, although there can be no assurance that such efforts will result in an alternative transaction being proposed or in a definitive agreement for such a transaction being entered into. We do not intend to announce further developments with respect to the solicitation process until the board of directors has made a decision regarding an alternative proposal, if any.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the merger agreement and the transactions contemplated thereby, including the offer and the merger, the transaction committee and the Company’s board of directors met several times and consulted with the Company’s senior management, outside counsel and financial advisors.  In the course of reaching its determination of the fairness of the terms of the offer and the merger and its decision to approve the merger agreement and the other transactions contemplated thereby, including the offer and the merger, and to recommend that the Company’s stockholders accept the offer, tender their shares into the offer, and, if required by law, adopt the merger agreement and approve the merger, the Company’s board of directors considered numerous factors, including the following material factors and benefits of the offer and the merger, each of which the Company’s board of directors believes supported its determination and recommendation:

•	the historical market prices, volatility and trading information with respect to the Company common stock, including that the offer price of $22.27 per share in cash:

o	represented a premium of 19%, 31% and 39% over the one, three and six month, respectively, average closing prices of the Company common stock prior to December 21, 2010;

o	represented a premium of 6% over the closing price of the Company common stock on December 22, 2010;

•	that the recent increase in the market price of the Company’s common stock was similar to previous patterns of volatility in the Company’s stock price;

•	the Company’s board of directors’ belief that $22.27 per share in cash to be received by the Company’s stockholders in the offer and the merger represented the best price available;

•
that, for many years the Company’s senior management and the Company’s board of directors had evaluated a broad range of potential strategic alternatives, including (i) continuing to operate the Company on a standalone basis; (ii) expanding the Company’s business through acquisitions; and (iii) pursuing other opportunities to sell the Company, as described above;

•
the current and historical financial condition, results of operations, business and prospects of the Company, as well as the Company’s financial plan and prospects if it were to remain an independent public company and that the holders of shares would continue to be subject to the risks and uncertainties of the Company’s financial plan, all in an uncertain economic environment, unless the Company was acquired;

•
the fact that the Company faces significant environmental liabilities arising from conditions at sites that it currently owns and operates and numerous other sites which it has previously owned and operated during its 94-year history;

•
the fact that the Company faces significant liabilities arising from third party exposure to asbestos at the Company’s facilities and the most significant insurance agreement covering such liabilities is only projected to provide coverage for approximately two more years;

•
the fact that the Company’s short term and long term projections indicate declining revenue and profitability as existing contracts are performed and there are not indications of replacement contracts;

•
the fact that the Company’s business with its largest customers, such as the Navy and Washington State Ferry authority, is difficult to forecast and subject to budget and other constraints at the state and federal level, specifically (i) the Company cannot predict or control whether Washington State Ferry will exercise its option to purchase a fourth 64 car ferry or a 144 car ferry and (ii) the Company’s contracts with the Navy provide no assurance as to Navy ship availabilities;

•
the fact that it is difficult for stockholders to liquidate their ownership in the open market because the trading volume in shares of the Company common stock is lower than many other publicly traded companies;

•
the Company’s significant exposure to known and unknown contingent liabilities, including environmental liabilities and asbestos litigation, and other risks to the Company’s financial success or prospects;

•
the financial analysis reviewed by Houlihan Lokey with the transaction committee and the Company’s board of directors, and the oral opinion to the transaction committee and the Company’s board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 21, 2010), with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger, as of December 21, 2010, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [ • ].

•	that the payment of the offer price in cash provides certainty of value and immediate liquidity to the Company’s stockholders;

•
the Company’s board of directors’ view that it was unlikely that a third party would be interested in entering into strategic relationships with the Company or acquiring the Company on terms more favorable than those offered by Parent due in part to the Company’s extensive contingent liabilities;

•
the course of discussions and negotiations between the Company and Parent, resulting in an increase in the cash consideration per share, improvements to the terms of the merger agreement in connection with those negotiations, and that Parent had stated that the $22.27 price was its “best and final offer” and that these were the most favorable terms to the Company to which Parent was willing to agree;

•
the terms and conditions of the offer and the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, the specified limited ability of the parties to terminate the merger agreement and the fact that the conditions to the offer are specific and limited, and a majority are not within the control or discretion of Parent and, in the Company’s board of directors’ judgment, are likely to be satisfied;

•
subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to seek “superior proposals” and, under certain circumstances, to terminate the merger agreement at any time either (i) in order to approve an alternative transaction proposed by a third party that is a superior proposal or (ii) as a result of specified intervening events which, in the good faith determination of the Company’s board of directors required the Company’s board of directors to change its recommendation to stockholders and terminate the merger agreement; provided that the Company would be required to pay to Parent a termination fee of approximately $4.55 million, and its belief, after consulting with its advisors, that such termination fee was reasonable in the context of termination fees that were payable in other comparable transactions;

•
the fact that if Merger Sub is unable or unwilling to close the offer or the merger due to a failure of its financing or for other reasons specified in the merger agreement, generally excluding breaches or failures of the Company’s representations, warranties or covenants, or failures of specified conditions to closing, it is obligated to pay a reverse termination fee of $6.5 million;

•
that there was a high likelihood that the transaction with Parent would be completed given Parent’s financial condition, the commitments Parent has with respect to financing the transaction, and its ability to complete the offer and the merger; and

•
the availability of statutory appraisal rights under Delaware law in the merger for stockholders who do not tender their shares in the offer and do not vote their shares in favor of adoption of the merger agreement (and who otherwise comply with the statutory requirements of Delaware law), and who believe that exercising such rights would yield them a greater per share amount than the offer price, while simultaneously avoiding delays in the transaction so that other stockholders of the Company will be able to receive the offer price for their shares in the offer and merger.

In the course of its deliberations, the Company’s board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement and consummating the offer and the merger, including:

•
the fact that the nature of the transaction as a cash transaction will prevent current stockholders from being able to participate in any future earnings or growth of the Company, or the combined companies, and stockholders will not benefit from any potential future appreciation in the value of the shares, including any value that could be achieved if the Company engages in future strategic or other transactions or as a result of the improvements to the Company’s operations;

•
the possibility that if the offer and the merger are not consummated, the trading price of the shares could be adversely affected, the Company will have incurred significant transaction and opportunity costs attempting to consummate the transactions, the Company may have lost customers and business partners after the announcement of the merger agreement, the Company’s business may be subject to disruption, the market’s perceptions of the Company’s prospects could be adversely affected and the Company’s directors and officers will have expended considerable time and effort to consummate the transactions;

•	the restrictions that the merger agreement imposes on soliciting competing proposals during the “go-shop period” and the “no-shop period”;

•
the fact that the Company must pay Parent a termination fee of $4.55 million if the Company terminates the merger agreement to pursue a superior proposal or due to an intervening event which, in the good faith determination of the Company’s board of directors requires the Company’s board of directors to change its recommendation to stockholders and terminate the merger agreement;

•
the possibility that the termination fee payable by the Company to Parent may discourage other bidders and, if the merger agreement is terminated, affect the Company’s ability to engage in another transaction for up to twelve (12) months following the termination date should the offer not be completed;

•	the risk that the offer may not receive the requisite tenders or votes from the Company’s stockholders and therefore the offer and/or the merger may not be consummated;

•
the restrictions on the conduct of the Company’s business prior to the completion of the transaction, requiring the Company to conduct its business in the ordinary course of business, and to use its reasonable best efforts to preserve intact its business organization and its business relationships, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the offer and the merger;

•	the fact that the Company’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders; and

•	the fact that the all-cash consideration would be a taxable transaction to the holders of shares that are U.S. persons for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by the Company’s board of directors is intended to be a summary, and is not intended to be exhaustive, but does set forth the principal factors considered by the Company’s board of directors. After considering these factors, the Company’s board of directors concluded that the positive factors relating to the merger agreement and the transactions contemplated thereby, including the offer and the merger, substantially outweighed the potential negative factors. The Company’s board of directors collectively reached the conclusion to approve the merger agreement and the related transactions, in light of the various factors described above and other factors that the members of the Company’s board of directors believed were appropriate. In view of the wide variety of factors considered by the Company’s board of directors in connection with its evaluation of the merger agreement and the transactions contemplated thereby, and the complexity of these matters, the Company’s board of directors did not consider it practical, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Company’s board of directors made its recommendation based on the totality of information it received and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.

Intent to Tender

To the Company’s knowledge, after making reasonable inquiry, all of the Company’s current executive officers and directors currently intend to tender or cause to be tendered all shares held of record or beneficially by them pursuant to the offer (other than shares as to which such holder does not have discretionary authority and shares that may be retained in order to facilitate estate and tax planning dispositions) and, if necessary, to vote such shares in favor of the adoption of the merger agreement.  Pursuant to the stockholder tender agreement, stockholders beneficially owning approximately 15.4% of the issued and outstanding shares, including all of the Company’s executive officers and directors, have agreed to tender their shares in the offer upon the terms and subject to the conditions of such agreement and granted proxies to Parent and Merger Sub or otherwise agreed to vote such shares in favor of the adoption of the merger agreement. See “The Merger Agreement – Terms of the Merger Agreement – Stockholder Tender Agreement” beginning on page [ • ].

Opinion of the Company’s Financial Advisor

Overview.  On December 21, 2010, Houlihan Lokey rendered an oral opinion to the transaction committee and the Company’s board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 21, 2010), to the effect that, as of December 21, 2010, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger was fair, from a financial point of view, to the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates).

Houlihan Lokey’s opinion was directed to the transaction committee and the Company’s board of directors and only addressed the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock (other than Parent, Merger Sub and their respective affiliates) in the offer and the merger and does not address any other aspect or implication of the offer or the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage Company stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the transaction committee or the Company’s board of directors or any stockholder as to how to act or vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the offer or the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed a draft dated December 20, 2010 of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company relating to the Company for the fiscal years ending 2011 through 2015;

•
spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the offer and the merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to that data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the most likely currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to those projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the merger agreement and the other related documents and instruments that are referred to therein will fully and timely perform all of the covenants and agreements required to be performed by that party, (c) all conditions to the consummation of the offer and the merger will be satisfied without waiver thereof, and (d) the offer and the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and the other related documents and instruments that are referred to therein, without any amendments or modifications thereto, in each case other than as would not be material to Houlihan Lokey’s analysis or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) each of the offer and the merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the offer and the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an effect on the Company or any expected benefits of the offer and the merger that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect material to Houlihan Lokey’s analysis or its opinion from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the offer or the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the offer or the merger, (b) negotiate the terms of the offer or the merger, or (c) advise the transaction committee, the Company’s board of directors or any other party with respect to alternatives to the offer or the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use and benefit of the transaction committee and the Company’s board of directors (solely in their capacities as such) in connection with their consideration of the offer and the merger. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the transaction committee, the Company’s board of directors, the Company, Parent, their respective security holders or any other party to proceed with or effect the offer or the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the offer or the merger or otherwise (other than the offer price and merger consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the offer or the merger to the holders of any class of securities, creditors or other constituencies of the Company, Parent or to any other party, except as expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the offer and the merger as compared to any alternative business strategies that might exist for the Company, Parent or any other party or the effect of any other transaction in which the Company, Parent or any other party might engage, (v) the fairness of any portion or aspect of the offer or the merger to any one class or group of the Company’s, Parent’s or any other party’s security holders vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the offer or the merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the offer or the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the offer or the merger, any class of such persons or any other party, relative to the offer price or merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the transaction committee and the Company’s board of directors, on the assessments by the transaction committee, the Company’s board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the offer and the merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of that nature.

In preparing its opinion to the transaction committee and the Company’s board of directors, Houlihan Lokey performed a variety of analyses, including those described below.  The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the transaction committee and the Company’s board of directors in connection with Houlihan Lokey’s opinion rendered on December 21, 2010. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.  The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•
Enterprise value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of unrestricted cash on its balance sheet), plus net after-tax pension liability as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

•	Earnings before interest, taxes, depreciation, amortization and pension expense adjusted for certain non-recurring items, or adjusted EBITDA.

Unless the context indicates otherwise, enterprise values derived from the selected companies analysis described below were calculated using the closing price of Company common stock and the common stock of the selected shipbuilding and repair companies and selected defense contracting companies listed below as of December 20, 2010, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated enterprise value as of such date, using the purchase prices to be paid for the target companies’ stock in the selected transactions, instead of closing stock prices. Accordingly, this information may not reflect current or future market conditions. Estimates of 2011 and 2012 adjusted EBITDA for the Company were based on estimates provided by our management for fiscal years 2011 and 2012. Estimates of 2011 and 2012 adjusted EBITDA for the selected shipbuilding and repair companies and selected defense contracting companies listed below were based on certain publicly available research analyst estimates for those shipbuilding and repair companies and defense contracting companies.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and the following selected shipbuilding and repair companies:

•	Austal Ltd.

•	Conrad Industries, Inc.

In addition, Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and the following selected defense contracting companies:

•	BAE Systems plc

•	General Dynamics Corp.

•	Lockheed Martin Corporation

•	Northrop Grumman Corporation

•	Oshkosh Corporation

•	Force Protection, Inc.

The calculated multiples included:

•	Enterprise value as a multiple of adjusted EBITDA for the latest 12 month period for which financial information has been made public as of December 20, 2010, or LTM.

•	Enterprise value as a multiple of estimated adjusted EBITDA for the year ending March 31, 2011, or 2011E.

•	Enterprise value as a multiple of estimated adjusted EBITDA for the year ending March 31, 2012, or 2012E.

Houlihan Lokey applied selected multiple ranges derived from the selected companies to corresponding financial data for the Company. The selected companies analysis indicated the following implied per share reference ranges for the Company, as compared to the per share consideration payable in the offer and the merger:

Multiple	Implied Per Share Reference Range for the Company	Per Share Consideration
Enterprise Value to LTM Adjusted EBITDA multiple	$19.20 – $24.18
Enterprise Value to 2011E Adjusted EBITDA multiple	$18.09 – $22.70	$22.27
Enterprise Value to 2012E Adjusted EBITDA multiple	$19.09 – $23.32

Selected Transactions Analysis. Houlihan Lokey reviewed selected financial information for the following selected publicly-announced shipyard and industrial transactions:

Acquiror	Target
Sentinel Capital Partners LLC	Portec Rail Products, Inc.
Primoris Services Corporation	Rockford Corporation
Fishing Holdings LLC	Triton Boat Company, LP
Stanley Black & Decker, Inc.	CRC-Evans Pipeline International, Inc.
Vigor Marine LLC	Marine Industries Northwest, Inc.
Fehrway Marine, Inc.	Clear Marine Ltd.
AECOM Technical Services, Inc.	Tishman Construction Corporation
Pike Electric Corporation	Klondyke Construction LLC
Signet Maritime Corp.	Colle Maritime Co.
BAE Systems plc	Atlantic Marine Holding Co.
Churchill Corp.	Seacliff Construction Corp.
The Turner Corporation; Flatiron Construction	E. E. Cruz & Company, Inc.
Cerberus Capital Management, LP	DynCorp International Inc.
DXP Enterprises Inc.	NMMFP, Inc.
Renaissance Marine Group, Inc.	Northwest Jet Boats, Inc.
Donjon Marine Company, Inc.	Erie Shipbuilding, LLC
Sterling Construction Co. Inc.	Ralph L. Wadsworth Construction Company, Inc.
Dragados Construction USA Inc.	Pulice Construction, Inc.
Primoris Services Corporation	James Construction Group, LLC
Seacliff Construction Corp.	Broda Construction Ltd.
MasTec, Inc.	Precision Pipeline, LLC
Lufkin Industries Inc.	Rotating Machinery Technology, Inc.
J.F. Lehman & Co.	Drew Marine
Mint Turbines LLC	Northstar Aerospace Turbine Engine Service Group, Inc.
Edac Technologies Corp.	EDAC Aero
Ted Gelov	Hake Yachts, Inc.
Astronics Corp.	DME Corporation
Ametek Aerospace & Defense	Ametek HSA, Inc.
Atlantic Marine Boston, LLC	Boston Ship Repair, Inc.
Aecon Group Inc.	Lockerbie & Hole Inc.
Aecon Group Inc.	South Rock Ltd.
Fincantieri and Lockheed Martin Corp.	Manitowoc Marine Group, LLC
American Maritime Holdings, Inc.	Marine Hydraulics International, Inc.
American Maritime Holdings, Inc.	Tecnico Corporation, Inc.
Babcock International Group	Strachan & Henshaw Ltd.
Fountain Powerboat Industries, Inc.	Baja Marine Corp.
Jeppesen Sanderson, Inc.	Ocean Systems, Inc.
Todd Shipyards Corp.	Everett Shipyard

Houlihan Lokey calculated multiples of enterprise value based on the estimated purchase prices paid in such transactions.  The calculated multiples included:

•	Enterprise value as a multiple of LTM revenue where available.

•	Enterprise value as a multiple of LTM EBITDA for such transactions.

Houlihan Lokey applied the selected multiple ranges derived from the selected transactions to LTM revenue and LTM Adjusted EBITDA for the Company. The selected transactions analysis indicated the following implied per share reference range for the Company, as compared to the per share consideration payable in the offer and the merger:

Multiple	Implied Per Share Reference Range for the Company	Per Share Consideration
Enterprise Value to LTM Revenue Multiple	$19.27 – $23.56	$22.27
Enterprise Value to LTM EBITDA Multiple	$19.20 – $24.18

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate through the fiscal year ending March 29, 2015 based on internal estimates provided by the Company’s management. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 2.75% to 3.25% to the Company’s fiscal year 2015 unlevered, after-tax free cash flow. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 13.5% to 15.5%. The discounted cash flow analysis indicated the following implied per share reference range for the Company, as compared to the per share consideration payable in the offer and the merger:

Implied Per Share Reference Range for the Company	Per Share Consideration
$17.60 – $19.93	$22.27

Miscellaneous. In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the offer and proposed merger and an evaluation of the results of those analyses is not entirely mathematical.  Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions.  The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.

Houlihan Lokey’s opinion was provided to the transaction committee and the Company’s board of directors in connection with their consideration of the offer and proposed merger and was only one of many factors considered by the transaction committee and the Company’s board of directors in evaluating the offer and proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration payable in the offer or the merger or of the views of the transaction committee, the Company’s board of directors or management with respect to the offer and the merger or the consideration payable in the offer and the merger. The type and amount of consideration payable in the offer and the merger were determined through negotiation between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Company’s board of directors.

Certain Company Projections

The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, the Company has provided to Parent, Merger Sub and Merger Sub’s lenders (i) the five-year projections of income that were prepared by management for internal planning purposes, and (ii) quarterly projections of income for the four fiscal quarters through December 31, 2011, which are summarized below and which are subjective in many respects.  We refer to the five year projections and the quarterly projections together as the projections.  The Company also provided the projections to Houlihan Lokey for its use in connection with the rendering of its fairness opinion to the transaction committee and the Company’s board of directors and performing their related financial analysis, as described under “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [ • ].

The projections have been prepared by, and are the responsibility of, the Company’s management. The projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, or GAAP. Grant Thornton LLP, the Company’s independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the projections and does not express an opinion or any form of assurance related thereto. The summary of the projections is not being included in this proxy statement to influence a stockholder’s decision whether to tender shares in the offer, but is being included because the projections were made available by the Company to Parent, Merger Sub and Houlihan Lokey, as described under “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [ • ].

The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the some of the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections in this proxy statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the projections, except as otherwise required by law. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of the Company or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that the projections will be achieved. The Company has made no representation to Parent, Merger Sub or their affiliates, in the merger agreement or otherwise, concerning the projections.

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” beginning on page [ • ].

Five Year Projections

The five year projections were prepared using assumptions by management based on its assessment of the most likely scenarios with respect to the Company’s business, including without limitation naval ship availabilities, awards of new repair contracts and the award of new ship construction contracts.  The Company is currently party to a contract executed in December 2007 with Washington State Ferry which is issued in two parts. Part A provides for the design of the ferries and Part B will dictate the terms of the actual construction of the ferries.  Once the design and cost estimate are complete, the Company is contractually obligated to negotiate a price and delivery schedule for Part B of the contract, covering the construction of the ferries, with Washington State Ferry.  The timetable for the contract execution of Part B is dependent upon the availability of funds from Washington State Ferry.  There are no assurances that we will reach agreement with Washington State Ferry on a price for construction of the ferries, a mutually acceptable delivery schedule, or that the necessary funding will be available from the State of Washington to build any or all of the ferries.  While there is  uncertainty concerning any agreement with respect to a possible 144-car ferry construction contract, the Company believes it is reasonably likely that such a contract will be awarded and that valuation of the Company should include this possibility.

The following is a summary of the five year projections (dollars in thousands) and assumes that Washington State Ferry awards the Company a contract to construct a 144-car ferry with construction commencing in fiscal year 2013.

			Projected
	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015

Revenue	$277,010	$219,790	$217,111	$282,152	$189,477

Operating Income, Adjusted (1)	$21,538	$19,269	$15,291	$21,701	$12,031

Non-Operating Income/ (Expense) (1)	$(569)	$(659)	$(654)	$(643)	$(632)

Pre-Tax Profit / (Loss)	$20,969	$18,610	$14,637	$21,058	$11,399

Federal Income Tax	$(7,129)	$(6,327)	$(4,976)	$(7,160)	$(3,876)

Net Income	$13,840	$12,282	$9,660	$13,898	$7,524

Depreciation & Amortization	$4,859	$4,958	$4,663	$4,461	$4,055

Adjusted EBITDA (2)	$26,396	$24,227	$19,954	$26,162	$16,087

Quarterly Projections

The following is a summary of the quarterly projections (dollars in thousands):

	Projected
	FY 2011	FY 2012
	Q4	Q1	Q2	Q3
Revenue:	$61,391	$71,060	$57,195	$52,075

Operating Income, Adjusted (1)	$2,406	$6,193	$4,782	$4,348

Non-Operating Income/(Expense) (1)	$(305)	$(193)	$(187)	$(150)

Pre-Tax Profit / (Loss)	$2,101	$6,000	$4,595	$4,198

Federal Income Tax	$(714)	$(2,040)	$(1,562)	$(1,427)

Net Income	$1,387	$3,960	$3,033	$2,771

Depreciation & Amortization	$1,159	$1,240	$1,240	$1,240

Adjusted EBITDA (2)	$3,565	$7,433	$6,021	$5,588

(1)
Adjusted operating income and non-operating income / (expense) are non-GAAP measures.  For purposes of the projections, the Company and Parent agreed that the net amount of income and expense attributable to the Company’s retirement system, retiree medical obligations and other items of income or expense related to non-core operations or certain non-cash transactions would be categorized as non-operating income / (expense) rather than included in the determination of operating income.  These amounts are presented below as “Adjustment for Non-Core and Non-Cash Expense.” The Company believes that the measures of adjusted operating income and non-operating income / (expense) provide meaningful measures of performance of the Company’s core operations.  The adjustment associated with the calculation of the non-GAAP measure has no effect on net income or adjusted EBITDA as shown in the projections.

Set forth below is a reconciliation of adjusted operating income to operating income, a GAAP measure, for the five year projections and the quarterly projections.

Reconciliation of Adjusted Operating Income - Five Year Projections

	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015
(in thousands)
Operating Income	$20,052	$17,511	$13,532	$19,943	$10,273

Adjustment for Non-Core and Non-Cash Expense	$1,485	$1,758	$1,758	$1,758	$1,758

Adjusted Operating Income(*)	$21,538	$19,269	$15,291	$21,701	$12,031

Reconciliation of Adjusted Operating Income - Quarterly Projections

	FY 2011	FY 2012
	Q4	Q1	Q2	Q3
(in thousands)
Operating Income	$1,794	$5,754	$4,342	$3,909

Adjustment for Non-Core and Non-Cash Expense	$612	$440	$440	$440

Adjusted Operating Income(*)	$2,406	$6,193	$4,782	$4,348

Set forth below is a reconciliation of non-operating income / (expense) to other income / (expense), a GAAP measure, for the five year projections and the quarterly projections.

Reconciliation of Non-Operating Income/(Expense) - Five Year Projections

	FY2011	FY2012	FY2013	FY2014	FY2015
(in thousands)
Other Income/(Expense)	$917	$1,099	$1,104	$1,115	$1,126

Adjustment for Non-Core and Non-Cash Expense	$(1,485)	$(1,758)	$(1,758)	$(1,758)	$(1,758)

Non-Operating Income/(Expense)	$(569)	$(659)	$(654)	$(643)	$(632)

Reconciliation of Non-Operating Income/(Expense) - Quarterly Projections

	Q4	Q1	Q2	Q3
(in thousands)
Other Income/(Expense)	$307	$246	$253	$290

Adjustment for Non-Core and Non-Cash Expense	$(612)	$(440)	$(440)	$(440)

Non-Operating Income/(Expense)	$(305)	$(193)	$(187)	$(150)

(2)
Adjusted EBITDA is a non-GAAP measure.  As used in the projections, EBITDA means earnings (net income) before income tax expense (federal income tax), depreciation and amortization.  Adjusted EBITDA also excludes the effects of the non-core and non-cash operating expenses described in note (1) and non-operating income from investments and facility rentals, which are not attributable to the Company’s core operations.  The Company believes that adjusted EBITDA, as so defined, is a meaningful measure of the operating performance of the Company.  Set forth below is a reconciliation of adjusted EBITDA to net income, a measurement that was projected in accordance with GAAP, for the five year projections and the quarterly projections.

Five Year Projections

	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015
(in thousands)
Net Income	$13,840	$12,282	$9,660	$13,898	$7,524

Federal Income Tax	$7,129	$6,327	$4,976	$7,160	$3,876

Depreciation & Amortization	$4,859	$4,958	$4,663	$4,461	$4,055

Adjustment for Non-Core and Non-Cash Expense	$1,485	$1,758	$1,758	$1,758	$1,758

Adjustment for Non-Operating Income	$(917)	$(1,099)	$(1,104)	$(1,115)	$(1,126)

Adjusted EBITDA(*)	$26,396	$24,227	$19,954	$26,162	$16,087

Quarterly Projections

	FY 2011	FY 2012
	Q4	Q1	Q2	Q3
(in thousands)
Net Income	$1,387	$3,960	$3,033	$2,771

Federal Income Tax	$714	$2,040	$1,562	$1,427

Depreciation & Amortization	$1,159	$1,240	$1,240	$1,240

Adjustment for Non-Core and Non-Cash Expense	$612	$440	$440	$440

Adjustment for Non-Operating Income	$(307)	$(246)	$(253)	$(290)

Adjusted EBITDA (*)	$3,565	$7,433	$6,021	$5,588

*Differences due to rounding.

           On January 5, 2011, the Company announced that the U.S. Coast Guard awarded to Todd Pacific a $16,008,228 modification to an existing contract between the U.S. Coast Guard and Todd Pacific in support of the USCGC Polar Star.  This modification, and the financial effects thereof, were included in the projections which, as described above, were provided to Merger Sub, Parent and Houlihan Lokey.  The award of this modification by the U.S. Coast Guard does not represent a change to the projections.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this proxy statement and the Company’s public filings with the SEC.

Financing of the Merger

Overview

We anticipate that the total funds needed to complete the merger will consist of funds needed to:

•
pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of December 31, 2010, would be approximately $130 million;

•	pay fees and expenses related to the merger agreement in an amount equal to approximately $12.5 million;

•	repay or refinance indebtedness of Parent and the Company, including refinancing indebtedness of Parent at the closing of the merger in an amount equal to approximately $29.7 million; and

•	provide ongoing working capital and for other corporate purposes of the surviving corporation, Parent and its subsidiaries.

The funds needed to complete the merger will be funded through a combination of:

•
a $145 million senior secured credit facility, comprised of a $120 million term loan facility and a $25 million revolving credit facility, to be provided by Key Bank National Association, or Key Bank, General Electric Capital Corporation, or GECC, and GE Capital Markets, Inc., or GECM;

•	mezzanine debt by Endeavour Structured Equity and Mezzanine Fund I, LP, or Endeavour, through the issuance of senior subordinated promissory notes in the aggregate principal amount of $15 million;

•	$2 million of subordinated notes to be purchased by Frank Foti (the President, Chairman and Manager of Parent who owns 98% of the equity interests of Parent); and

•
cash and cash equivalents and securities available-for-sale balances of the Company, which were approximately $39 million (including approximately $11.8 million of liquidity the Company is currently required to maintain to support obligations under existing letters of credit that will be replaced at the closing of the merger) as of October 3, 2010.

The debt financing commitments are subject to certain conditions.  If the merger agreement is terminated in the circumstance in which Merger Sub does not receive the proceeds of the debt financing commitments, Parent may be obligated to pay us a termination fee of $6.5 million.

Commitment Letters

Parent has received the Senior Debt Commitment Letter from GECM, GECC and Key Bank, which we refer to as the senior lenders, to provide to Merger Sub (which includes for purposes of this paragraph, the Company, the surviving corporation in the merger), subject to the conditions set forth in the Senior Debt Commitment Letter, up to $145 million of senior secured credit facilities and (ii) a Mezzanine Debt Commitment Letter from Endeavour to provide to Merger Sub, subject to the conditions set forth in the Mezzanine Debt Commitment Letter,  $15 million of mezzanine debt through the issuance of senior subordinated notes. The amounts to be borrowed under the commitment letters will be used for the purposes of financing the offer and the merger, refinancing certain existing indebtedness of Parent, paying fees and expenses incurred in connection with the offer and the merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of the surviving corporation, Parent and its subsidiaries.

The commitment of the senior lenders and Endeavour with respect to the senior secured credit facilities and mezzanine debt each expire upon the earliest to occur of (i) the termination of the merger agreement, or the closing of the merger; or (ii) March 11, 2011. The documentation governing the financing has not been finalized, accordingly, the actual terms of the financing may differ from those described in this proxy statement. Each of Parent and Merger Sub has agreed to use its reasonable best efforts to arrange the financing on the terms and conditions described in the commitment letters.  However, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the financing described in this proxy statement to Merger Sub is not available.

Availability of Senior Secured Credit Facilities and Mezzanine Debt

The availability of the senior secured credit facilities and the mezzanine debt is subject, among other things, to consummation of the merger in accordance with the merger agreement (without  modifications thereto that are adverse to the lead arrangers or lenders under such facilities without the consent of the commitment parties thereunder), the absence of a material adverse effect on the Company, minimum availability under the revolving credit facility, payment of required fees and expenses, confirmation of solvency, certain real estate and equipment appraisals, delivery of material consents, contemporaneous repayment of certain indebtedness, purchase of $2 million in subordinated notes by affiliates of Parent, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Senior Secured Term and Revolving Credit Facilities

The senior secured credit facilities will consist of a (i) $120 term loan facility with a term of five years and (ii) a $25 million revolving credit facility (including a letter of credit subfacility) with a term of five years.

Roles. Key Bank has been appointed administrative and collateral agent for the senior lenders and GE Corporate Financial Services, Inc. or an affiliate will act as co-administrative agent. Key Bank and GECM will act as co-lead arrangers for the Senior Secured Credit Facilities. GECM will act as the bookrunner for the senior secured credit facilities and Key Bank will act as the co-bookrunner for the senior secured credit facilities.

Borrowers. Parent and certain direct or indirect subsidiaries of Parent will act as borrowers under the senior secured credit facilities. We refer to the borrowers under the senior secured credit facilities together as the borrowers.

Guarantors. All obligations under the senior secured credit facilities will be guaranteed by each of the existing and future direct and indirect, domestic subsidiaries of Parent that is not a borrower.

Interest Rate. Loans under the senior secured credit facilities are expected to bear interest at a rate of LIBOR plus 4.5% or a base rate plus 3.5%.

Prepayments and Amortization. The borrowers will be permitted to make voluntary prepayments with respect to the senior secured credit facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The borrowers must make mandatory prepayments upon the occurrence of certain events with respect to the borrowers or their other subsidiaries, subject to certain exceptions, including the sale or disposition of assets, any sales or issuances of debt securities or equity securities, the receipt of insurance proceeds from certain casualty and condemnation events, and, commencing with the receipt of audited financial statements for fiscal year 2011 and annually thereafter, 50% of excess cash flow for such fiscal year. The term loans under the senior secured credit facilities will amortize as follows:

Loan Year 1:	$10,800,000
Loan Year 2:	$10,800,000
Loan Year 3:	$12,000,000
Loan Year 4:	$12,600,000
Loan Year 5:	$9,450,000	(three quarters)
Maturity:	$64,350,000
Total	$120,000,000

Security. The obligations of the borrowers and the guarantors under the senior secured credit facilities and under any swap agreements and cash management arrangements entered into with a lender, will be secured (subject to permitted liens and other agreed upon exceptions) on a first-priority basis by perfected liens and security interests in (i) all present and future shares of capital stock of (or other ownership or profit interests in) Parent and each of its existing and future direct and indirect, domestic and first tier foreign subsidiaries after giving effect to the merger, including the Company (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries) and (ii) all of the present and future property and assets of the borrowers and the guarantors after giving effect to the merger, subject to customary exceptions to be agreed upon.

Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions, and financial covenants measuring maximum total debt to EBITDA, minimum fixed charge coverage and maximum capital expenditures. The Senior Secured Credit Facilities will also include customary events of defaults including a change of control to be defined.

Mezzanine Financing

The mezzanine debt will consist of a $15 million term loan with a term of 66 months.

Issuers. Parent and certain direct or indirect subsidiaries of Parent will act as issuers, which we refer to as issuers.

Guarantors. All obligations under the mezzanine debt will be guaranteed by each of the existing and future direct and indirect, domestic subsidiaries of Parent that is not an issuer.

Interest Rate. Notes issued in respect of the mezzanine debt are expected to bear interest at a rate of 16.00%, consisting of 13.00% cash interest per annum and payment-in-kind interest of 3.00% per annum accrued quarterly to the principal balance of the mezzanine debt.  The issuers will have the option one time per year to repay in cash the accrued payment-in-kind interest.

Redemption and Amortization. The issuers will be permitted to make voluntary redemptions with respect to the mezzanine debt at any time following the first anniversary of the mezzanine debt, provided, that the redemption price during quarters 5-8 after funding of the mezzanine debt will equal 103% of the amount redeemed, the redemption price during quarters 9-12 after funding of the mezzanine debt will equal 102% of the amount redeemed, the redemption price during quarters 13-16 after funding of the mezzanine debt will equal 101% of the amount redeemed and, thereafter, the redemption price will equal 100% of the amount redeemed. The issuers must make mandatory redemptions upon the occurrence of certain events with respect to the issuers or their other subsidiaries, subject to certain exceptions, including maturity, an initial public offering of common stock or other third party equity raise, the issuance of additional indebtedness, a change of control, a sale of substantially all of the issuers’ assets, or following an acceleration of the mezzanine debt by Endeavour following an event of default. The mezzanine debt will have no mandatory amortization and the principal amount of the mezzanine debt shall be payable at maturity.

Security. The obligations of the issuers and the guarantors under the mezzanine debt will be unsecured.

Other Terms. The mezzanine debt will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, anti-layering, liens and dividends and other distributions, and financial covenants set back from the financial covenants contained in the senior secured credit facilities in an amount to be agreed measuring maximum total debt to EBITDA, minimum fixed charge coverage, and maximum capital expenditures. The mezzanine debt will also include customary events of defaults including cross-default to the senior secured credit facilities.

Senior Subordinated Notes

Frank Foti (the President, Chairman and Manager of Parent who owns 98% of the equity interests of Parent) is arranging to deposit $2 million in an escrow account with an independent third party that will be used to satisfy the condition of the financing under the commitment letters that Mr. Foti purchase $2 million in senior subordinated notes.

Company Cash Balances

Parent anticipates using the cash and cash equivalents and securities available-for-sale balances of the Company, which were approximately $39 million (including approximately $11.8 million of liquidity the Company is currently required to maintain to support obligations under existing letters of credit that will be replaced at the closing of the merger) as of October 3, 2010, for financing purposes.

Closing and Effective Time of Merger

If the merger is approved at the stockholders meeting, then assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration as soon as practicable after the effective time of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Certain members of management and the Company’s board of directors described below may be deemed to have interests in the transactions contemplated by the merger agreement that are in addition to the interests of the Company’s stockholders generally, and are described below in this section.  The Company’s board of directors was aware of these interests and considered that such interests may be different from or in addition to the interests of the Company’s stockholders generally, among other matters, in approving the merger agreement and the transactions contemplated thereby.  As described below, consummation of the offer will constitute a change of control for purposes of determining entitlements of our executive officers and directors.

Cash Payable to Directors and Executive Officers for Outstanding Shares Pursuant to the Offer

If the directors and executive officers of the Company who own shares tender their shares for purchase pursuant to the offer, they will receive the same cash offer price on the same terms and conditions as the other stockholders.  As of December 31, 2010, the directors and executive officers of the Company beneficially owned, in the aggregate, 352,365 shares, including restricted stock, but excluding RSUs and SSARs.  Pursuant to the merger agreement, at the effective time of the merger, each share of restricted stock that has not then vested shall immediately vest, shall be deemed to be a share and the holder of such share shall receive the merger consideration payable with respect to such share.  Assuming that the directors and executive officers tender all of the shares described above for purchase pursuant to the offer and such shares are accepted and purchased by Merger Sub, the directors and executive officers will receive an aggregate amount of approximately $7,847,169 in cash.  To the extent not tendered in the offer, upon the closing of the merger, such shares will be converted into the right to receive the offer price of $22.27 promptly after the effective time of the merger.   The beneficial ownership of shares of each director and executive officer is further described under “Security Ownership of Certain Beneficial Owners and Management” beginning on page [ • ].

Treatment of Director and Executive Officer Equity Awards

The Company’s officers hold RSUs and SSARs.  The Company’s directors hold SSARs.  Pursuant to the merger agreement, at the effective time of the merger, (1) each SSAR that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, shall be converted into the right of the holder to receive an amount in cash equal to the product of (w) the excess, if any, of the offer price over the exercise price per share of the SSAR multiplied by (x) the number of shares subject to the SSAR, subject to applicable withholding taxes and (2) each RSU that is outstanding immediately prior to the effective time of the merger shall be converted into the right of the holder to receive an amount in cash equal to the product of (y) the offer price multiplied by (z) the number of shares subject to the RSU, subject to applicable withholding taxes.  The payments to be received by the Company’s directors and officers pursuant to (1) and (2) are collectively referred to as the equity award cash payment.   As of the effective time of the merger, all SSARs and RSUs will no longer be outstanding and shall automatically cease to exist, and each holder shall cease to have any rights with respect thereto, except the right to receive the equity award cash payment.  Pursuant to the merger agreement, the equity award cash payment shall be made promptly following the effective time of the merger.

The table below sets forth the value of the equity award cash payment that each executive officer will receive pursuant to the merger agreement.

Executive Officer	Unvested SSARs	Vested SSARs	Unvested RSUs

Stephen G. Welch	$138,440	$82,060	$365,228

Michael G. Marsh	$41,530	$24,620	$109,568

Berger A. Dodge	$41,530	$24,620	$145,200

Total	$221,500	$131,300	$619,996

Each of the Company’s directors other than Mr. Welch will also receive an equity award cash payment of $24,760 for the surrender and cancellation of such director’s SSARs.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Annex A.

Employment Agreements and Management Retention Agreements

Stephen G. Welch Employment Agreement.  The Company is party to an employment agreement with its President and Chief Executive Officer, Stephen G. Welch, that provides for payments and benefits upon a termination of Mr. Welch’s employment or resignation in certain situations, including following a change of control.  The severance benefit is triggered if Mr. Welch is terminated or not offered continued employment upon a change in control of the Company or Mr. Welch voluntarily terminates his employment following a six month transition period after the change in control.  If triggered, the severance benefit is payable to Mr. Welch in a lump sum equal to two times Mr. Welch’s base salary in effect at the time of the change of control.  Currently, the severance benefit payable to Mr. Welch upon a change of control equals $770,000.

Transition Agreements with Other Executives.  On December 22, 2010, Todd Pacific entered into transition agreements with Michael G. Marsh, the Company’s Secretary and General Counsel and Berger A. Dodge, the Company’s Treasurer and Chief Financial Officer, which are effective after the effective time of the merger and provide for certain employment and severance benefits, which we refer to as the transition agreements.  The transition agreements provide that, after the effective time of the merger and for the term of Mr. Marsh’s and Mr. Dodge’s continued employment, if any, Todd Pacific will continue to pay Mr. Marsh and Mr. Dodge a monthly base salary not less than the base salary in effect one day before the closing of the merger and will provide Mr. Berger and Mr. Dodge with benefits, including health insurance, comparable to benefits provided to other salaried employees of Todd Pacific.   In addition, effective following the closing of the merger, if prior to the 18-month anniversary of the closing, Mr. Marsh’s or Mr. Dodge’s employment is terminated by Todd Pacific without cause or by such employee with good reason, Todd Pacific will continue to pay such employee’s monthly base salary, determined as of the day before the closing date of the merger, from the effective date of such termination of employment through the remainder of such 18-month period.  The severance amount payable under the transition agreements is in addition to any accrued benefits payable under any incentive or other Company benefit plans to which Mr. Dodge or Mr. Marsh is a participant.

Awards Under Executive Incentive Compensation Plan

Pursuant to the Company’s executive incentive compensation plan, which we refer to as the executive incentive plan, the Company’s named executive officers Mr. Welch, Mr. Marsh and Mr. Dodge may earn cash awards based on “economic profit” achieved by the Company during the fiscal year.  For purposes of the executive incentive plan, economic profit is defined as net operating profit after cash taxes, minus a capital charge for the invested capital used to generate the net operating profit.  The capital charge is equal to 10% of the capital invested in the shipyard operations.  The executive incentive plan does not provide for a specific dollar threshold, target or maximum award.  Instead, the three named executive officers of the Company named above share 10% of the economic profit of the Company.

Awards of incentive compensation to the named executive officers are payable over a three year period.  The first payment, representing 50% of the awarded amount, is paid in June of the year awarded.  The second payment, representing 25% of the awarded amount, will be paid in June of the next year with the final 25% paid in June of the third year.  As a result, 50% of the bonus awarded for the 2010 fiscal year was paid in June 2010. The second payment, representing 25% of the awarded amount, will be paid in June 2011 and the final payment, also representing 25% of the awarded amount, will be paid in June 2012.  Each executive officer’s right to receive the 2011 and 2012 payments is fully vested but is contingent upon the executive officer being employed with the Company at the designated time of each subsequent payment, subject to the change in control provisions discussed below.  No awards were awarded in the 2009 fiscal year.

Under the executive incentive plan, the merger constitutes a “change in control,” and upon the effective time of the merger: (i) awards for the executive officers will be considered earned and will be calculated based on the economic profit of the Company for fiscal year 2011 as of and through the effective time of the merger (but ignoring the effects of the merger) and (ii) the payment of the deferred portion of any previous award(s) that have not been paid as of such date will be accelerated.  All such awards and accelerated payments of deferred amounts are required to be paid within 30 days after the effective time of the merger.

Set forth below is (i) an estimate of the award for fiscal year 2011 through the effective time of the merger which may become due to the Company’s named executive officers under the executive incentive plan as a result of the merger, and (ii) the amount of previous awards which were deferred pursuant to the executive incentive plan that will be accelerated at the effective time of the merger.

Executive Officer	Estimated Amount of Award for FY 2011 Economic Profit Through the Effective Time of the Merger *	Payment of Deferred Portion of Previous Awards

Stephen G. Welch	$710,383	$203,650

Michael G. Marsh	$152,213	$43,639

Berger A. Dodge	$152,213	$43,639

* Estimated based on projections referenced in “The Merger – Certain Company Projections” beginning on page [ • ].  Actual amounts may differ.

Indemnification and Insurance

Indemnification. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by a Delaware corporation upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Our certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Company and any predecessor thereto to the fullest extent permitted under the DGCL or other applicable law; provided, however, that indemnification for an action, suit or proceeding (or part thereof) initiated by such person shall be authorized by the Company’s board of directors prior to the initiation of such action, suit or proceeding; and provided further, however, that expenses incurred by any officer or director of the Company in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Company upon delivery to the Company against any liability asserted against such persons in their capacities as such, whether or not the Company would have the power to indemnify such persons under the DGCL or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

In addition, each director and executive officer of the Company has entered into indemnification agreements with the Company which provides for certain indemnities.  Such directors and executive officers have the right to demand that Parent create a trust to satisfy indemnification obligations under such indemnification agreements existing between the Company and such directors and executive officers; however, such directors and executive officers have waived their respective rights to demand such a trust.

The merger agreement requires the surviving corporation to honor all existing rights to indemnification in favor of all current and former directors and officers of the Company and its subsidiaries.

Insurance. The merger agreement provides that for five years after the effective time of the merger, Parent shall or shall cause the surviving corporation to maintain officers’ and directors’ liability insurance covering each person covered by the Company’s directors’ and officers’ liability insurance policy as of the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger.  Such coverage must be maintained in  amounts no less favorable in the aggregate than the policy of the Company in effect on the date of the merger agreement; provided that Parent or the surviving corporation may substitute in place of such coverage (i) policies of any reputable insurance company or (ii) a prepaid “tail” policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the current insurance coverage of the Company.

This summary of the indemnification of executive officers and directors and the requirement of the surviving corporation to maintain directors’ and officers’ liability insurance does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Annex A.

Persons Retained, Employed, Compensated or Used

Legal Fees

Joseph D. Lehrer, a member of the Company’s board of directors, is a partner of Greensfelder.  Greensfelder has served as legal counsel to the Company and the transaction committee with respect to the merger agreement, the offer and the merger.  It is anticipated that if the merger is consummated, Greensfelder will receive fees of approximately $1,000,000.

Financial Advisor Fees

Houlihan Lokey was engaged by the Company to provide an opinion to the transaction committee and the Company’s board of directors as to whether the consideration to be received by the holders of Company Common Stock in the offer and the merger is fair to them from a financial point of view. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation, including its experience in advising and valuing companies in the defense industry.  Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, Houlihan Lokey is entitled to receive a fee of $325,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein.  No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the offer or the merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the offer or the merger and their respective affiliates or any currency or commodity that may be involved in the offer or the merger. Houlihan Lokey has in the past provided financial advisory services to the controlling stockholder of Parent, for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Parent, other participants in the offer or the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences to beneficial owners of shares of Company common stock whose shares are converted into the right to receive cash in the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Company common stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Company common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of shares of Company common stock that received such shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a United States expatriate;

•	any holder of shares of Company common stock that holds an equity interest, actually or constructively, in Parent or the surviving corporation after the merger;

•	any holder of shares of Company common stock that entered into a stockholder tender agreement as part of the transactions described in this proxy statement; or

•
any holder of shares of Company common stock that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the shares of Company common stock.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Company common stock and the partners therein should consult their own tax advisors regarding the tax consequences of exchanging the shares pursuant to the merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, which we refer to as the IRS, with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of shares of Company common stock. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged therefor. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax.  Proceeds from the exchange of shares of Company common stock pursuant to the merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which is included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a Non-United States Holder of shares of Company common stock. The term “Non-United States Holder” means a beneficial owner of shares of Company common stock that is neither a United States Holder nor a partnership for United States federal income tax purposes.

The following discussion applies only to Non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States Holder in respect of shares of Company common stock at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States Holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares. Payments made to a Non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from United States federal income tax. However, if the Non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax.  A Non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of shares of Company common stock pursuant to the merger, unless, generally, the Non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such Non-United States Holder is not a United States person, or the Non-United States Holder otherwise establishes an exemption in a manner satisfactory to the paying agent.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of Company common stock. Holders of shares of Company common stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares for cash in the merger under any federal, state, foreign, local or other tax laws.

The United States federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

U.S. and State Antitrust Approval

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and DOJ and the applicable waiting period has expired or been terminated. Parent filed such a notification and report form on December 23, 2010 and requested early termination of the waiting period. The Company filed such a notification and report form on December 23, 2010 and requested early termination of the waiting period. The applicable waiting period expired on January 7, 2011.

At any time before or after Parent’s acquisition of shares pursuant to the offer or the merger, the FTC or DOJ could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or the merger, or seeking the divestiture of shares acquired by Parent or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable.  Private parties may also bring legal action under the antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On December 27, 2010, a class action complaint was filed by a purported stockholder of the Company in the Superior Court of King County, Washington, captioned Cheryl Marshall v. Todd Shipyards Corporation, et. al., Case No. 10-2-4502701, in connection with the merger agreement, the offer and the merger.  On December 30, 2010, a class action complaint was filed by a purported stockholder of the Company in the Superior Court of King County, Washington, captioned Karl Graulich  v. Todd Shipyards Corporation, et. al., Case No. 10-2-45398-9, in connection with the merger agreement, the offer and the merger. Both complaints name as defendants the Company, each of the directors and executive officers of the Company, Woodbourne Partners, L.P., Parent and Merger Sub.  Both complaints allege, among other things, that such officers and directors have breached their fiduciary duties to the Company’s stockholders, including the duties of good faith, loyalty and due care and that Parent and Woodbourne Partners, L.P. aided and abetted such officers’ and directors’ alleged breaches of their fiduciary duties. Both complaints include, among others, allegations that (i) the consideration to be received by the holders of shares is unfair, inadequate and less than the “intrinsic value” of the shares, (ii) the provisions of the merger agreement unfairly protect the transactions proposed between the Company and Parent, including through a grossly excessive termination fee and inadequate go-shop period, (iii) the top-up (as discussed in “The Merger Agreement – Terms of the Merger Agreement – Top-Up” beginning on page [ • ]) is coercive, and (iv) such officers and directors did not seek competitive bids prior to entering into the merger agreement.  Plaintiffs in both cases seek, among other relief, injunctive relief preventing the defendants from consummating the offer and the merger, compensatory damages and attorneys’ fees and expenses.  The Company and the other defendants have not yet responded to either of the complaints.  The Company believes the aforementioned complaints are completely without merit, and intends to vigorously defend against them.

In addition, on January 11, 2011, a class action complaint was filed by a purported stockholder of the Company in the Superior Court of King County, Washington, captioned Oscar Lee Walker v. Todd Shipyards Corporation, et. al., Case No. 11-2-02713-9, in connection with the merger agreement, the offer and the merger. The complaint names as defendants the Company, each of the directors of the Company, Parent and Merger Sub. The complaint is substantially similar to the Marshall and Graulich complaints referenced above, although such complaint does not name Michael Marsh, Berger Dodge or Woodbourne Partners, L.P. as defendants.  The Company and the other defendants have not yet responded to the complaint.  The Company believes the aforementioned complaint is completely without merit, and intends to vigorously defend against it.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [ • ].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Terms of the Merger Agreement

The following is a summary of certain provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached hereto as Annex A, which is incorporated herein by reference. Copies of the merger agreement, and any other filings that we make with the SEC with respect to the offer or the merger, may be obtained in the manner set forth in “Where You Can Find More Information” beginning on page [ • ]. Stockholders and other interested parties should read the merger agreement for a more complete description of the provisions summarized below.

The Offer

On December 30, 2010, Merger Sub commenced the offer for all of the outstanding shares of Company common stock at a price of $22.27 per share, net to the seller in cash without interest. The offer contemplated that, after completion of the offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub and all outstanding shares of Company common stock, other than shares held by Parent, Merger Sub or the Company or shares held by the Company’s stockholders who have and validly exercised appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to $22.27 per share. The offer was commenced pursuant to the merger agreement.

Under the terms and subject to the conditions of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of stockholder approval of the adoption of the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

The merger agreement also provides that the obligation of Merger Sub to purchase shares tendered in the offer is subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the expiration or termination of applicable waiting periods under the HSR Act (which has been satisfied), the receipt of proceeds by Parent under certain financing agreements, and other customary closing conditions. In addition, it is a condition to Merger Sub’s obligation to purchase the shares tendered in the offer that the number of the outstanding shares of Company common stock that have been validly tendered and not validly withdrawn, but excluding shares tendered pursuant to guaranteed delivery procedures, together with any shares of Company common stock then owned by Parent and its subsidiaries and the top-up shares (as described under “The Merger Agreement – Terms of the Merger Agreement – Top-Up” beginning on page [ • ]), equals 90% of the Company common stock issued and outstanding as of the expiration of the offer, on a fully diluted bases, as calculated pursuant to the merger agreement, which we refer to as the minimum tender condition.

Recommendation

At a meeting held on December 21, 2010, the Company’s board of directors, upon the unanimous recommendation of the transaction committee of the Company’s board of directors, by unanimous vote of the disinterested directors (1) authorized and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, (2) approved and declared advisable the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, (3) declared that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the offer, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of the Company, (4) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company, unless the adoption of the merger agreement by the Company’s stockholders is not required by applicable law, (5) recommended that the stockholders of the Company accept the offer and tender their shares pursuant to the offer and, if required by applicable law, adopt and approve the merger agreement and the transactions contemplated thereby and (6) approved for all purposes Merger Sub, Parent and their affiliates, the merger agreement and the transactions contemplated by the merger agreement to exempt such persons, agreements and transactions from any anti-takeover laws.

Top-Up

Pursuant to the merger agreement, the Company granted to Merger Sub an irrevocable option, which we refer to as the top-up, to purchase additional shares at a price per share equal to the offer price, which we refer to as the top-up shares, that, when added to the number of shares owned by Parent and any of its subsidiaries immediately prior to the time of such exercise, will constitute at least 90% of the shares then outstanding (after giving effect to the top-up) on a “fully-diluted basis” (which assumes conversion or exercise of all outstanding derivative securities that are vested or otherwise exercisable, regardless of the conversion or exercise price, or other terms thereof). The top-up is only exercisable for a number of shares that are authorized and unissued or held in the Company’s treasury. The top-up is intended to expedite the timing of the completion of the merger by permitting the merger to occur pursuant to Delaware’s short-form merger statute. If the minimum tender condition has been satisfied, effective as of the closing of the offer, Merger Sub will be deemed to have automatically exercised the top-up.   Upon the closing of the purchase of the top-up shares purchased pursuant to the top-up, Merger Sub will pay to the Company the purchase price owed by it to the Company to purchase that number of top-up shares required to effect the top-up, at Merger Sub’s option, (i) in cash or (ii) by (a) paying in cash, an amount equal to not less than the aggregate par value of the such top-up shares and (b) executing and delivering to the Company a promissory note, with such terms as specified in the merger agreement, having a principal amount equal to the aggregate purchase price pursuant to the top-up less the amount paid in cash.

The Company’s Board of Directors

Pursuant to the merger agreement, upon the closing of the offer, if Merger Sub then holds at least 90% of the then outstanding shares, Merger Sub will be entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Company’s board of directors that is equal to the total number of directors on the Company’s board of directors (giving effect to the increase described in this sentence) multiplied by the percentage that the number of shares beneficially owned by Parent and its subsidiaries, including Merger Sub (including shares accepted for payment), bears to the total number of shares then outstanding. However, if Parent’s designees are appointed or elected to the Company’s board of directors, until the effective time of the merger, the Company’s board of directors will have at least two independent directors (as defined by the rules of the NYSE).

The Company has agreed to take all action requested by Parent to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including by increasing the number of directors and seeking and accepting resignations from incumbent directors. After the closing of the offer, the Company will also, upon Parent’s request, cause the directors elected or designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on (i) each committee of the Company’s board of directors (except for any committee established to take action with respect to the offer or the merger agreement), (ii) the board of directors of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case, to the fullest extent permitted by applicable law and the rules of the NYSE.

The Merger

The merger agreement provides that, following completion of the offer, if applicable, and subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger:

•	Merger Sub will be merged with and into the Company and, as a result of the merger, the separate corporate existence of Merger Sub will cease;

•	the Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent; and

•
all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the surviving corporation, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

If the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the offer, after the receipt of the approval of a majority of the Company’s stockholders for the adoption of the merger agreement.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the merger, Merger Sub’s certificate of incorporation as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation, except that all references to Merger Sub will be automatically be amended and will become references to the surviving corporation. The by-laws of Merger Sub as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and to cease to be publicly traded.

Merger Closing Conditions. The obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•
the affirmative vote of holders of a majority of shares entitled to vote at a stockholders’ meeting to adopt the merger agreement, which we refer to as stockholder approval, must have been obtained, if required by applicable law;

•
the waiting period (and any extension thereof) applicable to the merger and, unless the offer shall have been terminated, has occurred, the offer, under the HSR Act (which has been satisfied) and all applicable merger control, antitrust or similar laws must have expired unless early termination has been granted, and any approval or consent of any governmental entity that is necessary for the merger to be consummated has been obtained and be in fully force and effect, unless such failure would, upon the consummation of the merger not have a material adverse effect;

•
the consummation of the merger will not then be restrained, enjoined, or prohibited by any law or any order of any government entity, the effect of which would (i) make illegal or materially delay consummation of the merger, (ii) restrict the ownership or operation by Parent or any of its subsidiaries of any portion of its business, compel Parent to dispose of or hold separately any portion of their business, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective subsidiaries to conduct its business, (iii) impose limitations on the ability of Parent or any of its subsidiaries to exercise full rights of ownership in the shares, or (iv) require divestiture by Parent or any of its subsidiaries of any of the shares; and

•	Merger Sub shall have accepted for payment the shares validly tendered and not withdrawn pursuant to the offer, unless the offer shall have been terminated.

Solely if the offer shall have been terminated, the obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to complete the merger will be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of certain additional conditions:

•	the accuracy of the representations and warranties set forth in the merger agreement, subject to a material adverse effect standard;

•	the performance in all material respects of the obligations in the merger agreement required to be performed prior to the closing of the merger; and

•
that there has been no state of facts, condition, change, effect, development, occurrence or event, since the date of the merger agreement that has had or would have a material adverse effect with respect to the Company.

In addition, solely if the offer shall have been terminated, the obligations of Parent and Merger Sub to complete the merger will be subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	that immediately prior to the closing of the merger (before giving effect to the financing and the consummation of the merger), the Company is solvent; and

•
that Frank Foti, the President, Chairman and Manager of Parent, who owns 98% of the equity interests of Parent and whose presence is critical to the successful completion of the offer and the merger, has not died or become disabled.

Merger Consideration. At the effective time of the merger, each share issued and outstanding immediately prior to the effective time of the merger, other than shares owned by Parent or Merger Sub immediately prior to the effective time of the merger, or any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law, will automatically be converted into the right to receive the offer price in cash, without interest and less any applicable withholding and transfer taxes. All shares converted into the right to receive the offer price will be canceled and cease to exist.

Payment for Company Shares. Before the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the merger consideration, which we refer to as the Paying Agent. At the effective time of the merger, Parent will cause to be deposited, with the Paying Agent, the funds necessary to pay the aggregate merger consideration to the stockholders.

As soon as reasonably practicable after the effective time of the merger, the Paying Agent will send to each holder of shares a letter of transmittal and instructions advising the stockholders how to surrender stock certificates in exchange for the merger consideration. The Paying Agent will pay the merger consideration to the stockholders upon receipt of (i) a surrendered certificate(s) representing the shares (or, if the shares are held in uncertificated form, receipt of an “agent’s message” by the Paying Agent) and (ii) the signed letter of transmittal and any other items reasonably required by the Paying Agent. Interest will not be paid or accrue in respect of the merger consideration. The amount of merger consideration paid to the stockholders will be reduced by any applicable withholding and transfer taxes.

If any cash deposited with the Paying Agent is not claimed within six months following the effective time of the merger, such cash will be returned to Parent or the surviving corporation, upon demand, and any holders of share certificates who have not already complied with exchange procedures in the merger agreement will thereafter look only to the surviving corporation for, and the surviving corporation will remain liable for, payment of their claims for the merger consideration, without any interest.

The transmittal instructions will include instructions if the stockholder has lost the share certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the share certificate.

Treatment of Todd’s Equity Awards. At the effective time of the merger, each of (i) SSARs outstanding as of such date, whether vested or unvested and (ii) the RSUs outstanding as of such date, which have not then vested and become converted into shares, will vest in full and be converted into the right to receive an amount in cash equal to the offer price, less, in the case of the SSARs, the exercise price per share of Company common stock linked to such SSAR. Immediately prior to the consummation of the merger, each outstanding share of restricted stock that has not vested, will vest, will be treated as a share in the Merger, and will be exchanged for the right to receive the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, Parent and Merger Sub.  Some of the representations and warranties in the merger agreement made by the Company are qualified as to materiality or material adverse effect. For purposes of the merger agreement, material adverse effect means any state of facts, condition, change, effect, development, occurrence or event with respect to the Company or its subsidiaries, taken as a whole, that, individually or in the aggregate, (i) results in or could reasonably be expected to result in a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of the operations of the Company and its subsidiaries, taken as a whole or (ii) prevents or materially impedes the ability of the Company to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement. For the purposes of clause (i) above, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

•	any events generally affecting the industry in which the Company and its subsidiaries primarily operate or the economy, financial or capital markets in the United States;

•	any events arising from or otherwise relating to any war (whether or not declared), national or international hostilities, sabotage or terrorism;

•
any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or one of its subsidiaries or independent third parties) for any period ending on or after the date of the merger agreement, provided that the underlying causes of such failure are not excluded from the determination of a material adverse effect;

•	any events resulting out of or arising out of any change in applicable laws or GAAP after the date of the merger agreement;

•
any events (including, assuming the Company’s compliance with its covenants in the merger agreement any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) attributable to the announcement or pendency of the merger and the offer;

•	any events resulting from changes in the market price or trading volume of the Company’s stock;

•	any events resulting from any action taken by the Company or any of its subsidiaries at the written request of Parent or Merger Sub or otherwise required by the merger agreement; or

•	any events resulting solely due to the identity of, or any facts or circumstances relating to Parent or Merger Sub or their affiliates;

excluding, in the case of the first, second, and fourth bullet points above, any event that disproportionately affects, individually or together with other events, the Company and its subsidiaries when compared to other persons operating in the industry in which the Company and its subsidiaries operate. In the merger agreement, the Company has made customary representations and warranties to Parent and Merger Sub with respect to, among other things:

•	corporate matters related to the Company and its subsidiaries, such as organization, standing and corporate power;

•	its capitalization;

•	authority to enter into the merger agreement and approval by the Company’s board of directors;

•	the absence of conflicts with its organizational documents, contracts, and laws;

•	public SEC filings and financial statements;

•	the accuracy of information contained in the Company’s schedule 14D-9 and proxy statement to be filed by the Company;

•	the absence of undisclosed liabilities;

•	litigation;

•	material contracts, including government contracts;

•	permits and compliance with laws;

•	environmental matters;

•	insurance;

•	labor and employment matters;

•	employee benefits;

•	tax matters;

•	title to properties;

•	intellectual property;

•	brokers and other advisors;

•	opinion of its financial advisor with respect to the fairness of the offer price;

•	the vote required for the adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement;

•	solvency;

•	that the Company is not party to any standstill agreements or confidentiality agreements that limit the provision of information to Parent or Merger Sub; and

•	inquiries or proposals with respect to takeover proposals.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to the Company with respect to, among other things:

•	corporate matters related to Parent and Merger Sub, such as organization, standing and corporate power;

•	authority;

•	non-contravention;

•	the accuracy of the information incorporated in the offer documents and supplied for incorporation in the Company’s schedule 14D-9, information statement or proxy statement;

•	ownership and operation of Merger Sub;

•	ownership of the Company’s capital stock;

•	solvency;

•	financing;

•	litigation; and

•	brokers and other advisors.

None of the representations and warranties contained in the merger agreement survives the consummation of the merger.

Conduct of Business of the Company

The merger agreement provides that during the period from the date of the merger agreement to the effective time of the merger, except with the prior written consent of Parent not to be unreasonably withheld, the Company and its subsidiaries will:

•	carry on their respective businesses in the ordinary course consistent with past practice and comply with all applicable laws and accounting standards;

•
use their reasonable best efforts to keep available the services of their present officers and other employees and to preserve their assets and their relationships with customers, suppliers, distributors and others having business dealings with them; and

•	maintain their rights and permits.

In addition, during the period from the date of the merger agreement to the effective time of the merger, except (i) with the prior written consent of Parent not to be unreasonably withheld, (ii) as may be otherwise required by applicable law (including the rules of NYSE, excluding any stockholder voting requirements), (iii) as specifically contemplated by the merger agreement, or (iv) as previously disclosed to Parent in connection with the merger agreement, the Company and its subsidiaries will not take the following actions, subject to the thresholds and exceptions specified in the merger agreement:

•
declare dividends (other than the payment of the quarterly cash dividend declared by the Company on August 20, 2010 of $0.10 per share and a dividend of $0.10 per share contemplated to be declared in December 2010 to be paid after March 11, 2011 to stockholders of record as of a date after March 11, 2011), split, combine or reclassify stock, or purchase redeem or otherwise acquire any shares or other securities of the Company or its subsidiaries except pursuant to forfeiture of RSUs, SSARs or restricted stock, or the acquisition of the trustee of the Company 401(k) plan of shares on the open market to satisfy participant elections under such 401(k) plan;

•
issue, deliver, sell, pledge or otherwise encumber any shares or any other equity or voting interests or any securities convertible into, or warrants, calls or rights to acquire any such shares, interests or securities;

•	amend the Company’s certificate of incorporation or by-laws or comparable organizational documents of any of the Company’s subsidiaries;

•	acquire, merge with, or purchase all or substantially all of the assets of or equity or voting interest in any other entity or business;

•
sell, lease, license or mortgage or otherwise subject to any lien or otherwise dispose of any material portion of properties or assets, excluding investment securities, other than in the ordinary course of business;

•	repurchase, prepay or incur any indebtedness or make any loans, advances, capital contributions or investments in any other entity, except for the Company’s subsidiaries;

•	incur or commit to incur any capital expenditures other than in the ordinary course of business or to replace or repair damaged or obsolete equipment;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity, other than (1) the Company and any of its subsidiaries, (2) advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice, or (3) investments in marketable securities that are readily salable at their fair market value, that, individually or in the aggregate, do not exceed 10% of the voting equity of any person or entity.

•
pay, discharge, settle or satisfy any claims, other than in the ordinary course of business consistent with past practice, waive, relinquish, release or transfer any right of material value, or disclose any confidential or proprietary information, other than pursuant to confidentiality agreements;

•	enter into any material contract or modify in any material respect any existing material contract, excluding in each case customer contracts and bids or proposals for new customer contracts;

•
adopt, terminate or amend any benefit plan, increase the compensation or benefits of or pay a loan to any personnel, grant or amend any awards under a company benefit plan, grant severance or separation pay, enter into any trust, annuity or insurance contract or make any determination under a benefit plan that is inconsistent in any material respect with the ordinary course of business and past practice;

•	form a subsidiary;

•	enter into any contract containing any restriction on the ability of the Company or its subsidiaries to assign its rights thereunder;

•	enter into any collective bargaining agreement or labor union contract;

•	write down any material assets other than as may be consistent with historical accounting practices;

•	enter into any agreement that would require or cause the Company to abandon or delay the offer or the merger;

•	fail to keep in force any material insurance policy or replacement policy;

•	adopt a plan of liquidation, dissolution, or merger;

•	enter into a new line of business outside its existing business segments;

•	convene any special meeting of the stockholders other than the stockholders’ meeting contemplated by the merger agreement (if required by the merger agreement and applicable law);

•	take any action intended to result in any of the conditions of the offer or the merger to not be satisfied or to delay or prevent the ability of the Company to consummate the merger; or

•	authorize, or commit to or agree to take any of, the foregoing actions.

Go-Shop; Solicitation

Solicitation Period.  During the period beginning on the date of the merger agreement and continuing until 11:59 p.m., New York City time, on January  28, 2011, which we refer to as the initial no-shop period start date, the Company may, directly or through its representatives: (i) solicit, initiate or encourage, whether publicly or otherwise, any takeover proposals (as described below) , including by way of providing access to non-public information; however, the Company will only permit such non-public information related to the Company to be provided pursuant to an acceptable confidentiality agreement (as described below) and the Company will promptly provide to Parent any non-public information concerning the Company or its subsidiaries to which any person is provided such access and which was not previously provided to Parent, and (ii) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any takeover proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any takeover proposal.   The Company may, in its sole and absolute discretion, extend the no-shop period start date for up to 14 calendar days beyond the initial no-shop period start date, which we refer to as the extended no-shop period start date, by delivering written notice to Parent at least four business days before the initial no-shop period start date.  No-shop period start date means the initial no-shop period start date or the extended no-shop period start date, if such right of extension is exercised by the Company. If the Company elects to extend the no-shop period start date, the offer will be extended for the same time period.

No Solicitation Period. From the no-shop period start date until the effective time of the merger, or, if earlier, the termination of the merger agreement in accordance with its terms, the Company will not, nor will it permit any representative of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any takeover proposal, (ii) provide any non-public information concerning the Company or any of its subsidiaries related to, or to any person or group who would reasonably be expected to make, any takeover proposal, (iii) engage in any discussions or negotiations with respect thereto, (iv) approve, support, adopt, endorse or recommend any takeover proposal, or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations. Subject to the section of the merger agreement governing the Company’s response to takeover proposals, at the no-shop period start date, the Company will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups (other than a qualified go-shop bidder (as described below)) conducted as of such date by the Company, its subsidiaries or any of their respective representatives with respect to any takeover proposal and will use reasonable best efforts to require any other parties (other than a qualified go-shop bidder) who have made or have indicated an intention to make a takeover proposal to promptly return or destroy any confidential information previously furnished by the Company, any of its subsidiaries or any of their respective representatives.

For purposes of this proxy statement and the merger agreement:

•
An acceptable confidentiality agreement is a confidentiality and standstill agreement with terms that are substantively similar to those contained in the confidentiality agreements between the Company and Parent; provided that such confidentiality and standstill agreement will expressly not prohibit or adversely affect the rights of the Company and its subsidiaries thereunder upon compliance by the Company and its subsidiaries with the terms of the merger agreement.

•
A qualified go-shop bidder is any person or group from whom the Company or any of its representatives has received a takeover proposal after the execution of the merger agreement and prior to the no-shop period start date that the Company’s board of directors determines, prior to or as of the no-shop period start date, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to result in a superior proposal (as defined below).

•
A superior proposal is any bona fide written takeover proposal that is financed on terms no less favorable to the Company than the financing, and that, if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) more than 75% of the outstanding shares or (ii) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in either case which the Company’s board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, and (b) if consummated, would be more favorable to the Company’s stockholders from a financial point of view than the offer and the merger, in each case taking into account, among other things, the financial, legal, regulatory aspects of such takeover proposal, including any financing contingencies, the timing and likelihood of consummation of such transaction, the provisions of the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in connection with a response to a change in recommendation by the Company’s board of directors), and to the extent the Company’s board of directors deems it relevant and applicable, the payment of a termination fee pursuant to the merger agreement.

•
A takeover proposal is any inquiry, proposal or offer from any person or group providing for (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (a) 10% or more (based on the fair market value, as determined in good faith by Company’s board of directors) of assets (including capital stock of the Company’s subsidiaries) and its subsidiaries, taken as a whole, or (b)(1) shares, which together with any other shares beneficially owned by such person or group, would equal to 10% or more of the outstanding shares, or (2) any other equity securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 10% or more of the outstanding shares or any other equity securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 10% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (iv) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its material operating subsidiaries, other than, in each case, the transactions contemplated by the merger agreement.

Recommendation of the Board of Directors; Adverse Recommendation Changes. As described above, and subject to the provisions described below, the Company’s board of directors has made the recommendation that the holders of the shares accept the offer, tender their shares to Merger Sub in the offer and adopt the merger agreement. The Company’s board of directors also agreed to include the recommendation in the Company’s schedule 14D-9 and to permit Parent to include the recommendation in its offer to purchase and other documents related to the offer.

The merger agreement provides that, except as described below, neither the Company’s board of directors nor any committee thereof will (i) withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the recommendation or the findings or conclusions of the Company’s board of directors described in the board resolutions adopted in connection with the execution of the merger agreement, (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any takeover proposal, (iii) cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than any acceptable confidentiality agreement, or (iv) publicly propose or announce an intention to take any of the foregoing actions (we refer to any action described in clauses (i), (ii), (iii) or (iv) as an adverse recommendation change).

The Company’s board of directors is entitled to make an adverse recommendation change if it (i) receives a bona fide written takeover proposal that it determines in good faith (after consultation with its outside counsel) constitutes a superior proposal, or (ii) if an intervening event (as described below) has occurred, and (in the case of both (i) and (ii)) if (a) it determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (b) the Company has provided prior written notice to Parent and Merger Sub, at least three business days in advance, that it will effect an adverse recommendation change or terminate the merger agreement in such circumstances and specifying the reasons for such actions (any material amendment to the terms of any superior proposal or any material change to the facts and circumstances relating to an intervening event, in each case that was previously the subject of such a notice will require a new notice, except that the prior written notice period and corresponding references to a three business day period will be reduced to a one business day period).

To the extent that such adverse recommendation change or termination is being made as a result of a superior proposal:

(i) the notice to Parent must specify the identity of the party making such superior proposal and the material terms thereof, and copies of all relevant documents relating to such superior proposal;

(ii) after providing any notice to Parent, the Company must, and must cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three business day period (or one business day period in the event of amended notice) to make such adjustments in the terms and conditions of the merger agreement; and

(iii) in the case of either clause (i) or clause (ii) above, the Company’s board of directors must have considered in good faith any adjustments to the merger agreement (including a change to the price terms thereof) that may be offered in writing by Parent no later than 5:00 p.m., New York City time, on the third business day of such three business day period (or the first business day of such one business day period in the event of an amended notice) and must have determined that the superior proposal would continue to constitute a superior proposal if such adjustments were to be given effect.

To the extent that the adverse recommendation change is being made in response to an intervening event:

(i) the notice to Parent must specify the intervening event in reasonable detail;

(ii) after providing notice to Parent, the Company must, and must cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three business day period (or one business day period in the event of an amended notice) to amend the merger agreement in a manner that such intervening event no longer necessitates such adverse recommendation change; and

(iii) the Company’s board of directors must have considered in good faith any adjustments to the merger agreement that may be offered in writing by Parent no later than 5:00 p.m. New York City time on the third business day of such three business day period (or first business day of such one business day period in the event of an amended notice) and must have determined in good faith (after consultation with its outside legal counsel) that such intervening event continues to necessitate and adverse recommendation change.

If the Company has given a such notice relating to a superior proposal or intervening event, Parent, may, upon written notice to the Company, extend the effective time of the merger, and if applicable, the expiration of the offer (but in no event beyond the earlier to occur of (i) the three day or one day negotiation period described above, (ii)  March 11, 2011, or (iii) any other date agreed by the Company, Parent and Merger Sub) to allow sufficient time for negotiations among the Company, Parent and Merger Sub regarding possible adjustments to the merger agreement, consideration by the Company’s board of directors of adjustments to the merger agreement or the determination of an adverse recommendation change or termination of the merger agreement in accordance with its terms.

An intervening event is any material event or development or material change in circumstances occurring or arising after the date of the merger agreement with respect to the Company that (i) was not known to either the Company’s board of directors or the chief executive officer or chief financial officer of the Company as of the date of the merger agreement, and was not reasonably foreseeable as of the date of the merger agreement and (ii) does not arise from or relate to (a) any acquisition proposal (whether or not a superior proposal), (b) any events relating to Parent or Merger Sub, or (c) clearance of the offer and the merger under the HSR Act (which has occurred) or laws with respect to competition.

The merger agreement does not prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders as, in the good faith determination of the Company’s board of directors, after consultation with its outside legal counsel, is required by applicable laws or (iii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company’s stockholders) in which the Company’s board of directors indicates that it has not changed the recommendation.

Financing Efforts of Parent and Merger Sub

Each of Parent and Merger Sub will use, and cause its affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions contained in the commitment letters, including using reasonable best efforts to seek to enforce its rights under the commitment letters in the event of a material breach thereof by the lenders thereunder, and will not permit any material amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the commitment letters (in each case except pursuant to the flex provisions thereof), if such amendment, modification or waiver (i) reduces the aggregate amount of the financing from that contemplated in the commitment letters (including by changing the amount of fees to be paid or original issue discount), (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing in a manner materially adverse to Parent or the Company, or (iii) amends or modifies any other terms in a manner that would reasonably be expected to (a) delay or prevent the closing of the offer or the merger or (b) make the timely funding of the financing or satisfaction of the conditions to obtaining the financing less likely to occur, or (c) adversely impact the ability of either Parent or Merger Sub to enforce its rights against the other parties to the commitment letters.

 Each of Parent and Merger Sub will use, and cause its affiliates to use, its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate, and obtain the financing on the terms and conditions set forth in the commitment letters, including using reasonable best efforts to (i) maintain in effect the commitment letters in accordance with their terms, (ii) to satisfy all conditions and covenants applicable to Parent and Merger Sub in the commitment letters, (iii) to negotiate and enter into all definitive agreements with respect to the financing contemplated by the commitment letters, (iv) to satisfy all conditions to such definitive agreements that are applicable to Parent and Merger Sub and to consummate the financing at or prior to the closing of the offer or, in the event the closing of the offer does not occur, the merger, and (v) to comply with its obligations under the commitment letters.

In addition, each of Parent and Merger Sub will use their best efforts to take all actions and to do all things necessary, proper or advisable to consummate, and will use the proceeds of the financing for payment of (i) the aggregate offer price, (ii) the merger consideration, and (iii) amounts payable to holders of the RSUs and SSARs. If all of the conditions of the offer (other than Merger Sub’s receipt of the financing proceeds) have been satisfied or waived, or if the offer shall have been terminated, all of the conditions to the merger have been satisfied or waived, then Parent will consummate the financing and will use the proceeds of the financing no later than the earlier to occur of the closing date of the offer or the merger.

Financing Cooperation from the Company

The Company will, and will cause each of its subsidiaries to, and will use its reasonable best efforts to cause its representatives to provide to Parent such reasonable cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in causing the conditions in the commitment letters to be satisfied and such cooperation as is otherwise necessary and reasonably requested by Parent in connection with the financing, including:

•	using reasonable best efforts to cause its senior executive officers to participate in a customary and reasonable number of meetings, presentations, and due diligence sessions;

•
using reasonable best efforts to provide information necessary or appropriate in connection with the preparation of customary bank memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the financing;

•	furnishing Parent and its financing sources with certain financial statements;

•	requesting that its auditors cooperate with Parent’s reasonable efforts to obtain customary comfort letters;

•
using reasonable best efforts to cooperate with Parent’s efforts to obtain consents, landlord waivers and estoppels, non-disturbance agreements, appraisals of owned real property, surveys and title insurance as reasonable requested by Parent;

•	reasonably cooperating to permit the prospective lenders to evaluate its current assets, cash management, and accounting systems;

•
requesting customary payoff letters, lien terminations and instruments of discharged to be delivered at the closing of the merger to allow for the payoff, discharge and termination in full of all indebtedness and liens under the Company’s existing credit agreement; and

•	furnishing Parent and its financing sources promptly with all documentation and other information required by governmental entities with respect to the financing.

Obligations with Respect to the Proxy Statement

The merger agreement provides that as soon as practicable after the date of the merger agreement, the Company will prepare and file with the SEC in preliminary form a proxy statement relating to a meeting of the Company’s stockholders to approve the merger, if required by applicable law, which we refer to as  the stockholders’ meeting, which will include the recommendation with respect to the merger, the fairness opinion issued by the Company’s financial advisor, and a copy of Section 262 of the DGCL. If the adoption of the merger agreement by the Company’s stockholders is required by applicable law, then the Company will have the right at any time after the date which the SEC states orally or in writing that it has no further comments to the proxy statement to (and Parent and Merger Sub will have the right, at any time after the later of such date and the termination of the offer on account of the failure of the minimum tender condition to request in writing that the Company, and upon receipt of such written request, the Company will, as promptly as practicable and in any event within ten business days), (a) establish a record date for and give notice of a meeting of its stockholders in accordance with its by-laws, for the purpose of voting upon the adoption of the merger agreement, and (b) mail a proxy statement to the holders of shares as of the record date established for the stockholders’ meeting.

Efforts to Close the Transaction

In the merger agreement, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate, as promptly as reasonably practicable, the offer, the merger and the other transactions contemplated by the merger agreement, including making all necessary filings, notices, and other documents necessary to consummate the offer, the merger and other transactions contemplated by the merger agreement.

Takeover Statutes

If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws becomes applicable to the Company, Parent or Merger Sub, the offer, the merger, the top-up or the top-up shares or the other transactions contemplated by the merger agreement, the Company and the Company’s board of directors will take such actions as are necessary to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger, now existing in favor of the current or former directors or officers of the Company or its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) or in any indemnification or other agreement of the Company will be assumed by the surviving corporation in the merger and will continue in full force and effect and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party; provided that neither Parent nor the Company will have any obligation to create a trust to satisfy indemnification obligations under the indemnification agreements existing between the Company and certain current and former officers and directors. Parent will make proper provision if the surviving corporation consolidates or merges with another entity or transfers or conveys substantially all of its assets such that the successors and assigns of the surviving corporation assume Parent’s obligations with respect to its indemnification, expense reimbursement and exculpation obligations.

For a period of five years after the effective time of the merger, Parent will maintain in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by the Company and its subsidiaries on terms and coverage amounts no less favorable than the terms of such policies in effect on the date of the merger agreement. Alternatively, Parent may cause the Company to purchase, at or prior to the effective time of the merger, a “tail policy” on terms and conditions providing no less favorable benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the effective time of the merger.

Other Covenants

The merger agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, employee benefits, and access and confidentiality.

Continuing Pursuit of the Merger

If at any then-scheduled expiration date, any offer condition has not been satisfied or waived, which we refer to as the offer determination date”, then Merger Sub may irrevocably and unconditionally terminate the offer if the date which the SEC states orally or in writing that it has no further comments to the proxy statement has occurred on or prior to the offer determination date. In addition, the Company has the right, exercisable by delivering written notice to Parent and Merger Sub at any time after the offer determination date to cause Merger Sub to, and upon receipt of such written notice, Merger Sub must terminate the offer at the then-scheduled expiration date.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after any approval of the merger by the Company’s stockholders:

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or the Company, if:

o
the merger has not been consummated on or before March 11, 2011; provided that this termination right will not be available to either Parent or the Company if (i) the offer shall have closed or (y) the failure of Parent or the Company, as applicable, to perform any of its obligations under the merger agreement has been a principal cause of the failure of the merger to be consummated on or before such date;

o
there has been issued, enacted or promulgated a temporary restraining order, preliminary or permanent injunction, law or other judgment by any court of competent jurisdiction or other governmental entity that has the effect of preventing or making illegal the consummation of the offer or the merger, which is in effect and has become final and non-appealable; provided that this termination right will not be available to any party that is then in breach of its obligations  under the merger agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment and such breach has been a principal cause of such restraint being or remaining in effect;

o	if necessary under Delaware law, stockholder approval has not been obtained at the special meeting or at any adjournment or postponement of such special meeting; or

o
there have not been tendered and not validly withdrawn before the expiration date of the offer, the number of shares which, when added together with the shares already owned by Parent and its subsidiaries (excluding the number of  shares that may be validly issued as top-up shares), would constitute at least 40% of the total number of outstanding shares on such expiration date;

•	by Parent, if:

o
the Company has breached any of its representations or warranties contained in the merger agreement or has failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the merger regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants and (ii) (a) is not capable of being cured before March 11, 2011 or (b) if capable of being cured before March 11, 2011, is not cured within ten business days following Parent’s delivery of written notice to the Company of such breach or failure; provided that Parent will not have this termination right if (1) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement or (2) the offer shall have closed;

o	an adverse recommendation change has occurred;

o
the Company has delivered a notice to Parent of its intent to effect an adverse recommendation change, if Parent has given the Company the right to enter into an acquisition agreement and such right has been available to the Company for no less than 24 hours;

o
the Company failed to include in the proxy statement or the Schedule 14D-9, in each case, when mailed, the recommendation and a statement of the findings and conclusions of the Company’s board of directors described in the Company’s board of directors resolutions adopted in connection with the merger agreement;

o
following the disclosure or announcement of a takeover proposal (other than a tender or exchange offer described in the bullet immediately following this bullet), the Company’s board of directors has failed to reaffirm publicly the recommendation within five business days after Parent requests in writing that the recommendation under such circumstances be reaffirmed publicly;

o
a tender or exchange offer relating to securities of the Company has been commenced and the Company has not announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent will not have this termination right if (a) the offer shall have closed or (b) unless Section 253 of the Delaware General Corporation Law, or the DGCL, is applicable, the approval of the merger by the Company’s stockholders has been obtained;

•	by the Company, if:

o
Parent or Merger Sub has breached any of its respective representations or warranties contained in the merger agreement or Parent or Merger Sub has failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the merger regarding the accuracy of the Parent’s and Merger Sub’s representations and warranties or the compliance with Parent’s or Merger Sub’s covenants and (ii) (a) is not capable of being cured prior to March 11, 2011 or (b) if capable of being cured by March 11, 2011, is not cured within ten business days following the Company’s delivery of written notice to Parent of such breach or failure; provided that the Company will not have this termination right  if (1) the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement or (2) the offer shall have closed;

o
to either accept a superior proposal and enter into the acquisition agreement providing for such superior proposal immediately following or concurrently with such termination or on account of an intervening event; provided, that payment of the termination fee (as described under “The Merger Agreement – Terms of the Merger Agreement – Termination Fees” beginning on page [ • ]) is a condition to the termination of the merger agreement by the Company in this circumstance;

o
(i) (a) all the offer conditions have been satisfied or waived as of the expiration of the offer, and (b) Parent has failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii) (a) all the offer conditions (other than Merger Sub’s receipt of the financing proceeds) have been satisfied or waived as of the expiration date of the offer, and (b) Parent has failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company must have given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; or

o
(i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than the purchase of the shares to the extent the offer shall have been terminated) and the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the closing of the merger), (ii) Parent has failed to consummate the merger by the second business day following adoption of the merger agreement at the stockholders’ meeting, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to exercise this termination right.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, it will become null and void, without any liability or obligation on the part of the Company, Parent or Merger Sub or their respective representatives other than obligations to pay any termination fees, as further described below, except that certain provisions will survive the termination of the merger agreement, including, among others, the confidentiality, termination, specific performance, and governing law provisions. No party is relieved of any liability for any breach of any of its representations, warranties, covenants or agreements contained in the merger agreement prior to such termination or for fraud.

Termination Fees

The Company has agreed to pay Parent a termination fee of $4,550,000, which we refer to as the termination fee, as follows:

•
if the merger agreement is terminated by the Company for the Company to accept a superior proposal and enter into an acquisition agreement, with the termination fee being payable concurrently with, and as a condition to the effectiveness of, such termination;

•
if the merger agreement is terminated by Parent upon (i) an adverse recommendation change, (ii) the Company’s notice of its intent to make an adverse recommendation change, (iii) the Company’s failure to include the Company’s board of directors’ recommendation to approve the merger agreement in its securities filings related to the offer and the merger, (iii) the Company’s failure to reaffirm such recommendation upon a request by Parent, or (v) the Company’s failure to make a statement disclosing the rejection of a tender or exchange offer for securities of the Company which has not been announced within ten business days of the commencement of such tender of exchange offer; with termination fee being payable within two business days following such termination;

•
if the merger agreement is terminated by Parent due to the failure by the Company to perform certain specified covenants or agreements contained in the merger agreement, which failure is the principal factor in the failure of the offer or the merger to be consummated; or

•
if (i) a takeover proposal has been made, and (ii) thereafter, the merger agreement is terminated (a)  by Parent or Company due to the failure of the Company stockholders to adopt the merger agreement at the special meeting, to the extent such stockholder approval is required by applicable law, or (b) by Parent due to a breach of the Company’s representations, warranties, covenants or agreements set forth in the merger agreement, and (iii) within 12 months after any such termination, the Company and any person or group (or its affiliate) who made such a takeover proposal enter into a definitive agreement providing for any transaction that would constitute a takeover proposal (which transaction is thereafter consummated), then the termination fee shall be paid on the date such transaction is consummated. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term takeover proposal has the meaning described below, except that the references to “10%” in the definition of takeover proposal shall be deemed to be references to “50%.”

The Company has agreed to reimburse Parent for all transaction expenses incurred by Parent, Merger Sub or their affiliates up to the date of termination in an amount not to exceed $2,900,000 by payment of such amount as promptly as reasonable practicable and in any event within two business days of request therefor if the merger agreement is terminated by Parent or the Company due to the failure of the merger to be completed by March 11, 2011, and, at the time of such termination, all of the conditions to the merger other than those relating to regulatory approvals have been satisfied and within 12 months after such termination, the Company and any person or group (or its affiliate) enter into a definitive agreement providing for any transaction that would constitute a takeover proposal (which transaction is thereafter consummated). For purposes of determining whether expenses are payable under the circumstances described in the previous sentence, the term takeover proposal has the meaning described below, except that the references to “10%” in the definition of takeover proposal shall be deemed to be references to “50%”.

Parent has agreed to pay the Company a termination fee of $6,500,000, which we refer to as the reverse termination fee, as follows (the reverse termination fee will be payable by Parent within two business days following the date of termination of the merger agreement in such circumstances):

•
if the merger agreement is terminated by the Company due to the failure by Parent or Merger Sub to perform certain specified covenants or agreements contained in the merger agreement, which failure to perform is the principal factor in the failure of the offer or the merger to be consummated;

•
if the merger agreement is terminated by the Company at such time as (i) (a) all the offer conditions have been satisfied or waived as of the expiration date of the offer, and (b) Parent has failed to consummate the offer promptly thereafter in accordance with the merger agreement, or (ii) (a) all the offer conditions (other than Merger Sub’s receipt of the financing) have been satisfied or waived as of the expiration date of the offer, and (b) Parent shall have failed to consummate the offer in accordance with the merger agreement, in the case of both clause (i) and (ii), the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination; or

•
if the merger agreement is terminated by the Company, after the close of business on the second business day following the stockholders’ meeting if (i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than the purchase of the shares to the extent the offer shall have been terminated) and the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the closing of the merger), (ii) Parent has failed to consummate the merger by the time required under the merger agreement, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the merger at such time, and (iv) the Company has given Parent written notice at least one business day prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination.

Specific Performance

Parent, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Delaware court of Chancery (or, if the Delaware Court of Chancery is unavailable, in U.S. Federal Court); provided that no party is entitled to seek such equitable relief if a party is entitled to recover a termination fee under the terms of the merger agreement (except for an injunction to stop breaches or potential breaches of the merger agreement with respect to agreements regarding confidentiality agreements).

Amendment

The merger agreement may be amended by Parent, Merger Sub and the Company at any time before or after the closing of the offer or receipt of stockholder approval; provided, that (i) after the closing of the offer, there will be no amendment that decreases the merger consideration, and (ii) after stockholder approval has been obtained, no amendment will be made that by law requires further approval by the Company’s stockholder without stockholder approval having been obtained.  In addition, if Parent exercises its right to appoint members of the Company’s board of directors following the closing of the offer, all amendments to the merger agreement or waivers of the Company’s rights or concessions to Parent or Merger Sub will require the approval of a majority of the independent directors.

Governing Law

The merger agreement is governed by Delaware law.

Stockholder Tender Agreement

Concurrently with the execution of the merger agreement, on December 22, 2010, Merger Sub entered into the stockholder tender agreement, with all of the Company’s directors and executive officers and Woodbourne Partners, L.P., a private investment company which holds shares.  Pursuant to the stockholder tender agreement, such stockholders have agreed to tender their shares in the offer upon the terms and subject to the conditions of the stockholder tender agreement. In addition, pursuant to the stockholder tender agreement, such stockholders granted proxies to Parent and Merger Sub or otherwise agreed to vote such shares in favor of the merger. As of December 31, 2010, the shares subject to the stockholder tender agreement comprise approximately 15.4% of the outstanding Company common stock.  The stockholder tender agreement will terminate upon certain circumstances, including upon termination of the merger agreement.  The stockholders who executed and delivered the stockholder tender agreement did not receive any additional consideration.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “TOD”. The table below shows, for the periods indicated, the high and low sales prices for the Company common stock, as reported on the NYSE.

	Common Stock Price
	High		Low

Fiscal Year Ended March 29, 2009
First Quarter ended June 29, 2008		$17.14		$14.10
Second Quarter ended September 28, 2008		$15.80		$12.67
Third Quarter ended December 28, 2008		$13.75		$9.47
Fourth Quarter ended March 29, 2009		$14.50		$10.11
Fiscal Year Ending March 28, 2010
First Quarter ended June 28, 2009		$17.80		$12.50
Second Quarter ended September 27, 2009		$17.80		$15.51
Third Quarter ended December 27, 2009		$17.70		$15.88
Fourth Quarter ended March 28, 2010		$17.14		$13.98
Fiscal Year Ending April 3, 2011
First Quarter ended July 4, 2010		$17.19		$14.00
Second Quarter ended October 3, 2010		$15.55		$14.41
Third Quarter ended January 2, 2011		$23.25		$14.75
Fourth Quarter January 3, 2011 to [ • ]	$		$

The closing price of Company common stock on the NYSE on December 22, 2010, the last trading day prior to the public announcement of the merger agreement, was $21.00 per share of Company common stock. On [ • ], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[ • ] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

During each quarter of fiscal 2009 and 2010, the Company paid a quarterly cash dividend of $0.05 per share. A dividend of $0.075 per share was paid on June 23, 2010.  Under the terms of the merger agreement, the Company is not permitted to declare or pay dividends in respect of shares unless approved in advance by Parent in writing, other than the payment of the quarterly cash dividend declared by the Company on August 20, 2010 of $0.10 per share, and a dividend of $0.10 per share contemplated to be declared by the Company in December 2010 to be paid after March 11, 2011, to stockholders of record as of a date after March 11, 2010.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2010, regarding the beneficial ownership of our common stock by:

•	each of our directors and executive officers;

•	all directors and executive officers as a group; and

•	each person or entity who is known to us to be the beneficial owner of more than 5% of our common stock.

As of December 31, 2010, our outstanding equity securities consisted of 5,787,231 shares of common stock. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon the conversion of other securities, as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled on or within 60 days of the date of this proxy statement. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units that may be exercised or settled on or within 60 days of the date of this proxy statement are included as outstanding and beneficially owned by that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for each listed stockholder is: c/o Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Brent D. Baird	42,366	(3,4)
Steven A. Clifford	18,066	(4)
Patrick W.E. Hodgson	78,566	(4)	1.4%
Joseph D. Lehrer	5,666	(4)
William L. Lewis	17,329	(4)
J. Paul Reason	4,416	(4)
Stephen G. Welch	169,592	(5)	2.9%
Dimensional Fund Advisors	322,309		5.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
BlackRock, Inc.	282,915		4.9%
40 East 52nd Street
New York, NY 10022
John D. Weil	507,118	(6)	8.8%
200 North Broadway, Ste. 825
St. Louis, MO 63102-2573
All Current Directors and Executive	388,361	(7)	6.7%
Officers as a Group (9 persons)

(1)	All beneficial ownership is sole and direct unless otherwise noted.

(2)	No percent of class is given for holdings less than one percent of the outstanding common stock.

(3)	Brent Baird owns directly 41,700 shares of which 10,100 shares are held in a retirement plan for Mr. Baird.

(4)	Includes 666 SSARs subject to exercise at December 31, 2010.

(5)	Includes 11,253 shares held through the 401(k) Savings Plan as of December 31, 2010 and 19,999 SSARs subject to exercise at December 31, 2010.

(6)	John Weil has sole voting and dispositive powers over the shares, but does not hold them directly nor does he have sole economic benefit.

(7)
Includes 11,253 shares held through the 401(k) Savings Plan as of December 31, 2010 and 35,995 SSARs subject to exercise at December 31, 2010.  No executive officer, other than Mr. Welch, owns more than one percent of our issued and outstanding common stock.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement and you do not vote for the adoption of the merger agreement, you have certain rights under the DGCL to demand appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock in lieu of the $22.27 per share to be paid in the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $22.27 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Todd Shipyards Corporation, Attn: Michael Marsh, Secretary and General Counsel, 1801 16th Avenue SW, Seattle, Washington 98134, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $22.27 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2011 Annual Meeting

Once the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2011 annual meeting of stockholders in August, 2011.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card

In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting of stockholders in 2011, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than March 21, 2011 and must comply with the requirements of SEC Rule 14a-8; provided, however, if the annual meeting date is changed by more than 30 days from the anniversary of last year’s annual meeting, which took place on August 20, 2010, then the deadline for such proposals is a reasonable time before the Company begins to print and send its proxy materials, which would be disclosed in the Company’s reports filed with the SEC. Written requests for inclusion should be addressed to: Todd Shipyards Corporation, Attn: Michael G. Marsh, Secretary and General Counsel, 1801 16th Avenue SW, Seattle, Washington 98134.  We suggest that you mail your proposal by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.toddpacific.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ending March 28, 2010;

•	Definitive Proxy Statement filed July 20, 2010;

•	Current Report on Form 8-K, dated April 7, 2010, filed April 8, 2010;

•	Current Report on Form 8-K, dated April 7, 2010, filed April 23, 2010;

•	Current Report on Form 8-K, dated April 26, 2010, filed April 27, 2010;

•	Current Report on Form 8-K, dated June 30, 2010, filed July 1, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ending July 4, 2010;

•	Current Report on Form 8-K, dated August 20, 2010, filed August 23, 2010;

•	Current Report on Form 8-K, dated November 2, 2010, filed November 2, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ending October 3, 2010;

•	Current Report on Form 8-K, dated December 2, 2010, filed December 2, 2010; and

•	Current Report on Form 8-K, dated December 22, 2010, filed December 23, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Todd Shipyards Corporation, Investor Relations, 1801 16th Avenue SW, Seattle, Washington 98134, telephone number 206-623-1635 ext. 106, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A – Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

dated as of December 22, 2010,

among

VIGOR INDUSTRIAL LLC,

NAUTICAL MILES, INC.

and

TODD SHIPYARDS CORPORATION

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	A-51
Acquisition Agreement	A-33
Adverse Recommendation Change	A-33
Affiliate	A-51
Agreement	A-1
Agreement Date	A-2
Amended Notice of Intended Recommendation Change	A-34
Anti-Bribery Laws	A-25
Beneficial Ownership	A-52
Business Day	A-52
Buyer Triggering Event	A-52
Certificate	A-8
Certificate of Merger	A-7
Code	A-4
Commonly Controlled Entity	A-21
Company	A-1
Company Benefit Agreement	A-21
Company Benefit Plan	A-21
Company Board	A-1
Company By-laws	A-11
Company Certificate	A-7
Company Common Stock	A-1
Company Disclosure Schedule	A-11
Company Entities	A-11
Company Personnel	A-21
Company Preferred Stock	A-11
Company Restricted Stock	A-12
Company RSUs	A-12
Company SARs	A-12
Company SEC Documents	A-14
Company Stock Plan	A-12
Compensation Committee	A-24
Competition Law	A-13
Competition Laws	A-13
Confidentiality Agreements	A-5
Consideration	A-8
Contract	A-13
Debt Payoff	A-43
DGCL	A-1
Disability	A-52
Dissenting Shares	A-10
Dissenting Stockholder	A-10
DOJ	A-38
Effective Time	A-7
Environmental Claim	A-19
Environmental Law	A-19
Environmental Permit	A-19
ERISA	A-21
Event	A-52
Exchange Act	A-2
Existing Credit Agreement	A-52
Expiration Date	A-2
Extended No-Shop Period Start Date	A-32
Fee Letter	A-52
Filed Company SEC Documents	A-11
Financial Advisor	A-4
Financing	A-27
Financing Agreements	A-27
Financing Proceeds Condition	Exhibit A-1
FTC	A-38
Fully Diluted Basis	A-52
GAAP	A-14
Government Contract	A-17
Governmental Entity	A-13
Hazardous Material	A-19
HSR Act	A-13
Independent Director	A-41
Information Statement	A-13
Initial No-Shop Period Start Date	A-32
Initial Offer Expiration Date	A-2
Intellectual Property	A-24
Intervening Event	A-52
IRCA	A-20
Judgment	A-13
Knowledge	A-52
Law	A-13
Legal Restraints	A-45
Liens	A-11
Material Adverse Effect	A-52
Material Contract	A-18
Merger	A-1
Merger Closing	A-7
Merger Closing Date	A-7
Merger Consideration	A-8
Merger Sub	A-1
Mezzanine Debt Commitment Letter	A-27
Minimum Tender Condition	Exhibit A-1
No-Shop Period Start Date	A-32
Notice of Intended Recommendation Change	A-34
NYSE	A-2
Offer	A-1
Offer Closing	A-3
Offer Closing Date	A-3
Offer Conditions	A-2
Offer Documents	A-3
Offer End Date	A-2
Offer Price	A-1
Offer Termination	A-3
Outside Date	A-47
Owned Real Property	A-23
Parent	A-1
Parent Approval	A-26
Parties	A-1

Party	A-1
Paying Agent	A-4
Permits	A-18
Permitted Liens	A-24
Person	A-53
Personal Property Leases	A-24
Proxy Date	A-36
Proxy End Date	A-2
Proxy Statement	A-35
Proxy Statement Clearance Date	A-2
Qualified Go-Shop Bidder	A-32
Real Property Leases	A-23
Recommendation	A-12
Release	A-19
Representative	A-53
Reverse Termination Fee	A-53
Schedule 14D-9	A-4
SEC	A-2
Secretary of State	A-7
Securities Act	A-6
Senior Debt Commitment Letter	A-27
Solvent	A-25
SOX	A-14
Stockholder Approval	A-25
Stockholders’ Meeting	A-36
Subsidiary	A-53
Superior Proposal	A-32
Surviving Corporation	A-7
Tail Period	A-40
Takeover Laws	A-12
Takeover Proposal	A-32
Tax	A-23
Tax Returns	A-23
Taxes	A-23
Tender Agreements	A-1
Termination Fee	A-53
Top-Up	A-5
Top-Up Note	A-6
Top-Up Shares	A-5
Transaction Expenses	A-53
Transactions	A-1
Triggering Event	A-48
WBCA	A-1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 22, 2010 (this “Agreement”), is by and among Vigor Industrial LLC, an Oregon limited liability company (“Parent”), Nautical Miles, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Todd Shipyards Corporation, a Delaware corporation (the “Company”).  Each of Parent, Merger Sub and Company is referred to herein individually as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 9.3.

RECITALS

A.          Parent desires to acquire all of the outstanding shares of common stock (including Company Restricted Stock), par value $0.01 per share, of the Company (“Company Common Stock”) on the terms and subject to the conditions set forth in this Agreement.

B.           In furtherance of the acquisition of the outstanding shares of Company Common Stock by Parent, Parent proposes to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock for consideration of a price per share of Company Common Stock of $22.27, net to the seller in cash, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, as adjusted pursuant to Section 1.1(b), the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement.

C.           Regardless of whether the Offer Closing (as defined in Section 1.1(d)) occurs, Merger Sub shall be merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as an indirect, wholly-owned Subsidiary of Parent and, subject to certain limitations set forth herein, each share of Company Common Stock that is issued and outstanding immediately prior to the effective time of the Merger shall thereupon be cancelled and converted into the right to receive the Merger Consideration (other than as set forth in Section 3.1), on the terms and subject to the conditions set forth in this Agreement.

D.           The Board of Directors of the Company (the “Company Board”) has (i) unanimously (A) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby (collectively, all of the transactions contemplated by this Agreement are referred to herein as the “Transactions”) are advisable, fair to and in the best interests of the Company and its stockholders, (B) approved, adopted and declared advisable this Agreement and the Transactions, (C) resolved to recommend that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement and (ii) has taken all actions necessary to (A) render Section 203 of the Delaware General Corporation Law (the “DGCL”) inapplicable to Parent, Merger Sub, this Agreement, the Tender Agreements and the Transactions and (B) approve Parent and Merger Sub as acquiring persons and approve this Agreement, the Tender Agreements and the Transactions pursuant to Section 23B, Chapter 19 of the Washington Business Corporation Act (the “WBCA”).

E.           The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Parent and Merger Sub and their respective equity holders and (ii) approved, adopted and declared advisable this Agreement and the Transactions.

F.           As a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into tender and voting agreements with Parent and Merger Sub (the “Tender Agreements”).

G.           Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I
THE OFFER

Section 1.1	The Offer.

(a)          The Tender Offer.  Provided that this Agreement has not been terminated in accordance with Article VIII, subject to the terms of this Agreement, as promptly as commercially reasonable after the date of this Agreement (the “Agreement Date”), Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer at the Offer Price.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”).  Merger Sub expressly reserves the right, in its sole discretion, to waive, in whole or in part, at any time, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) waive the condition set forth in Exhibit A, clause (ii); (v) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any holder of Company Common Stock, (vi) change the form of consideration payable in the Offer, (vii) extend the Expiration Date in any manner other than as permitted in this Section 1.1, or (viii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Company Common Stock.

(b)          Adjustments to Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than the dividends permitted under Section 5.1(a)(i)(A)), reorganization, recapitalization, reclassification, combination, exchange of shares, issuance of any additional shares (other than upon the conversion, exercise or settlement, in accordance with their terms or this Agreement, of outstanding Company RSUs or Company SARs in the amounts set forth in Section 4.1(c)(ii) or upon the issuance of the Top-Up Shares) or other like changes with respect to Company Common Stock occurring on or after the Agreement Date and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer.

(c)          Offer Expiration.  The Offer shall initially be scheduled to expire at midnight, New York City time, on the later of (i) the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) and (ii) the No-Shop Period Start Date determined in accordance with Section 5.2(a)(ii) (such later time, the “Initial Offer Expiration Date,” and such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”); provided, however, if at the Initial Offer Expiration Date, (A) any Offer Condition is not satisfied or waived in the manner set forth in Section 1.1(a) (other than the Financing Proceeds Condition), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for up to ten Business Days (such number of days to be mutually determined by the Parties), and (B) if the only Offer Condition not satisfied is the Financing Proceeds Condition, then the Offer may be extended, at Parent’s option, for one and only one extension of less than five Business Days.  Thereafter, if at any then scheduled expiration of the Offer, (1) any Offer Condition is not satisfied or waived (other than the Financing Proceeds Condition), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, in consecutive increments of up to five Business Days (or such longer period as the Parties agree) each; provided, however, if the Proxy Statement Clearance Date has occurred on or prior to February 11, 2011 (the “Proxy End Date”), then no such extension shall be required after the Proxy End Date; provided, further, however, if the Proxy Statement Clearance Date has not occurred on or prior to the Proxy End Date, then either Parent or the Company may request, and upon such request, Merger Sub shall extend the Offer in increments of up to five Business Days (or such longer period as the Parties agree) each until the Proxy Statement Clearance Date; and (2) if the only Offer Condition not satisfied is the Financing Proceeds Condition, then the Offer may be extended, at Parent’s option, for one and only one extension of less than five Business Days, but only to the extent that Parent has not previously extended the Offer pursuant to clause (B) above; it being understood that nothing contained herein shall limit or otherwise affect the Company’s right to terminate this Agreement pursuant to Section 8.1(g) or Parent’s and Merger Sub’s rights to terminate this Agreement pursuant to Section 8.1.  “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement.  In addition, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The New York Stock Exchange (“NYSE”) applicable to the Offer; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Proxy End Date and such extension shall be subject to the right to terminate the Offer in accordance with Section 1.1.  The last date on which the Offer is required or permitted to be extended pursuant to this Section 1.1(c) is referred to as the “Offer End Date” (it being understood that under no circumstances shall the Offer End Date occur prior to the Proxy End Date).

(d)          Tender Offer Closing and Payment.  On the terms and subject to the conditions of the Offer and this Agreement (including satisfaction or waiver of the Offer Conditions), Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to Section 1.1(i)), utilizing the Paying Agent referred to in Section 1.1(h),  all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable (and in any event no later than the fourth Business Day) after the Expiration Date and in any event in accordance with Rule 14e-1(c) of the Exchange Act.  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(e)          Subsequent Offering Period.  Merger Sub may extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act following the Offer Closing only upon the express written consent of the Company.  Nothing contained in this Section 1.1(e) shall affect any termination in Article VIII, as to the Agreement, or in Section 1.1(f), as to the Offer.

(f)           Termination of the Offer; Continuing Pursuit of the Merger.  If at the Expiration Date any Offer Condition shall not have been satisfied or waived, then Merger Sub may, and the Company may, by delivery of written notice to Parent on such Expiration Date, cause Merger Sub to, irrevocably and unconditionally terminate the Offer if the Proxy Statement Clearance Date has occurred on or prior to such Expiration Date.  The termination of the Offer pursuant to this Section 1.1(f) is referred to in this Agreement as the “Offer Termination.”  Notwithstanding anything to the contrary in this Section 1.1(f), if this Agreement is terminated pursuant to Section 8.1, then Merger Sub shall promptly (and, in any event, within one Business Day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 8.1 and that, absent such any termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g)          Offer Documents.  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain or incorporate an offer to purchase and a related letter of transmittal and other customary documents (such Schedule TO and the documents included or incorporated therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act or the SEC or its staff to be set forth in, or reasonably requested by Parent or Merger Sub for inclusion in, the Offer Documents.  Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities Laws.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC or its staff, on the other hand.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding in writing to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(h)           Funds.  Upon satisfaction or waiver by Parent or Merger Sub (and the Company, if required pursuant to this Agreement) of the Offer Conditions, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to promptly pay (so that payment can be made as provided for in Section 1.1(d) above) for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.  Such funds shall be paid to and held by such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment for shares of the Company Common Stock obligated to be acquired pursuant to the Offer.

(i)           Withholding; Delay.  Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent or Merger Sub are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Law.  To the extent that amounts are so withheld and paid over by Parent or Merger Sub to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Merger Sub.   Without limiting the foregoing, Parent or Merger Sub may also delay payment of consideration payable pursuant to the Offer in order to comply in whole or in part with any applicable Laws, and such withheld funds shall remain with the Paying Agent until the earlier of (i) when such funds are paid to the appropriate Governmental Entity, (ii) when such funds are determined to be payable to the appropriate holder of shares of the Company Common Stock or (iii) after the date which is six months after the Offer Closing Date, upon the written request of Parent or the Surviving Corporation that the Paying Agent to deliver to it such funds (including any interest or other amounts earned with respect thereto).  Upon delivery of any such funds to Parent or the Surviving Corporation pursuant to the foregoing, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any such funds, without any interest thereon); provided that, to the extent permitted by applicable Law, such holders shall have no further claims or interest in such funds on and after the date which is twelve months after the Offer Closing Date.

Section 1.2	Company Actions.

(a)          Schedule 14D-9.  On the date the Offer Documents are initially filed with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Recommendation and (ii) mail the Schedule 14D-9 to the holders of Company Common Stock.  The Company shall include in the Schedule 14D-9, and represents that it has obtained all necessary consents of Houlihan Lokey Financial Advisors, Inc. (“Financial Advisor”)  to permit the Company to include in the Schedule 14D-9, in its entirety, a copy of the opinion of the Financial Advisor  described in Section 4.1(u).  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities Laws.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements, to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or its staff, on the other hand.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding in writing to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments.  The Company hereby consents to the inclusion in the Offer Documents of the Recommendation contained in the Schedule 14D-9.

(b)          Stockholder Lists.  In connection with the Transactions, the Company shall cause its transfer agent to promptly furnish Parent and Merger Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer to holders of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions and to solicit tenders in connection with the Offer and to solicit proxies in connection with the Stockholder Approval (including disclosure to information agents and proxy solicitors engaged by Parent or Merger Sub), Parent, Merger Sub and their respective Representatives shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality Agreements dated June 8, 2010 between Parent and the Company (as they may be amended from time to time, the “Confidentiality Agreements”), shall use such information only in connection with the Offer and the Merger (including providing such information to the Paying Agent and Information Agent) and, if this Agreement is terminated, upon the Company’s request, shall dispose of all copies of such information then in their possession or control in accordance with the terms of the Confidentiality Agreements.

Section 1.3	Top-Up.

(a)          Top-Up.  The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up”) to purchase, at a price per share equal to the Offer Price, up to that number of newly issued or treasury shares (which, in either event, shall be fully paid and nonassessable shares) of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up, shall constitute at least 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares on a Fully Diluted Basis; provided, however, that the Top-Up shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized (and unissued or held in the treasury of the Company) at the time of exercise of the Top-Up (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding).  The Top-Up shall be exercised in whole but not in part at any one time following the Offer Closing and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Section 8.1.  Notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Company Common Stock pursuant to the Top-Up as a result of applicable stock exchange listing requirements shall not cause any condition of the Offer not to be met or otherwise effect the Merger Sub’s right to exercise the Top-Up or the obligations of the Company to issue the Top-Up Shares.  Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated pursuant to the provisions hereof, the Company shall maintain out of its existing authorized capital, free from preemptive rights, sufficient authorized but unissued (or treasury) shares of Company Common Stock issuable pursuant to this Agreement as Top-Up Shares so that the Top-Up may be exercised, after giving effect to the shares of Company Common Stock issuable pursuant to all Company RSUs and Company SARs in the amounts set forth in Section 4.1(c)(ii) as if such shares were outstanding.

(b)         Exercise of Top-Up.

(i)           Automatic Exercise.  In the event that the Minimum Tender Condition has been satisfied (but not in the event of a waiver of the Minimum Tender Condition), effective as of the Offer Closing, Merger Sub shall be deemed to have automatically exercised the Top-Up for the Top-Up Shares.  Merger Sub shall give the Company written notice specifying (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of such notice (including the Company Common Stock acquired in the Offer Closing) and (ii) a place and a time for the closing of such purchase of the Top-Up Shares.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company therefor may be paid to the Company, at Merger Sub’s election, (x) in cash or (y) by paying in cash an amount equal to the aggregate par value of the Top-Up Shares and executing and delivering to the Company a non-negotiable and non-transferable promissory note for the remainder of such purchase price, which (A) shall be due on the first anniversary of the closing of the purchase of the Top-Up Shares, (B) shall bear simple interest of 5% per annum, (C) shall be a full recourse obligation of Parent and Merger Sub, (D) may be prepaid, in whole or in part, at any time without premium or penalty, and (E) shall have no other material terms (a “Top-Up Note”).

(ii)          Voluntary Exercise. In the event the Top-Up has not been automatically exercised pursuant to Section 1.3(b)(i) and Merger Sub (with the Company’s prior written consent) has waived the Minimum Tender Condition and previously accepted and promptly paid for all Company Common Stock tendered pursuant to the Offer, if Merger Sub (in its sole discretion) wishes to exercise the Top-Up, Merger Sub shall give the Company written notice specifying (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of such notice (including the Company Common Stock acquired in the Offer Closing, if any) and (ii) a place and a time for the closing of such purchase of the Top-Up Shares.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company therefor may be paid to the Company, at Merger Sub’s election, (x) in cash or (y) by paying in cash an amount equal to the aggregate par value of the Top-Up Shares and executing and delivering to the Company a Top-Up Note.

(iii)         Cooperation.  Upon Parent’s written request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up after giving effect to the issuance of the Top-Up Shares.  The Parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws (other than any rule or regulation of NYSE), including compliance with an applicable exemption from registration under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”).

(c)         Unregistered Shares.  Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up shall not be registered under the Securities Act and shall be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  The Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d)         No Impact on Appraisal Rights.  Any dilutive impact on the value of the shares of Company Common Stock as a result of (i) the grant of the Top-Up, (ii) the issuance of the Top-Up Shares or (iii) the Top-Up Note shall not be taken into account in any determination of the fair value of any appraisal shares pursuant to Section 262 of the DGCL as contemplated by Section 3.3.

ARTICLE II
THE MERGER

Section 2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The Merger may be effected (a) as a “short form” merger pursuant to Section 253 of the DGCL, provided that Merger Sub holds at least 90% of the Company Common Stock following (i) the Offer Closing, (ii) the end of any subsequent offering period(s), and (iii) the exercise of the Top-Up (if applicable), or (b) pursuant to Section  251 of the DGCL after obtaining the Stockholder Approval.

Section 2.2           Merger Closing.  The closing of the Merger (the “Merger Closing”) shall take place at the offices of K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104, at 9:00 a.m. Seattle time, on a date to be specified by the Parties, which shall be not later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of those conditions, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Merger Closing occurs is referred to as the “Merger Closing Date.”

Section 2.3           Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Merger Closing Date, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by Parent and Merger Sub and, to the extent applicable, the Company, in accordance with the relevant provisions of the DGCL and shall be filed by Parent with the Secretary of State of the State of Delaware (the “Secretary of State”).  The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of State or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4           Effects of the Merger.  The Merger shall have the effects specified in the DGCL.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5           Certificate of Incorporation and By-laws of Surviving Corporation.

(a)          Certificate of Incorporation.  The certificate of incorporation of the Company, as heretofore amended (the “Company Certificate”), shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b)          By-Laws.  The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6           Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7          Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, except that Frank Foti shall be the Chairman of the Board of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1           Effect on Capital Stock.

(a)          Conversion and Cancellation of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub, or the holder of any shares of capital stock or other securities of the Company or Merger Sub:

(i)           Capital Stock of Merger Sub.  Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii)          Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned as treasury stock by any Company Entity or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(iii)         Conversion of Company Common Stock.  Subject to Section 3.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be canceled in accordance with Section 3.1(a)(ii)) shall be converted into the right to receive from the Surviving Corporation, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration” and, together with the Offer Price, the “Consideration”) upon surrender of such share of Company Common Stock pursuant to Section 3.2 and in compliance therewith.  At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b)         Adjustments to Merger Consideration.  Without limiting the other provisions of this Agreement, if at any time during the period between the Agreement Date and the Effective Time, there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend (other than the dividends permitted pursuant to Section 5.1(a)(i)(A)), reorganization, recapitalization, reclassification, combination, exchange of shares, issuance of any additional shares (other than upon the conversion, exercise, vesting or settlement, in accordance with their terms, of outstanding Company RSUs, Company Restricted Stock or Company SARs in the amounts set forth in Section 4.1(c)(ii)) or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, the Merger Consideration shall be equitably adjusted to reflect the effect thereof.

Section 3.2	Exchange of Certificates.

(a)          Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent to act as agent for the payment of the Merger Consideration upon surrender of Certificates.  At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(a)(iii) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.2(g).

(b)         Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed (or, if such shares of Company Common Stock are held in uncertificated, book-entry form, receipt of an “agent’s message” by the Paying Agent (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock, provided that the holders of any book-entry shares shall not be required to surrender any Certificates in connection with the procedures set forth in this Article III)), and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 3.1(a)(iii), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.   No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)          No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate, subject, however, to the Surviving Corporation’s obligation to pay the dividends permitted under Section 5.1(a)(i)(A) with a record date prior to the Effective Time.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.

(d)         No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to the date which is twelve months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          Lost Certificates.  If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)          Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other Law.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)         Termination of Fund.  At any time following the date which is six months after the Merger Closing Date, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to the time limitations in Section 3.2(d), such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

Section 3.3           Appraisal Rights.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration.  For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised appraisal rights pursuant to Section 262 of the DGCL. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares (in accordance with the provisions of Section 1.3(d)) owned by such Dissenting Stockholder and not any Merger Consideration.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration as provided in Section 3.1(a)(iii).  The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares or offer to settle or settle any such demands.

Section 3.4	Equity Awards.

(a)          Treatment of Equity Awards.  As soon as practicable on or following the Agreement Date, and in any event prior to the Expiration Date, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (including obtaining any consents, waivers or amendments, as required by the terms of any Company SAR, Company RSU or Company Restricted Stock or as reasonably requested by Parent) as may be required to effect the following at the Effective Time:

(i)           each Company SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be canceled, with the holder of such Company SAR becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of Company Common Stock linked to such Company SAR, multiplied by (B) the number of shares of Company Common Stock linked to such Company SAR immediately prior to the Effective Time (whether vested or unvested);

(ii)          each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the Offer Price multiplied by (B) the maximum number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time; and

(iii)         each share of Company Restricted Stock that has not vested as of the Effective Time in accordance with the terms of the grant thereof shall immediately vest in the grantee thereof as of the Effective Time and be deemed to be Company Common Stock.

(b)         Payment.  All amounts payable pursuant to this Section 3.4 shall be paid without interest as soon as practicable following the Effective Time. Any Person making a payment pursuant to this Section 3.4 shall be entitled to deduct and withhold from that payment such amounts as the payor is required to deduct and withhold with respect to the making of such payment under the Code or any other Law.  To the extent that amounts are so withheld and paid over by any Person pursuant to this Section 3.4 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to payment under this Section 3.4 in respect of which such deduction and withholding was made by a Person pursuant to this Section 3.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1           Representations and Warranties of the Company.  Except as set forth in (i) the Company SEC Documents filed on or after April 1, 2008 and prior to the Agreement Date that are publicly available on the Agreement Date (the “Filed Company SEC Documents”) (other than any disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Filed Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature); provided that the representations and warranties set forth in Section 4.1(c), (f), (t), (u) and (w) shall not be qualified by any information set forth in the Filed Company SEC Documents or (ii) subject to Section 9.14, the disclosure schedule to this Agreement delivered by the Company to Parent and Merger Sub on or prior to the Agreement Date (the “Company Disclosure Schedule”), Company represents and warrants to Parent and Merger Sub as follows:

(a)          Organization, Standing and Corporate Power.  (i) The Company is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Delaware; (ii) each of the Company’s Subsidiaries (collectively with the Company, the “Company Entities”) is a corporation duly incorporated, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation; and (iii) each Company Entity has all requisite power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals, in each case as are material to the Company Entities, that are necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted.  Each Company Entity is duly qualified to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has made available to Parent, prior to Agreement Date, complete and accurate copies of the Company Certificate and the by-laws of the Company (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the Agreement Date and each as so delivered is in full force and effect.

(b)         Subsidiaries.  Section 4.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company, its jurisdiction of incorporation, and the ownership of its capital stock.  All issued and outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock (except for any such restrictions arising under the Securities Act or applicable state law related to the sale or disposition of unregistered securities), all except for any Permitted Liens.  Except for the capital stock of its Subsidiaries or shares of marketable securities that are readily salable at their fair market value that do not exceed individually or in the aggregate 10% of the voting equity of any Person, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

(c)          Capital Structure.

(i)           The authorized capital stock of the Company consists of 19,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock without par value (the “Company Preferred Stock”).

(ii)          At the close of business on December 15, 2010, (A) no Company Preferred Stock was issued and outstanding, (B)  5,787,231 shares of Company Common Stock were issued and outstanding, of which 7,875 shares were subject to forfeiture or restrictions on transfer (the “Company Restricted Stock”), (C) 6,041,074 shares of Company Common Stock were held by the Company in its treasury, (D) 212,790 shares of Company Common Stock remain reserved for issuance pursuant to the Company’s 2003 Incentive Stock Option Plan, as amended (the “Company Stock Plan”), (E) 27,840 shares of Company Common Stock were subject to outstanding restricted stock units granted under the Company Stock Plan (the “Company RSUs”), none of which was as of December 15, 2010, or has or could become prior to July 1, 2011, vested or otherwise exercisable, and (F) 88,000 shares of Company Common Stock were subject to stock-settled stock appreciation rights linked to the value of the Company Common Stock issued under the Company Stock Plan (the “Company SARs”), of which 35,999 shares of Company Common Stock were subject to issuance pursuant to vested Company SARs, and 52,001 shares of Company Common Stock were subject to issuance pursuant to Company SARs that were not vested as of December 15, 2010, and have not or could not become prior to July 1, 2011, vested or otherwise available to settle in Company Common Stock.  Section 4.1(c) of the Company Disclosure Schedule sets forth, with respect to each share of Company Restricted Stock, each Company RSU and each Company SAR, the grant date, vesting schedule, exercise price, and number of shares of Company Common Stock that may be issued in connection with such security (in each case, as applicable).

(iii)         Since the close of business on December 15, 2010 (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock pursuant to the settlement of Company RSUs or Company SARs in the amounts set forth in Section 4.1(c)(ii), and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof.

(iv)         All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company RSUs or Company SARs shall be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in Section 4.1(c)(ii), as of the Agreement Date, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of any Company Entity convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company Entities, (3) any warrants, calls, options or other rights to acquire from the Company Entities, and no obligation of the Company Entities to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company Entities or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company Entities, or derivative securities or other rights that are linked to the value of the Company Common Stock or the value of the Company Entities or any part thereof and (B) there are not any outstanding obligations of the Company Entities to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company RSUs or Company SARs, the accelerated vesting of Company Restricted Stock or the Tax withholding obligations of holders of Company RSUs or Company SARs in accordance with their terms as in effect on the Agreement Date or pursuant to this Agreement)..

(d)          Authority; Noncontravention.

(i)           The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transactions, subject, in the case of the Merger, if required by applicable Law, only to the Stockholder Approval, and to comply with the provisions of and perform its obligations under this Agreement.  The execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company subject, in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval, or to comply with the provisions of and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).  The Company Board, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions (A) approving and declaring the advisability of this Agreement and the Transactions, (B) declaring that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (C) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries), (D) recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement and the Transactions (collectively, the “Recommendation”), and (E) irrevocably approving for all purposes each of Parent, Merger Sub and their respective Affiliates and this Agreement and the Transactions to exempt such persons, agreements and transactions from, and to elect for the Company, Parent, Merger Sub and their Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement or the Transactions, which resolutions with respect to any of the foregoing, except to the extent permitted by Section 5.2, have not been rescinded, modified or withdrawn in any way.

(ii)          The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions and compliance by the Company with the provisions of this Agreement shall not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company Entities under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, that is or by its terms purports to be legally binding (each, including all amendments thereto, a “Contract”), to which any Company Entity is a party or any of their respective properties or other assets is subject or (z) any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity or arbitrator (each, a “Judgment”), in each case applicable to the Company Entities or their respective properties or other assets, subject (i) in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval and (ii) to the governmental filings and the other matters referred to in Section 4.1(d)(iii), other than, in the case of Section 4.1(d)(ii)(y) and Section 4.1(d)(ii)(z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect.

(iii)         No consent, approval, order or authorization of, action or non-action by or in respect of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company Entities in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions or the compliance by the Company with the provisions of this Agreement, except for (A) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”); (B) compliance with any other applicable federal, state, or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment (together with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended, each a “Competition Law” and, collectively, the “Competition Laws”); (C) the filing with the SEC of (1) the Schedule 14D-9, (2) the Proxy Statement, (3) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (4) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; (D) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which any Company Entity is qualified to do business; (E) any filings or stockholder approvals required under the rules and regulations of the NYSE; and (F) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not have a Material Adverse Effect.

(e)          Company SEC Documents; Financial Statements.

(i)           The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including April 1, 2008, under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.  As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, as of such respective dates, none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing (except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date), has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except (i) in the case of unaudited statements, as permitted by the rules and regulations of the SEC, and (ii) in the case of interim statements or reports, such statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments).

(ii)          Since April 1, 2008, the Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC or outstanding SEC investigation, and as of the Agreement Date, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents.  The Company has made available to Parent correct and complete copies of all correspondence between the SEC, on the one hand, and the Company Entities, on the other hand, occurring since April 1, 2008 and prior to the Agreement Date.  The Company has not received any written advice or written notification from its independent certified public accountants since April 1, 2008 that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company Entities, any properties, assets, liabilities, revenues or expenses in any material respect.

(iii)         Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date such certifications were made.  The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, is in compliance in all material respects with such system, and such system is designed to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company, and (C) that access to properties and assets of the Company Entities is permitted only in accordance with management’s authorization.  The Company maintains a system of disclosure controls and procedures satisfying the definition thereof in Rules 13a-15(e) and 15d-15(e) of the Exchange Act, and is in compliance in all material respects with such system.  Since April 1, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (1) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any non-privileged written materials in its possession relating to each of the foregoing.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since April 1, 2008. Since the enactment of SOX, no Company Entity has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company Entities.  There are no outstanding loans or other extensions of credit made by the Company Entities to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(iv)         No Company Entity has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(v)          Except (A) as reflected or reserved against in the Company’s financial statements or notes thereto for the fiscal year ended March 28, 2010 included in the Company SEC Documents, (B) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (C) for liabilities expressly contemplated by this Agreement, as of the Agreement Date no Company Entity has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved on a consolidated balance sheet (or the notes thereto) of the Company Entities.

(vi)         Such internally-prepared and unaudited financial statements of the Company as of October 31, 2010 shall be fairly presented in all material respects consisting of the consolidated financial position of the Company Entities and the non-consolidated results of operations of the Company Entities, provided, however, that with respect to such financial statements (i) they shall be subject to the absence of footnotes and adjustments typically made at quarter-end or year-end, (ii) the accruals of expenses shall be based upon good faith estimates and shall be subject to adjustment in later periods upon final determination of such accrued expenses, (iii) the form shall be consistent with the form of the internally-prepared and unaudited interim financial statements or reports provided to and reviewed by Parent and Merger Sub prior to the Date of the Agreement, and (iv) the form need not be in conformance with the format used by the Company for SEC reporting at the end of fiscal quarters or the fiscal year.

(f)          Information Supplied.  None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) shall, in the case of the Schedule 14D-9, the Information Statement and the Offer Documents, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  The Schedule 14D-9, the Information Statement and the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

(g)         Absence of Certain Changes or Events.  Between March 28, 2010 and the Agreement Date, (i) the Company Entities have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) there has not been any change, development, event or condition arising in such period that, individually or in the aggregate, would have a Material Adverse Effect and (iii) there has not been any action taken by the Company Entities that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Sections 5.1(a)(xx), (xvii) or (xxii).

(h)         Litigation. (i) There is no material claim, suit, litigation, charge, complaint, arbitration, mediation, grievance, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company Entities or any of their respective assets or properties, (ii) there is no material Judgment outstanding against the Company Entities or any of their respective assets and (iii) the Company has not received any written notification of, and to the Knowledge of the Company there is no, material investigation by any Governmental Entity involving the Company Entities or any of their respective assets.  This Section 4.1(h) does not relate to tax matters, which are the subject of Section 4.1(o), environmental matters, which are the subject of Section 4.1(k), or labor and employment matters, which are the subject of Section 4.1(m).

(i)           Contracts.

(i)           Except for Contracts that are filed (in their entirety, including all annexes, exhibits, amendments and supplements thereto) as an exhibit to a Filed Company SEC Document, Section 4.1(i) of the Company Disclosure Schedule contains a complete and correct list, as of the Agreement Date, of each Contract described below in this Section 4.1(i) under which the Company Entities have any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the Agreement Date:

(A)          each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 610(b)(10) of Regulation S-K under the Securities Act;

(B)           each Contract to which any Company Entity is a party that grants any right of first refusal or first offer to any Person or restricts the ability of any Company Entity to (A)  compete with any Person in any area, (B) engage in any activity or business in connection with the current business lines of any Company Entity or (C) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(C)           each joint venture arrangement, and each strategic alliance or partnership agreement or similar arrangement that involves future expenditures or receipts by the Company Entities of more than $500,000 in any one year-period that cannot be terminated on less than 90 days notice without material payment or penalty;

(D)          each Contract with the top 15 customers of the Company Entities (listed by remaining contract value) and each Contract with the top 15 suppliers or subcontractors of the Company Entities (listed by cost);

(E)           each Contract (other than a Government Contract) that involves future expenditures or receipts by the Company Entities of more than $500,000 in any one year-period that cannot be terminated on less than 90 days notice without material payment or penalty;

(F)           each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that, individually or in the aggregate, obligate the Company to make payments, or would reasonably be expected to result in payments, in excess of $500,000;

(G)           each Contract or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the Transactions, or will calculate the value of any of the benefits to any party on the basis of any of the Transactions;

(H)          each lease or sublease of real property under which the Company Entities is a landlord, sublessor, tenant or subtenant involving annual rental payments in excess of $150,000;

(I)            each Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $500,000 individually or in the aggregate (other than surety or performance bonds or similar arrangements entered into in the ordinary course of business);

(J)           each material license or Contract relating to any Company Entity Intellectual Property, other than licenses to the government pursuant to a Government Contract and commercially available, off-the-shelf, “shrink-wrap”, click-through or other generally available software;

(K)          each Contract between a Company Entity, on the one hand, and any officer, director or Affiliate of a Company Entity, on the other hand, including any Contract pursuant to which any Company Entity has an obligation to indemnify such officer, director or Affiliate;

(L)           each Contract that is a material settlement, conciliation or similar agreement (1) that is with any Governmental Entity, (2) pursuant to which a Company Entity is obligated after the Agreement to pay consideration in excess of $250,000, or (3) that would otherwise materially limit the operation of a Company Entity as currently operated;

(M)         any other Contract which would prohibit or materially delay the consummation of the Transactions; and

(N)          except for the Contracts described above, each material Contract to which the Company Entities is a party not made in the ordinary course of business consistent with past practice that involves future expenditures or receipts by the Company Entities of more than $500,000.

(ii)          With respect to each Contract, open bid or proposal between a Company Entity and any (A) Governmental Entity or (B) third party relating to a Contract between such third party and any Governmental Entity (each contract described in (A) and (B), a “Government Contract”), (1) the Company Entity has complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (2) the Company Entity has complied in all material respects with all requirements of all applicable Laws, or agreements pertaining to such Government Contract; (3) to the Knowledge of the Company all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract and made or delivered by the Company were complete and correct as of their effective dates and the Company has complied with all such representations and certifications; (4) (i) to the Knowledge of the Company all cost and pricing data submitted in connection with each Government Contract, or modification thereof, was current, accurate, and complete in all material respects when the price thereof was negotiated and (ii) none of the Government Contracts are or were negotiated in violation of any “truth-in-negotiations” or “defective-pricing” laws, rules, or regulations to which it is subject; (5) neither the United States government nor any prime contractor, subcontractor or other Person has notified any Company Entity that the Company Entity is in material breach or material violation of any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (6) no Company Entity has received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (7) no Company Entity, and to the Knowledge of the Company, no officer or director of a Company Entity has been debarred or suspended from doing business with any Governmental Entity, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against a Company Entity, or to the Knowledge of the Company, against an officer or director; (8) all of the Company Entities’ internal systems for cost tracking and time charging are designed to provide reasonable assurances to the extent required to comply with their obligations under Government Contracts and the Company Entities have complied with applicable requirements for cost accounting and billing; (9) other than in the ordinary course of business, no cost incurred by any Company Entity pertaining to a Government Contract has been questioned or challenged, is, to the Company’s Knowledge, the subject of any audit or investigation or has been disallowed by any Governmental Entity; (10) no payments due to any Company Entity pertaining to such Government Contract have been withheld or set off other than for customary retainage, nor has any written claim been made to withhold or set off money, and the Company Entity is entitled to all progress or other payments received with respect thereto; (11) the Company Entities have no Knowledge of any irregularities, misstatements, omissions, or other facts or circumstances relating to any Government Contract that have led to or have a reasonable likelihood of leading to a Governmental Entity having or claiming rights in any intellectual property or technical data (as defined by the U.S. government); (12) the Company Entities have properly marked the proprietary information they provide to Governmental Entities and reported subject inventions; and (13) no negative determinations of responsibility have been issued against a Company Entity in connection with any Government Contract. The Company is in compliance with all statutory and regulatory requirements under the Arms Export Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. Section 120 et. seq.), the Export Administration Regulations (15 C.F.R. Section 730 et. seq.) and associated executive orders and applicable laws implemented by the Office of Foreign Assets Controls, United States Department of Treasury.

(iii)         The Company has made available to Parent a materially complete and correct copy of each of the Contracts referred to in Section 4.1(i) and Section 4.1(i)(ii).  Each Contract of the Company Entities that is required to be set forth on Section 4.1(i) of the Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents (a “Material Contract”) is in full force and effect (except for those Contracts that have expired or have been terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company Entities, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company Entities, as the case may be, and, to the Knowledge of the Company, each other party thereto, in each case, in accordance with its terms.  Each of the Company Entities has performed or is performing all obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time, or both) in material breach or default thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the Knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder, and there has occurred no event giving to others (with or without notice or lapse of time, or both) any right of termination, amendment or cancellation of any Material Contract or any license thereunder.

(j)           Permits; Compliance with Laws.  The Company Entities have (whether directly or pursuant to Contracts in which third parties have effectively granted to the Company Entities the rights of such third parties) in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company Entities to own, lease or operate their properties and assets, to conduct research and development, and to carry on their businesses as currently conducted, except where the failure to have such Permits, individually or in the aggregate, would not have a Material Adverse Effect.  Each of the Company Entities is in compliance in all material respects with the terms of its Permits and all applicable Laws and Judgments. No Company Entity has received any written communication from any Governmental Entity that alleges that the Company Entities are not in compliance with, or are subject to any liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit. The foregoing representation and warranty, as it relates to material compliance with Laws by the Company Entities, shall not include environmental matters, which are the subject of Section 4.1(k), labor and employment matters, which are the subject of Section 4.1(m), tax matters, which are the subject of Section 4.1(o), or the Exchange Act or Securities Act, which are the subject of Section 4.1(e).

(k)         Environmental Matters.

(i)

(A)          The assets, properties, businesses and operations of each of the Company Entities are, and since January 1, 2004 have been, in compliance in all material respects with all applicable Environmental Laws.

(B)           Each of the Company Entities has obtained and is, and since January 1, 2004 has been, operating in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are currently in effect, and no Company Entity has been notified in writing of any adverse change in the terms and conditions of such Environmental Permits.

(C)           There is no Environmental Claim pending or, to the Knowledge of the Company since January 1, 2004, threatened against the Company Entities.

(D)           No Company Entity is undertaking, either individually or together with another Person, any investigation or assessment or remedial response action relating to any actual or threatened Release of Hazardous Material.

(E)           No Company Entity has contractually assumed, undertaken or provided an indemnity with respect to, or, to the Knowledge of the Company, otherwise become subject to, any liability of any other Person relating to Environmental Laws or relating to any Hazardous Material.

(F)           Since January 1, 2004, no Company Entity has received any written notice or claim alleging that a Company Entity is in breach of, default of, violation of, or has failed to perform any of the requirements of any terms, conditions or provisions relating to an Environmental Law or Hazardous Material in any Contract to which a Company Entity is bound.

(G)           Since December 14, 1990, (1) no Company Entity has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or Released any Hazardous Material in violation of Environmental Laws, or (2) owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to have given rise to liabilities under Environmental Laws or so as would reasonably be expected to give rise to liability under Environmental Laws.

(H)           No Company Entity has designed, manufactured, sold, marketed, commercialized or distributed any product or item containing asbestos, silica, mercury or other Hazardous Materials in violation of Environmental Law or so as to have given rise to, or as would reasonably be expected to give rise to liability under Environmental Law.

(I)           Except to the extent the Company has entered into a consent decree or similar Contract or Judgment, copies of which have been made available to Parent, the Company has provided to Parent all material written environmental reports, assessments, audits and all other similar non-privileged material written documents relating to Environmental Laws, Hazardous Materials, or environmental, health or safety liabilities, in each case relating to any Company Entity’s operations at the facilities identified on Section 4.1(k)(i)(I) of the Company Disclosure Schedule which facilities constitute all of the facilities owned or operated by the Company since December 14, 1990.

(ii)          “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice of noncompliance by or from any Governmental Entity or any other Person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.  “Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company Entities to conduct their respective businesses.  “Environmental Law” means any Law or Judgment, in each case applicable to the Company Entities or their respective properties or other assets, that regulates Hazardous Materials and/or the protection, preservation, restoration or clean up of the environment, including the Resource Conservation and Recovery Act, as amended (“RCRA”), 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, as amended 42 U.S.C. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., the Uranium Mill Tailings Radiation Control Act, 42 U.S.C. 7901 et seq., the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq., the National Environmental Policy Act, 42 U.S.C. 4321 et seq., the Noise Control Act, 42 U.S.C. 4901 et seq., and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., and the amendments, regulations, orders, decrees, permits, licenses or deed restrictions now or hereafter promulgated thereunder.  “Hazardous Material” means any (A) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated animal or medical waste, (B) petroleum product, derivative or by-product, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, toxic mold or fungi, or (C) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated under any Environmental Law.  “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.

(l)           Insurance.  The Company Entities maintain insurance coverage in such amounts and against such risks as is required by any Material Contract and as is sufficient to comply with applicable Law.  Section 4.1(l) of the Company Disclosure Schedule sets forth a list of all insurance policies or Contracts (including information on the premiums payable in connection therewith, the period of coverage, the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company Entities, with respect to which (i) such coverage is in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect), (ii) no Company Entity is in breach of, or default thereunder (including any breach or default with respect to the payment of premiums), (iii) no notice of cancellation or termination has been received with respect thereto, other than in connection with ordinary renewals, and (iv) no such coverage contains any change of control restrictions, exemptions or provisions, and such coverage shall continue to be in full force and effect on identical terms immediately following the consummation of the Transactions.

(m)         Labor and Employment Matters.

(i)           Section 4.1(m) of the Company Disclosure Schedule lists each collective bargaining or other labor union agreements to which any Company Entity is a party or by which any Company Entity is bound.    As of the Agreement Date, there are no labor disputes, strikes, work stoppages, slowdowns or lockouts or, to the Knowledge of the Company, any union organization attempts.  There is no unfair labor practice charge or complaint or other proceeding pending, or, to the Knowledge of the Company, threatened against the Company Entities before the National Labor Relations Board or any similar Governmental Entity. The Company Entities are, and since April 1, 2008 have been, in material compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy and employment practices.

(ii)          The Companies have made available to Parent a true and correct list of each employee whose annual base salary exceeds $100,000, together with the salary of such employee.  Neither the Company Entity, nor to the Knowledge of the Company, any employee of any Company Entity, is in violation of any material term of any employment contract, proprietary information, or any other agreement relating to any such individual’s employment by the a Company Entity.  Neither the continued employment by the Company Entities of their present employees, the performance of the Company Entities’ contracts with their independent contractors, nor the termination of or other actions by the Company Entities in accordance with any of the agreements referred to in the foregoing sentence shall result in any violation of any such agreements.  No employee of any Company Entity has been granted the right to continued employment by a Company Entity or to any compensation following termination of employment with a Company Entity, or is a party to any agreement with a Company Entity regarding such person’s employment, including any compensation or severance agreement, other than standard confidentiality agreements and oral agreements related to compensation payable during such employment (excluding severance, change of control, or similar payments) or other conditions of employment that do not contain a specific term of employment or relate to such person’s post-employment period.  The Company Entities are (and since April 1, 2008, have been) in material compliance with all applicable laws respecting employment, employment practices and terms, conditions of employment and wages and hours.  As of the Agreement Date, no employee of any Company Entity has been injured in the work place or in the course of his or her employment except for injuries that are covered by insurance or for which a claim has been or could be made under workers’ compensation or similar laws.  As of the Agreement Date, there are no pending, or the Knowledge of the Company, threatened charges or complaints alleging sexual harassment or other discrimination or unlawful conduct by a Company Entity or any employee.  The Company Entities have complied with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986, as amended (the “IRCA”); to the Knowledge of the Company, the information and documents on which the Company Entities relied to comply with IRCA are true and correct, and there have not been any discrimination complaints filed against any Company Entity pursuant to IRCA.  No Company Entity has any obligation to create a trust to satisfy indemnification obligations to current or former officers, directors or employees.

(n)         Employee Benefits.

(i)           Section 4.1(n)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of each material (A) ”employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (B) ”employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company Entities or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former director, officer or employee of the Company Entities (each, a “Company Personnel”) (each, and for purposes of this definition, without regard to materiality, a “Company Benefit Plan”).  Section 4.1(n)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of each material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company Entities, on the one hand, and any Company Personnel, on the other hand (each, a “Company Benefit Agreement”).  With respect to each Company Benefit Plan sponsored by the Company or a Commonly Controlled Entity and each Company Benefit Agreement, in existence in written form, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, to the extent applicable, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, to the extent applicable, and (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service, to the extent applicable.  There are no unwritten Company Benefit Plans or Company Benefit Agreements.

(ii)           (A) (1) each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in material compliance with ERISA, the Code and all other applicable Laws in all material respects, (2) each Company Entity is in material compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements with respect to employee benefits matters and (z) no Company Entity has received written notice of, and, to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement, (B) none of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of penalties pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code and (C) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected by the Company to result in the revocation of such letter (or if such Company Benefit Plan has not been determined to be so qualified, such Company Benefit Plan may still be amended within the remedial amendment period to make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of such Company Benefit Plan).

(iii)         None of the Company Entities or any Commonly Controlled Entity has, since January 1, 2005, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan that is subject to the Laws of a foreign jurisdiction.  No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA or analogous state Laws) and no circumstances exist that would reasonably be expected by the Company to result in any Company Entity becoming obligated to provide any such benefit, other than applicable Law.

(iv)         Except as contemplated by this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit payment (including severance, unemployment compensation, parachute payments as defined in Section 280G of the Code, bonus or otherwise), (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, (C) result in any material breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement, or (D) result in the forgiveness of any indebtedness of any Company Personnel.

(o)         Taxes.

(i)           All material Tax Returns required to be filed by the Company Entities have been timely filed (taking into account applicable extensions), and all such Tax Returns were complete and accurate in all material respects.  All material Taxes due and payable by the Company Entities have been paid on a timely basis (whether or not such Taxes were shown as due and payable on any Tax Returns), except for any Taxes that are being contested in good faith through appropriate proceedings or have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.

(ii)          The Company has made available to Parent true and complete copies of (A) all Tax Returns of the Company Entities, including any such Tax Returns filed or included in any consolidated Tax Returns of the Company Entities, for the past three years and for any other Tax year with respect to which there is a pending audit, and (B) all written communications relating to any unresolved deficiency or claim proposed and/or asserted with respect to any Tax Return.

(iii)         No Company Entities are or have been within the past ten (10) years a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which the Company is the common parent.  No Company Entities have any actual or, to the Knowledge of the Company, any potential liability for any Taxes of any Person other than the Company Entities (A) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law), (B) as a transferee or successor, (C) pursuant to any contractual obligation or (D) otherwise.

(iv)         The Company Entities have complied in all material respects with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes.

(v)          No audit or other proceeding with respect to any Taxes due from the Company Entities, or any Tax Return of the Company Entities, is pending, being conducted or, to the Knowledge of the Company, threatened by any Governmental Entity.  No Company Entity has received written notice of any claim by any authority in a jurisdiction where no Company Entity files any Tax Returns that either it is or may be subject to the imposition of any material Tax by that jurisdiction.  Each assessed deficiency resulting from any audit or other proceeding with respect to Taxes by any Governmental Entity has been timely paid and fully satisfied, and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by the Company Entities.

(vi)         No extension of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company Entities and is currently in effect, and no Company Entity has waived any statute of limitations in respect of any Taxes.

(vii)        No Company Entity shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code by reason of a change of an accounting method for taxable periods ending on or before the Merger Closing Date, (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Merger Closing Date, (C) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Merger Closing Date or (E) prepaid amount received on or prior to the Merger Closing Date.

(viii)       No Company Entity has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the U.S. Treasury Regulations or any transaction requiring similar disclosure under state, local or federal Law.

(ix)         No Liens for Taxes exist with respect to any assets or properties of the Company Entities, except for statutory Liens for Taxes not yet due.

(x)           No Company Entity has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during a three-year period ending on the Agreement Date that was purported or intended to qualify for tax-free treatment pursuant to Section 355(a) of the Code.

(xi)         No Company Entity is a party to or is bound by any Tax sharing, indemnification or allocation agreement.

(xii)        No Company Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii)        The Company satisfies the exception described in Section 1445(b)(6) of the Code.

(xiv)       No Company Entity is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(xv)        No Company Entity is a party to any agreement, contract or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.  Each “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) to which Company is a party satisfies the requirements of Sections 409A(a)(2), 409A(a)(3), and 409A(a)(4) of the Code and the guidance thereunder and has been maintained, operated and funded in accordance with such requirements.

(xvi)       “Tax” and “Taxes” mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or any state, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.  “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity (including any schedule or attachment thereto) in connection with Taxes.

(p)         Title to Properties.

(i)           Section 4.1(p)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by a Company Entity (individually, an “Owned Real Property”).  A Company Entity has good and valid fee title to each Owned Real Property, free and clear of all Liens and defects in title other than Permitted Liens.

(ii)          Section 4.1(p)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all leases of real property (“Real Property Leases”) under which a Company Entity is a tenant or subtenant.   A Company Entity has good and valid title to a leasehold estate in each Real Property Lease and each Real Property Lease is in full force and effect, free and clear of all Liens and defects in title, except for Permitted Liens or liens granted by the lessor thereof. No Company Entity that is party to a Real Property Lease has received or given any written notice of any material default thereunder which default continues on the Agreement Date.

(iii)         Each of the Company Entities has good and valid title to or other comparable contract rights in or relating to all of the material personal property necessary for the conduct of its business as presently conducted.  All such items of personal property are free and clear of all Liens, except for Permitted Liens.  Section 4.1(p)(iii) of the Company Disclosure Schedule sets forth a true and complete list of all leases under which a Company Entity leases personal property with an annual payment by any Company Entity of $150,000 or more (“Personal Property Leases”).  A Company Entity has good and valid title to a leasehold estate in each Personal Property Lease and each Personal Property Lease is in full force and effect, free and clear of all Liens and defects in title, except for Permitted Liens. No Company Entity that is party to a Personal Property Lease has received or given any written notice of any material default thereunder which default continues on the Agreement Date.

(iv)         “Permitted Liens” means (A) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, whether recorded or unrecorded which, in the case of unrecorded Liens: (i) do not materially impair the value of such properties or the use of such property by the Company Entities in the operation of their respective businesses or (ii) are set forth on Section 4.1(p)(iv) of the Company Disclosure Schedule, (B) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded in the financial statements of the Company included in the Company SEC Documents, (C) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (D) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (E) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in any material respect with the use of properties or assets encumbered thereby, and (F) Liens set forth on Section 4.1(p)(iv) of the Company Disclosure Schedule.

(q)         Intellectual Property.

(i)           The Company Entities own or have a valid and enforceable right to use all Intellectual Property that is material to their business or operations as presently conducted.  The Intellectual Property that is owned by the Company Entities is not subject to any material Lien or material restriction or limitation regarding ownership, use, license or disclosure (other than any “rights in data” claims of the U.S. Government or Permitted Liens).

(ii)          (A) To the Knowledge of the Company, no Company Entity is infringing, misappropriating or otherwise making unauthorized use of any third party’s Intellectual Property, and no material claims regarding the foregoing are pending or, to the Knowledge of the Company, threatened; and (B) to the Knowledge of the Company no third party is infringing, misappropriating or otherwise making unauthorized use of the Company Entities’ Intellectual Property.

(iii)         “Intellectual Property” means all of the following in any jurisdiction throughout the world: (A) patents, patent applications, patent disclosures and inventions; (B) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated therewith; (C) registered copyrights; (D) registrations for and applications to register any of the foregoing; (E) computer software; and (F) trade secrets, confidential information and know-how.

(r)          Affiliate Transactions.  There have not been during the preceding three years any  transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed Company SEC Documents.

(s)          Rule 14d-10 Matters.  The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “Independent Director” within the meaning of the NYSE rules and is an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or before the Agreement Date by any Company Entity with current or future directors, officers or employees of any Company Entity and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(t)          Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the Transactions based upon arrangements made by or on behalf of the Company.

(u)         Opinion of Financial Advisor.  The Company Board has received the opinion of the Financial Advisor in customary form to the effect that, as of the date thereof, and based upon and subject to customary qualifications and assumptions set forth therein, the Consideration to be paid to the holders (other than Parent, Merger Sub and their respective Affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a written copy of which opinion has been delivered to Parent.

(v)         Anti-Bribery Laws.  The Company Entities have been and are in compliance in all material respects with all legal requirements under (A) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd−1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (B) international anti-bribery conventions (other than the convention described in clause (A)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which a Company Entity is operating (collectively, the “Anti-Bribery Laws”). The Company has not received any written communication that alleges that any Company Entity or any officer or director thereof, is or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws, except any written communication received more than 48 months prior to the Agreement Date that did not result in an inquiry or investigation that to the Knowledge of the Company is currently pending.

(w)         Voting Requirements.  The affirmative vote of holders of a majority of all the outstanding shares of Company Common Stock entitled to vote thereon to adopt this Agreement (the “Stockholder Approval”), unless Section 253 of the DGCL shall be applicable, is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the Transactions.

(x)          Solvency.  As of the Agreement Date (and for the avoidance of doubt, before giving effect to the incurrence of the Financing and the consummation of the Transactions and such Financing), the Company is Solvent.  “Solvent” means that, as of any date of determination and with respect to any Person: (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (iii) such Person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that would be required by GAAP to be reflected or reserved on a consolidated balance sheet (or the notes thereto) of such Person and its Subsidiaries, taken as a whole.

(y)         Representatives.  The Company has no commitment, understanding, agreement or Contract with any third-party agent, representative or consultant to conduct activity for or on behalf of the Company outside the United States.

(z)          Standstills; Confidentiality Agreements.  The Company is not party to (i) any standstill agreement with respect to any class of equity securities of the Company other than as contemplated in this Agreement or pursuant to the Transactions or (ii) any confidentiality agreement that limits or prohibits the provision of material information to Parent or Merger Sub.

(aa)        Transaction Process. Other than with respect to Parent and its Representatives, from May 1, 2010 through the Agreement Date, the Company has not received or approached any other Person regarding any inquiry, proposal or offer that could constitute a Takeover Proposal or entered into any confidentiality agreement with a party other than Parent or its Affiliates in connection with a potential Takeover Proposal.

Section 4.2           Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

(a)          Organization.  Parent is a limited liability company and Merger Sub is a corporation, each of which is duly formed or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has all requisite power and authority to carry on its business as now being conducted.

(b)          Authority; Noncontravention.

(i)           Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to consummate the Transactions and the Financing, subject, in the case of the Merger if required by applicable Law, to the affirmative vote of Parent as the sole stockholder of Merger Sub in favor of approving this Agreement, or if not so required, to the taking by Parent of such action as is necessary to cause the Merger to become effective in accordance with the DGCL (collectively, the “Parent Approval”), and to comply with the provisions of and perform their obligations under this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Transactions and the compliance by Parent and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary company or corporate action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to consummate the Transactions or to comply with the provisions of and perform their obligations under this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

(ii)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with the provisions of this Agreement shall not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the Articles of Organization  or Operating Agreement  of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any Law or Judgment, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or the Merger Sub of the Transactions.

(iii)         No consent, approval, order or authorization of, action or non-action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions or the compliance by Parent and Merger Sub with the provisions of this Agreement, except for (A) compliance with the HSR Act, (B) compliance with other applicable Competition Laws (C) the filing with the SEC of the Offer Documents, (D) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company Entities are qualified to do business and (E) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(c)          Information Supplied.  None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement) shall, (i) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company’s stockholders or (ii) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein.  The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act.

(d)         Ownership and Interim Operations of Merger Sub.  Merger Sub is indirectly, wholly owned by Parent, was formed solely for the purpose of engaging in the Transactions, and has engaged in no business other than in connection with the Transactions.

(e)          Company Stock.  Neither Parent nor Merger Sub has Beneficial Ownership of any Company Common Stock or other securities of the Company Entities.  Other than as contemplated by this Agreement, neither Parent nor Merger Sub is, or at any time during the preceding five years has been, (i) an “interested stockholder” of the Company or an “affiliate” or “associate” of an “interested stockholder,” as those terms are defined in Section 203 of the DGCL or (ii) an “acquiring person” of the Company as defined in Section 23B.19 of the WBCA.

(f)           Solvency.  After giving effect to the Transactions, including (i) the Financing, (ii) any alternative financing, (iii) the payment of the aggregate Offer Price, Merger Consideration and amounts payable to holders of Company SARs and Company RSUs in accordance with Section 3.4, (iv) any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements (including repayment of indebtedness under the Existing Credit Agreement), (v) the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Parent and Merger Sub to perform all of their obligations under this Agreement and pay all fees and expenses to be paid by Parent or Merger Sub related to the Transactions, Parent and Merger Sub (on a consolidated basis with any and all subsidiaries jointly and/or severally liable for the obligations incurred or to be incurred in connection with the Financing and after giving effect to the Transactions) are and will be Solvent as of the Effective Time.

(g)         Financing.

(i)           Parent has delivered to the Company true and complete copies of (a) the executed commitment letter, dated as of the Agreement Date, among Parent, GE Capital Markets, Inc., General Electric Capital Corporation and KeyBank National Association (the “Senior Debt Commitment Letter”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein and (ii) the executed commitment letter, dated as of the Agreement Date, among Parent, Endeavour Structured Equity and Mezzanine Fund I, LP (the “Mezzanine Debt Commitment Letter”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein, in each case for the purposes of financing the Transactions and related fees and expenses and the refinancing of any outstanding indebtedness of the Company (including under the Existing Credit Agreement) (the transactions contemplated by the Senior Debt Commitment Letter and the Mezzanine Debt Commitment Letter, as amended and modified in compliance with Section 6.8, are collectively referred to as the “Financing”; each of GE Capital Markets, Inc., KeyBank National Association, Endeavour Structured Equity and Mezzanine Fund I, LP are collectively referred to as the “Financing Sources”).  The Senior Debt Commitment Letter and the related Fee Letter and the Mezzanine Debt Commitment Letter and the related Fee Letter, as amended and modified in compliance with Section 6.8, are referred to collectively in this Agreement as the “Financing Agreements”.  None of the Financing Agreements has been amended or modified prior to the Agreement Date, no such amendment or modification is contemplated and none of the respective commitments contained in the Financing Agreements have been withdrawn or rescinded in any respect. As of the Agreement Date, the Financing Agreements are in full force and effect.  Except for the Fee Letters and relating to fees with respect to the Financing and an engagement letter (complete copies of which have been provided to the Company, with only the fee amounts and certain economic terms of the market flex redacted), as of the Agreement Date there are no side letters or other agreements, Contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Financing Agreements delivered to the Company prior to the Agreement Date.  The only conditions precedent or other contingencies related to the obligations lenders to fund the full amount of Financing are those expressly set forth in the Financing Agreements.  As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub or any direct investor in Parent under any term, or a failure of any condition, of the Financing Agreements or otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable.  As of the Agreement Date, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Agreements required to be satisfied by it.  Parent or Merger Sub, as the case may be, has paid or caused to be paid all amounts due and owing under the Fee Letters which are due and payable pursuant to the Fee Letters at or immediately following the execution of this Agreement, if any.

(ii)           Based on the terms and conditions of this Agreement, Parent and its subsidiaries, taken as a whole immediately following the Effective Time and after taking into account the proceeds from the Financing shall have sufficient funds to provide Parent and Merger Sub with the funds necessary to consummate the Transactions, including the payment of (i) the aggregate Offer Price and Merger Consideration, (ii) the payment to the Company of funds sufficient to pay holders of Company SARs and Company RSUs in accordance with Section 3.4, (iii) any repayment or refinancing of debt contemplated in this Agreement or the Financing Agreements (including repayment of indebtedness under the Existing Credit Agreement), (iv) all fees payable in order to consummate the Financing in accordance with the Fee Letters and (v) the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Parent and Merger Sub to perform all of their obligations under this Agreement and pay all fees and expenses to be paid by Parent or Merger Sub related to the Transactions.

(h)           Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates (or, to the Knowledge of Parent or Merger Sub, against any Financing Source) that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(i)            Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the Transactions based upon arrangements made by or on behalf of the Parent or Merger Sub.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1	Conduct of Business.

(a)          Conduct of Business by the Company.  During the period from the Agreement Date to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or as specifically contemplated by this Agreement or as set forth in Schedule 5.1(a), the Company shall, and shall cause the other Company Entities to, carry on their respective businesses in the ordinary course consistent with past practice and materially comply with all applicable Laws (including Competition Laws and the Federal Acquisition Regulation) and accounting standards (including GAAP and Cost Accounting Standards) and use its reasonable best efforts to keep available the services of their present officers and other employees and to preserve their assets and their relationships with material licensors, licensees, partners, customers, suppliers, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Further, during the period from the Agreement Date to the Effective Time, except (i) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (ii) as may be required by applicable Law (including the rules of NYSE, excluding any stockholder voting requirements contained therein), (iii) as specifically contemplated by this Agreement or (iv) as set forth in Schedule 5.1(a), the Company shall not, and shall not permit any of the other Company Entities to:

(i)           (A)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for any dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent, other than the payment by the Company of the quarterly cash dividend declared by the Company on August 20, 2010 of $0.10 per share of Company Common Stock and a dividend of $0.10 per share of Company Common Stock contemplated to be declared in December, 2010 to be paid on or after March 11, 2011 to shareholders of record as of a date that is on or after March 11, 2011, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests (other than upon the conversion, exercise or settlement, in accordance with their terms or this Agreement, of outstanding Company RSUs or Company SARs in the amounts set forth in Section 4.1(c)(ii)) (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company Entities or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of Company RSUs or Company Restricted Stock, the Tax withholding obligations of holders of Company RSUs, Company SARs or Company Restricted Stock, or the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock on the open market in order to satisfy participant elections under the Company 401(k) Plan)

(ii)          issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, (other than upon the conversion, exercise or settlement, in accordance with their terms or this Agreement, of Company RSUs or Company SARs in the amounts set forth in Section 4.1(c)(ii));

(iii)         amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv)        acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Person or business or division thereof;

(v)         sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any (A) shares of capital stock, equity or voting interests or other rights, instruments or securities in the Company Entities or (B) a material portion of its properties or assets (excluding any shares of capital stock, equity or voting interests or other rights, instruments or securities in entities other than the Company Entities), except, in the case of clause (B) only, in the ordinary course of business consistent with past practice and for Permitted Liens;

(vi)        repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, other than (A) short-term borrowings incurred in the ordinary course of business consistent with past practice to finance the working capital needs of the Company Entities, or (B) letters of credit, bonds or other surety instruments to secure the payment and/or performance of contractual obligations in the ordinary course of business consistent with past practice;

(vii)       issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company Entities;

(viii)      make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) the Company Entities, (B) advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice, or (C) investments in marketable securities that are readily salable at their fair market value, that, individually or in the aggregate, do not exceed 10% of the voting equity of any Person;

(ix)          incur or commit to incur any capital expenditures in excess of $250,000 each or $500,000 in the aggregate, or any obligations or liabilities in connection therewith, other than in the ordinary course of business or to replace or repair any damaged or obsolete capital equipment;

(x)          (A) pay, discharge, settle or satisfy any unmatured or contingent claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations for an amount in excess of $100,000, other than (i) the payment, discharge, settlement or satisfaction thereof in the ordinary course of business consistent with past practice, including payments in settlement or the payment of a judgment related to claims against any Company Entity related to exposure to asbestos, (ii) such claims, liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of 120% of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (iii) as required by any applicable Law or Contract that is not entered into in violation of this Agreement, (iv) the payment, discharge, settlement or satisfaction of any such claims out of the proceeds of any applicable policy of insurance, or (v) payment of Transaction Expenses; (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) disclose any confidential or non-public proprietary information of the Company Entities other than pursuant to a confidentiality agreement (including an Acceptable Confidentiality Agreement) restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

(xi)         enter into any Material Contract, modify or amend in any material respect any Material Contract, waive, release, assign or fail to exercise or pursue any rights or claims under any Material Contract or accelerate, terminate or cancel any Material Contract other than (A) consistent with past practice and in the ordinary course of business, (B) pursuant to any bid or proposal or Material Contract relating to ship repair, construction or overhaul;

(xii)        except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the Agreement Date (or the administration thereof) is not out of compliance with applicable Law or as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the Agreement Date or as specifically required pursuant to this Agreement (and, in each case, in compliance with Section 6.11), and except as otherwise contemplated by this Agreement (A) adopt, enter into, establish, terminate, amend or modify any Company Benefit Plan or Company Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, other than in the ordinary course of business, (C) pay or provide to any Company Personnel any compensation or benefit, other than  pursuant to agreements or plans in existence as of the Agreement Date and other than the payment of base cash compensation in the ordinary course of business consistent with past practice or regularly-scheduled bonus compensation, (D) grant or amend any awards under any Company Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder (other than as contemplated by Section 3.4), (E) grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Company Personnel, other than (1) in the ordinary course of business, (2) pursuant to any Contract or established formal or informal severance policy or (3) pursuant to any Company Benefit Plan or Company Benefit Agreement, (F) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, or (G) make any determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent in any material respect with the ordinary course of business and past practice; provided, however, that the foregoing shall not restrict any Company Entity from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, other than any director or executive of the Company, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (other than incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xiii)       form any Subsidiary;

(xiv)       enter into any Contract that would require the consent of a third-party in connection with or following the consummation of the Transactions;

(xv)        adopt or enter into or revise or amend any collective bargaining agreement or other labor union Contract applicable to any employees of the Company Entities;

(xvi)       write down any material assets other than as may be consistent with Company’s historical accounting practices;

(xvii)      enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s Affiliates to enter into, any agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Transactions or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (other than in connection with Section 5.2);

(xviii)     fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company Entities as are currently in effect (except to the extent any such material insurance policy lapses, expires or terminates in accordance with its terms), or fail to replace, on substantially similar terms and conditions, any such material insurance policy that lapses, expires or terminates in accordance with its terms;

(xix)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than in connection with Section 5.2);

(xx)        enter into any new line of business outside its existing business segments;

(xxi)       convene any special meeting (or any adjournment thereof) of the stockholders of the Company other than the Stockholders’ Meeting (if such a meeting is required by this Agreement and applicable Law);

(xxii)      take any action intended to result in any of the conditions of the Offer set forth on Exhibit A or to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger (other than in connection with Section 5.2); or

(xxiii)     authorize, or commit, resolve or agree to take, any of the foregoing actions.

(b)          Certain Tax and Accounting Matters.  During the period from the Agreement Date to the Effective Time:

(i)           Except as required by applicable Tax Law or with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), no Company Entity shall (A) make or change any material Tax election, (B) file any material amended Tax Return, (C) agree to any material adjustment of any Tax attribute, (D) change (or make a request to any Governmental Entity to change) any of its methods of reporting income or deductions for Federal income Tax purposes, (E) file any claim for a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect Parent’s Tax liability, (G) make any change in any financial or Tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable Law or as recommended by the Company’s independent auditor or (H) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company Entities in respect of any material amount of Tax or enter into any material closing agreement that could adversely affect Parent’s Tax liability.

(ii)          The Company Entities shall file all Tax Returns and pay all Taxes when due.

(iii)         The Company Entities shall retain all books, documents and records reasonably necessary for the preparation of Tax Returns.

Section 5.2	Solicitation.

(a)          Solicitation.

(i)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the Agreement Date and continuing until the No-Shop Period Start Date, the Company may, directly or through its Representatives: (A) solicit, initiate or encourage, whether publicly or otherwise, any Takeover Proposals, including by way of providing access to non-public information; provided, however, that the Company shall only permit such non-public information related to the Company to be provided pursuant to an Acceptable Confidentiality Agreement, and provided further that the Company shall promptly provide to Parent any non-public information concerning the Company Entities to which any Person is provided such access and which was not previously provided to Parent; and (B) engage in and maintain discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Takeover Proposal. “Takeover Proposal” means any inquiry, proposal or offer from any Person or group providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 10% or more (based on the fair market value, as determined in good faith by the Company Board) of assets (including capital stock of the Company Entities) of the Company Entities, taken as a whole, or (2)(A) shares of Company Common Stock, which together with any other shares of Company Common Stock beneficially owned by such Person or group, would equal to 10% or more of the outstanding shares of Company Common Stock, or (B) any other equity securities of the Company Entities, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, 10% or more of the outstanding shares of Company Common Stock or any other equity securities of the Company Entities, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company Entities pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 10% or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization, liquidation, dissolution or any other similar transaction involving the Company Entities, other than, in each case, the Transactions. Wherever the term “group” is used in this Section 5.2, it is used as defined in Rule 13d-3 under the Exchange Act.

(ii)          The No-Shop Period Start Date shall commence at 11:59 p.m., New York City time, on the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (the “Initial No-Shop Period Start Date”); provided, however, that Company may, in its sole and absolute discretion, extend the No-Shop Period Start Date for up to 14 calendar days beyond the Initial No-Shop Period Start Date (the “Extended No-Shop Period Start Date”) by delivering written notice thereof to Parent at least four (4) Business Days prior to the Initial No-Shop Period Start Date.  For purposes of this Agreement, the “No-Shop Period Start Date” shall mean the Initial No-Shop Period Start Date or the Extended No-Shop Period Start Date, if such right of extension is exercised by the Company.

(b)          No Solicitation.  Except as otherwise permitted by this Section 5.2, from the No-Shop Period Start Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 8.1, the Company shall not, nor shall it permit any Representative of the Company to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company Entities related to, or to any Person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect thereto, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal, or (v) otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations.  Subject to Section 5.2(c), at the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons or groups (other than a Qualified Go-Shop Bidder) conducted theretofore by the Company Entities or any of their Representatives with respect to any Takeover Proposal and shall use reasonable best efforts to require any other parties (other than a Qualified Go-Shop Bidder) who have made or have indicated an intention to make a Takeover Proposal to promptly return or destroy any confidential information previously furnished by the Company Entities or any of their Representatives.  “Qualified Go-Shop Bidder” means any Person or group from whom the Company Entities or any of their Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines, prior to or as of the No-Shop Period Start Date, in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal. “Superior Proposal” means any bona fide written Takeover Proposal that is financed on terms no less favorable to Company than the Financing, and that, if consummated, would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (A) more than 75% of the outstanding shares of Company Common Stock or (B) all or substantially all of the assets of the Company Entities, taken as a whole, in either case which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, in each case taking into account, among other things, the financial, legal and regulatory aspects of the transaction proposed in such Takeover Proposal, including any financing contingencies, the timing and likelihood of consummation of such transaction, the provisions of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.2(f)) and, to the extent the Company Board deems it relevant and applicable, the payment of the Termination Fee.

(c)          Response to Takeover Proposals.  Notwithstanding anything to the contrary contained in this Agreement, if at any time following the No-Shop Period Start Date and prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, (i) the Company has received a bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 5.2, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company Entities to the Person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement and the other restrictions imposed by Section 5.2(a)(i) related to the sharing of information, or (B) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal. The Company shall be permitted prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval to take the actions described in clauses (A) and (B) above with respect to any Qualified Go-Shop Bidder.

(d)          Notice to Parent of Takeover Proposals.  The Company shall promptly (and, in any event, within one Business Day) notify Parent if the Company or any of its Representatives receives any Takeover Proposal, and in connection with such notice, provide the identity of the Person or group making such Takeover Proposal and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter the Company shall keep Parent reasonably informed of any material changes to the terms thereof.  Not later than two Business Days after the No-Shop Period Start Date, the Company shall deliver to Parent a list of all Persons and groups who executed and delivered confidentiality agreements to the Company during the period beginning on the Agreement Date and ending on the No-Shop Period Start Date in connection with a potential Takeover Proposal.

(e)          Prohibited Activities.  Subject to Section 5.2(f), neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the Company Board referred to in Section 4.1(d)(i), (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) cause or permit the Company Entities to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 5.2(a)  or Section 5.2(c) (an “Acquisition Agreement”), or (iv) publicly propose or announce an intention to take any of the foregoing actions (any action described in the foregoing clauses (i), (ii), (iii) or (iv) is referred to as an “Adverse Recommendation Change”).

(f)          Change of Recommendation.  Notwithstanding any provision of Section 5.2(e), at any time prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, (i) if the Company has received a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel) constitutes a Superior Proposal, or (ii) if an Intervening Event has occurred, the Company Board may effect an Adverse Recommendation Change in connection with such Superior Proposal or in response to such Intervening Event if and only if:

(A)           it determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(B)           the Company shall have provided prior written notice to Parent and Merger Sub, at least three Business Days in advance, that it will effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(f) and specifying the reasons therefor (a “Notice of Intended Recommendation Change”)(it being understood and agreed that any material amendment to the terms of any Superior Proposal (and in any event including any amendment to any price term thereof), or any material change to the facts and circumstances relating to an Intervening Event, in each case that was previously the subject of a Notice of Intended Recommendation Change, shall require a new Notice of Intended Recommendation Change (an “Amended Notice of Intended Recommendation Change”) and compliance with the requirements of this Section 5.2(f), except that the prior written notice period and corresponding references to a three Business Day period shall be reduced to a one Business Day period for any such Amended Notice of Intended Recommendation Change);

(C)           to the extent such Adverse Recommendation Change or termination is being made as a result of a Superior Proposal:

(1)           the Notice of Intended Recommendation Change shall specify the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(2)           after providing any such Notice of Intended Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three Business Day period (or one Business Day period in the event of an Amended Notice of Intended Recommendation Change) to make such adjustments in the terms and conditions of this Agreement and the other agreements contemplated hereby; and

(3)           the Company Board shall have considered in good faith (after consultation with its outside legal counsel) any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent no later than 5:00 p.m., New York City time, on the third Business Day of such three Business Day period (or first Business Day of such one Business Day period in the event of an Amended Notice of Intended Recommendation Change) and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such adjustments were to be given effect; and

(D)           to the extent such Adverse Recommendation Change is being made in response to an Intervening Event:

(1)           the Notice of Intended Recommendation Change shall specify the Intervening Event in reasonable detail;

(2)           after providing any such Notice of Intended Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three Business Day period (or one Business Day period in the event of an Amended Notice of Intended Recommendation Change) to amend this Agreement in such a manner that such Intervening Event no longer necessitates such Adverse Recommendation Change; and

(3)        the Company Board shall have considered in good faith any adjustments to this Agreement and the other agreements contemplated hereby that may be offered in writing by Parent no later than 5:00 p.m., New York City time, on the third Business Day of such three Business Day period (or first Business Day of such one Business Day period in the event of an Amended Notice of Intended Recommendation Change and shall have determined in good faith (after consultation with its outside legal counsel) that such Intervening Event continues to necessitate an Adverse Recommendation Change.

(E)           In the event that the Company has given a Notice of Intended Recommendation Change, Parent may, upon written notice to the Company, extend the Effective Time and, if applicable, the expiration of the Offer (but in no event, in either such case, beyond the earlier of (i) the Outside Date, (ii) the end of the first Business Day  following the period described in Section 5.2(f)(C)(3) or Section 5.2(f)(D)(3), as applicable, or (iii) any other date agreed upon by the Parties) to allow sufficient time for the negotiations between the Company and the Parent and the Merger Sub regarding  possible adjustments to this Agreement, consideration by the Company Board of adjustments to this Agreement or the determination of an Adverse Recommendation Change and/or the termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(f).

(g)           Standstills; Confidentiality Agreements.  Notwithstanding any provision of Section 5.2(e), the Company Board shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company; provided, however, (i) at any time prior to the earlier to occur of the Offer Closing and obtaining the Stockholder Approval, the Company Board may grant a waiver or release under any standstill agreement with respect to any class of equity securities of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (ii) from the Agreement Date until the No-Shop Period Start Date, the Company may grant any such waiver solely to permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal. The Company shall provide written notice to Parent of waiver of any standstill by the Company. Except for the waiver of standstill as contemplated by this Section 5.2(g), the Company shall enforce, and shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which any of the Company Entities is a party or under which the Company or any of its is a party or under which any of the Company Entities has any rights. The Company shall not, and shall not permit any of its Subsidiaries or Representatives to, enter into any confidentiality agreement subsequent to the Agreement Date which prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.2.

(h)           Communications With Stockholders.  Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders as, in the good faith determination of the Company Board, after consultation with its outside legal counsel, is required by applicable Laws or (iii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that clauses (ii) and (iii) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in Section 5.2(e) or Section 5.2(f) except, in each case, to the extent permitted by Section 5.2(e) or Section 5.2(f), respectively.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1	Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)           Preparation of Proxy Statement.  As soon as practicable after the Agreement Date (subject to Parent’s performance of its obligations under Section 6.1(b)), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 5.2(f), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL.  The Company shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.  The Company shall cause the Proxy Statement to (i) comply as to form in all material respects with the provisions of the Exchange Act and satisfy the rules and regulations promulgated thereunder and (ii) satisfy all rules of the NYSE.  The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or its staff, on the other hand.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.  Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document or response.

(b)           Covenants of Parent with Respect to the Proxy Statement.  Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent shall cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c)           Mailing of Proxy Statement; Stockholders’ Meeting.  If the adoption of this Agreement at a meeting of  the Company’s stockholders is required by applicable Law, then the Company shall have the right at any time after the Proxy Statement Clearance Date to (and Parent and Merger Sub shall have the right, at any time after the later of the Proxy Statement Clearance Date and the termination of the Offer on account of the failure of the Minimum Tender Condition, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten Business Days), (x) establish a record date for and give notice of a meeting of its stockholders in accordance with the Company’s By-Laws, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement and proxy card (the date the Company elects to take such action or is required to take such action, the “Proxy Date”).  The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date, subject to the ten calendar day notice requirement contained in Company’s By-Laws; provided, however, that in no event shall such meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) other than in the case it is required pursuant to the Company’s By-Laws or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.  Notwithstanding the foregoing, but subject to the provisions of the Company’s By-Laws, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one time (for a period of not more than 30 calendar days but not past two Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 7.1(a) will be satisfied at such meeting.  Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company’s By-Laws.  Unless the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE. Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so.  The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement and the Transactions shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d)           Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company Entities or their Representatives should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, they shall promptly inform Parent.  Each of Parent, Merger Sub and the Company shall correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Short Form Merger.  Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL and without regard to the satisfaction or waiver of the conditions set forth in Section 7.1(a), Section 7.2, or Section 7.3.

Section 6.2          Access to Information; Confidentiality.

(a)           The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company Entities, and the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (it being agreed, however, that the foregoing shall not permit Parent of any such Representatives to conduct any invasive environmental testing or sampling of the nature customarily referred as a Phase I, Phase II or Phase III Environmental Site Assessment); provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or Contract or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).   Without limitation to the foregoing, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access to the non-U.S. agents, consultants and representatives engaged by the Company Entities, and the Company shall, upon Parent’s request, facilitate fulfilling requests for information and/or interviews with such non-U.S. agents, consultants or representatives.

(b)           Following the Agreement Date and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permitted by applicable Law (including Competition Laws) or Contract.  No investigation by Parent, Merger Sub or any of their Representatives and no other receipt of information by Parent, Merger Sub or any of their Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement.  Except as required by any applicable Law or Judgment, Parent shall hold, and shall direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreements.

Section 6.3	Reasonable Best Efforts; Consultation and Notice.

(a)          Each party from whom a filing under the HSR Act would be required for the Transactions to be consummated lawfully shall, as promptly as practicable (but in no event later than five Business Days) following the Agreement Date, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all materials initially required to be filed under the HSR Act in connection with the Transactions.  As promptly as practicable following the Agreement Date, each party shall make all other filings necessary or appropriate under any applicable foreign Competition Law in connection with the Transactions.  To the extent permitted by applicable Law, the Parties shall request expedited treatment of any such filings and shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission under the HSR Act or other Competition Law.  To the extent permitted by applicable Law, the Parties shall keep one another apprised of the status of, and give each other advance notice of, and a meaningful opportunity to review, all communications with, and all inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, and shall comply promptly with any such reasonable inquiry or request.  To the extent advisable and permitted by the relevant Governmental Entity, the Parties shall permit one another to attend all meetings or conferences between one or more of the Parties and one or more Governmental Entity under the HSR Act or other Competition Law.

(b)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Exhibit A and Article VII, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other Persons, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement and the Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate and make effective the Transactions.  In connection with and without limiting the generality of the foregoing, each of the Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions, including Section 203 of the DGCL and Section 23B.19 of the WSBA, use its reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions.  In furtherance and not in limitation of the foregoing, if any Governmental Entity objects to the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to resolve such objections.

(c)          In connection with the continuing operation of the business of the Company Entities between the Agreement Date and the Effective Time, subject to applicable Law (including Competition Laws), the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of ongoing operations, financial results and condition (including cash and working capital management), and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties.

(d)          Except as prohibited by applicable Law (including Competition Laws), the Company shall promptly notify Parent of:

(i)           any material written notice or other written communication from any Person (other than a Governmental Entity) alleging that the consent of such Person is required in connection with the Transactions;

(ii)          its discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which, cause any of the conditions to the Offer set forth in Exhibit A to be in effect at the scheduled Expiration Date;

(iii)         any notice or other communication from any Governmental Entity received by the Company in connection with the Transactions, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s notice;

(iv)         any filing made by the Company with any Governmental Entity in connection with the Transactions, and a copy of any such filing shall be furnished to Parent together with the Company’s notice; and

(v)         any suits, actions or proceedings commenced or threatened that relate to the consummation of this Agreement or the Transactions of which the Company has Knowledge; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(e)          Parent shall give prompt notice to the Company upon Parent obtaining Knowledge of (A) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or (B) the failure of Parent or Merger Sub to perform any obligation, covenant or agreement to be performed by such party under this Agreement or in connection with the Financing, in each case in any way that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Transactions; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties.

(f)          Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Transactions, and shall obtain the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim, it being understood and agreed that the Company shall control such defense and that this Section 6.3(c) shall not give Parent the right to direct such defense except to the extent that Parent or Merger Sub is named as a defendant in such litigation and in that case solely as to the defense of Parent and Merger Sub.

Section 6.4	Indemnification, Exculpation and Insurance.

(a)          All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company Entities as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company (as in effect on the Agreement Date) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.  From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b)          If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.4.

(c)          In consideration of the consummation of the Transactions as described in this Agreement, from the Effective Time through the fifth anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person covered by the Company’s directors’ and officers’ liability insurance policy as of the Agreement Date for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the Agreement Date; provided that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.4(c) by causing the Company to obtain, on or prior to the Merger Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.4(c).

(d)          The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise; provided, that pursuant to Section 6.4(b), there shall be no obligation by Parent or the Company to create a trust to satisfy indemnification obligations under indemnification agreements between the Company and certain current and former officers and directors.

Section 6.5         Public Announcements.  The initial press release(s) to be issued with respect to the Transactions shall be in the form(s) heretofore agreed to by the Parties. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.6          Merger Sub and Surviving Corporation Compliance.  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and prior to the Offer Closing Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.7          Directors.  In the event that Merger Sub has exercised the Top-Up pursuant to Section 1.3(b)(i):

(a)          Composition of Company Board.  Effective upon the Offer Closing and the automatic exercise of the Top-Up pursuant to Section 1.3(b)(i) (at which time Parent and Merger Sub will own at least 90% of the issued and outstanding Company Common Stock), and at all times thereafter, Parent shall be entitled to designate, from time to time, such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that if Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two Independent Directors.  Subject to applicable Law, the Company shall promptly take all action requested by Parent necessary or desirable to effect any such election or appointment, including, at the election of Parent, (1) increasing the size of the Company Board (including by amending the Company By-laws if necessary to increase the size of the Company Board), (2) filling vacancies or newly created directorships on the Company Board and (3) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and the NYSE rules).  After the Offer Closing, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (x) each committee of the Company Board, except for any committee established to take action with respect to the subject matter of this Agreement, (y) the board of directors of each Subsidiary of the Company and (z) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the NYSE rules.  The provisions of this Section 6.7(a) are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(b)          Section 14(f) of Exchange Act.  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.7(a), including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder concurrently with the mailing of the Schedule 14D-9. Parent and Merger Sub shall provide to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates.

(c)          Post-Appointment Voting.  Following the election or appointment of Parent’s designees pursuant to Section 6.7(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (a) to amend or terminate this Agreement, (b) to waive any of the Company’s rights or remedies under this Agreement or (c) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub.  “Independent Director” means a member of the Company Board who is a member of the Company Board on the Agreement Date and an “independent director” as defined by the NYSE rules.

Section 6.8          Financing.

(a)          Each of Parent and Merger Sub shall use, and cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the material terms and conditions (including the flex provisions) set forth in the Financing Agreements, including using reasonable best efforts to seek to enforce its rights under the Financing Agreements in the event of a material breach thereof by the Financing Sources, and shall not permit any material amendment or modification to be made to, or consent to any waiver of any provision or remedy under, the Financing Agreements (in each case except pursuant to the flex provisions thereof), if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Agreements, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner materially adverse to Parent or the Company, (iii) amends or modifies any other terms in a manner that would reasonably be expected to (A) delay or prevent the Offer Closing or the Merger Closing or (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur or (C) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Agreements. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Financing Agreements to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto.

(b)          Each of Parent and Merger Sub shall use, and cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions set forth in the Financing Agreements, including using reasonable best efforts (i) to maintain in effect the Financing Agreements in accordance with the terms and subject to the conditions thereof, (ii) to satisfy all conditions and covenants applicable to Parent and Merger Sub in the Financing Agreements as and when required thereunder, (iii) to negotiate and enter into all definitive agreements with respect to the Financing contemplated by the Financing Agreements on the material terms and conditions (including the flex provisions) contained therein, (iv) to satisfy all conditions to such definitive agreements that are applicable to Parent and Merger Sub as and when required thereunder and consummate the Financing at or prior to the Offer Closing or, in the event the Offer Closing does not occur, the Merger Closing, including using its (or causing its Affiliates to use) reasonable best efforts to cause the lenders and the other persons committing to fund the Financing and (v) to comply with its obligations under the Financing Agreements and any related Fee Letter.  Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Financing (provided that the Financing Agreements may be redacted to omit the numerical fee amounts and certain economic terms of the market flex provided therein).  Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt (and in any event within two Business Days) written notice: (w) of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party to any Financing Agreement or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (x) of the receipt of any written notice or other communication from any person with respect to any actual or potential default, breach, termination or repudiation by any party to any Financing Agreement or any definitive document related to the Financing of any provisions of the Financing Agreements or any definitive document related to the Financing; (y) if for any reason Parent or Merger Sub has determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Agreements; and (z) any amendments to the Financing Agreements.  As soon as reasonably practicable, but in any event within five days of the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (w), (x), (y) or (z) of the immediately preceding sentence.

(c)          Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.8 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any material fees in excess of those contemplated by the Financing Agreements (whether to secure waiver of any conditions contained therein or otherwise). However, nothing contained in this Section 6.8(c) shall release Parent from paying any Termination Fee otherwise payable pursuant to Section 8.3.

(d)          Each of Parent and Merger Sub shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Financing for payment of (i) the aggregate Offer Price; (ii) Merger Consideration; and (iii) amounts payable to holders of Company SARs and Company RSUs in accordance with Section 3.4.  Notwithstanding anything to the contrary contained in this Agreement, and without regard to the then market conditions or other general economic conditions, including the interest rate and cost of the Financing, and, for the avoidance of doubt, regardless of whether or not commercially reasonable, if all of the Offer Conditions (other than the Financing Proceeds Condition) have been satisfied or waived or, if the Offer Termination has occurred, all of the conditions set forth in Section 7.1 (other than Section 7.1(d)) and Section 7.2 (other than the conditions that by their terms are to be satisfied at the Merger Closing) have been satisfied or waived, then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Financing no later than the earlier to occur of (i) the Offer Closing Date; or (ii) the Merger Closing Date.

Section 6.9          Financing Cooperation.

(a)          Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives and each of its Subsidiaries to, provide to Parent such reasonable cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in causing the conditions in the Financing Agreements to be satisfied and such cooperation as is otherwise necessary and reasonably requested by Parent in connection with the Financing and the Debt Payoff, which cooperation includes:

(i)           using reasonable best efforts to cause its senior executive officers to participate in a customary and reasonable number of meetings, presentations and due diligence sessions;

(ii)          using reasonable best efforts to provide information necessary or appropriate in connection with the preparation of a customary bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Financing, including the syndication thereof, provided, that any such bank information memoranda and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor;

(iii)         (A) furnishing Parent and the Financing Sources as promptly as practicable with quarterly and monthly financial statements (including financial statements for the months ended October 31, 2010 and November 30, 2010 and for each month thereafter) in the form contemplated by Section 4.1(e)(vi); provided that the filing by the Company of the foregoing financial statements in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, shall be deemed to satisfy the foregoing requirements with respect to the Company Entities for all purposes of this Agreement, and (B) using reasonable best efforts to furnish all financial statements, business and other financial data, audit reports and other information regarding the Company Entities of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of non-convertible debt securities of the Company (provided that Parent shall be responsible for the preparation of pro forma financial statements), to the extent the same is of the type and form customarily included in an offering memorandum, private placement memorandum, prospectus and similar documents for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering memorandum;

(iv)         requesting the auditors of the Company to cooperate with Parent’s reasonable efforts to obtain customary comfort letters upon completion of customary procedures in connection with the Financing;

(v)          using reasonable best efforts to cooperate with Parent’s efforts to obtain consents, landlord waivers and estoppels, non-disturbance agreements, appraisals of any Owned Real Property, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all Owned Real Property and Real Property Leases and Personal Property Leases) as reasonably requested by Parent;

(vi)         reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company Entities’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable;

(vii)        requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all indebtedness and Liens under the Existing Credit Agreement (the “Debt Payoff”); and

(viii)      furnishing Parent and its Financing Sources promptly, and in any event at least five days prior to the Merger Closing Date, with all documentation and other information required by Governmental Entities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

provided, that, notwithstanding anything to the contrary contained in this Agreement (including this Section 6.9) (A) nothing in this Agreement (including this Section 6.9) shall require any such cooperation to the extent that it would (1) require the Company Entities or their Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Effective Time, or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Effective Time, (2) unreasonably and materially interfere with the ongoing business or operations of the Company Entities, (3) require the Company Entities to take any action that will conflict with or violate the Company Entities’ organizational documents or any Laws or the Existing Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which any of the Company Entities is a party, (4) require the Company Entities to enter into or approve any financing or purchase agreement for the Financing (excluding the delivery of documentation related to the financing that will become effective at or following the Effective Time), (5) result in any significant interference with the prompt and timely discharge of the material duties of any of the Company’s executive officers, or (6) result in any officer or director of the Company Entities incurring any personal liability with respect to any matters relating to the Financing, (B) no action, liability or obligation of the Company Entities or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Effective Time, (C) any bank information memoranda required in relation to the Financing need not be issued by the Company Entities and shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, and (D) notwithstanding anything to the contrary, the Parties agree that any road shows, preparation of documents (including bank information memoranda or other offer documents in connection with the Financing) and provision of information with respect to the prospects and plans for the Company’s business and operations, in each case under this clause (D), in connection with the Financing remains the sole responsibility of Parent and Merger Sub and none of the Company Entities or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect thereto or be required to provide any information or make any presentations with respect to capital structure, or the incurrence of the Financing or other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the business of the Surviving Corporation and its Subsidiaries after the Merger Closing.

(b)           The Company and its Representatives shall be indemnified and held harmless by Parent and Merger Sub for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law.

(c)           The Company hereby consents to the use of the trademarks, service marks and logos of the Company Entities in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company Entities or the reputation or goodwill of the Company Entities or any of their respective intellectual property rights.

(d)           All non-public or other confidential information regarding the Company Entities obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.9 shall be kept confidential in accordance with the Confidentiality Agreements; provided, that, with the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, prospective lenders and investors and their respective Representatives in connection with the Financing so long as such persons agree to be bound by the Confidentiality Agreements or other customary confidentiality undertaking.

(e)           Subject to the terms and conditions hereof, at the earlier of the Offer Closing and the Merger Closing, Parent shall cause the indebtedness under the Existing Credit Agreement to be satisfied and discharged in accordance with the terms thereof.

Section 6.10       Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company shall not, after the Agreement Date, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “Independent Director” within the meaning of the NYSE rules and shall be an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Section 6.11       Company Benefit Plan Matters.  No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.  Nothing in this Agreement, express or implied, shall be construed (a) as requiring Parent or any of its Subsidiaries to employ any employee of a Company Entity for any length of time following the Merger Closing Date, subject to Parent’s and the Company’s compliance with any applicable severance or change of control arrangements or (b) to prevent Parent or any of its Subsidiaries from (A) terminating, or modifying the terms of employment of, any such employee following the Merger Closing Date or (B) terminating or modifying to any extent any Company Benefit Plan, Company Benefit Agreement, Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain.

Section 6.12       State Takeover Laws.  If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub or their Affiliates or this Agreement or the Transactions, including Section 203 of the DGCL and Section 23B.19 of the WBCA, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement and the Transactions.  No Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Transactions.

Section 6.13       16b-3 Exemption.  The Company shall take all steps reasonably required to cause any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.14       FIRPTA Certificate.  The Company shall use reasonable best efforts to deliver to Parent, at the earlier of the Offer Closing Date and the Effective Time, a properly completed and executed certificate to the effect that the Company Common Stock is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) written waiver on or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained if required by applicable Law.

(b)           Regulatory Approvals.  The waiting period (and any extension thereof) applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under any Competition Law shall have expired or early termination thereof shall have been granted with respect thereto, and any approval or consent of any Governmental Entity that is necessary for the Transactions to be consummated in accordance with the terms of this Agreement, the failure of which to be obtained would, upon the purchase of the Company Common Stock pursuant to the Offer or consummation of the Merger, have a Material Adverse Effect, shall have been obtained or be in full force and effect.

(c)           No Injunctions or Legal Restraints.  There shall not be in effect Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Transactions, by any Governmental Entity (collectively, “Legal Restraints”) (other than the application of the waiting period provisions of any Competition Law to the Transactions) the effect of which is to, or would reasonably be expected to, directly or indirectly (i) make illegal or otherwise prohibit or materially delay consummation of the Transactions, (ii) restrict, prohibit, or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective subsidiaries or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any material limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (iii) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company, or (iv) require divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock; and there shall not exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the foregoing consequences.

(d)           Purchase of Company Common Stock in the Offer.  Unless the Offer Termination has occurred, Merger Sub shall have previously accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

Section 7.2          Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.1(c), and Section 4.1(d)(i), that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and any such representations or warranties set forth in Section 4.1(c), and Section 4.1(d)(i) that are not so qualified shall be true and correct in any material respect, in each case as of the Agreement Date and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time); or (ii) set forth in the Agreement (other than those listed in the preceding clause (i)) shall be true and correct as of the Agreement Date and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (ii) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing.

(c)           No Material Adverse Effect.  Since the Agreement Date, there shall not have occurred any Event that, individually or in the aggregate, would have a Material Adverse Effect.

(d)           Pre-Closing Solvency.  As of immediately prior to the Merger Closing Date (and, for the avoidance of doubt, before giving effect to the incurrence of the Financing and the consummation of the Transactions and such Financing), the Company is Solvent.

(e)           Buyer Triggering Event.  A Buyer Triggering Event shall not have occurred and remain continuing.

(f)            Officers’ Certificate.  Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer certifying that the conditions set forth in Sections 7.2 (a), (b), (c) and (d) have been satisfied.

Section 7.3          Conditions to Obligation of the Company to Effect the Merger.  Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Sections 4.2(a) and 4.2(b) shall be true and correct in all material respects, in each case as of the Agreement Date and as of such time except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time); or (ii) set forth in the Agreement (other than those listed in the preceding clause (i)) shall be true and correct as of the Agreement Date and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (ii) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” set forth therein), individually or in the aggregate, has not prevented or materially impeded and would not reasonably be expected to prevent or materially impede the ability of the Parent and Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing.

(c)          Officers’ Certificate.  Company shall have received a certificate signed on behalf of the Parent by an executive officer thereof certifying that the conditions set forth in Sections 7.3 (a) and (b) have been satisfied.

Section 7.4 Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1         Termination.  This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 8.1(a)) from the terminating Party to the non-terminating Party specifying the subsection of this Section 8.1 pursuant to which such termination is effected:

(a)          subject to Section 6.7(c), by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company, if:

(i)           the Merger shall not have been consummated on or before March 11, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that the Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing provision);

(ii)          any Legal Restraint has been issued, enacted or promulgated that has the effect of preventing or making illegal the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party which is then in breach of Section 6.3 (other than any failure to comply with, or participate in, any requests for additional information and documentary material relevant to the Transactions under section 201(e)(1) or 201(e)(2) of the HSR Act (15 U.S.C. § 18a(e)(1) and (2)) if such breach has been a principal cause of such Legal Restraint being or remaining in effect;

(iii)         the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefore or any adjournment or postponement thereof (unless Section 253 of the DGCL shall be applicable); or

(iv)        there shall not be validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, when added together with the shares of Company Common Stock already owned by Parent and its Subsidiaries (but excluding the number of shares of Company Common Stock that may be validly issued as Top-Up Shares pursuant to the Top-Up), would constitute at least 40% of the total number of outstanding shares of Company Common Stock on the Expiration Date.  For purposes of the foregoing determination, the Parties shall include shares tendered in the Offer pursuant to guaranteed delivery procedures.

(c)          by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if (A) Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (B) the Offer Closing shall have occurred;

(d)           by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and  (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, Parent or Merger Sub does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from the Company and use its reasonable best efforts to pursue such cure thereafter; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if (A) Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (B) the Offer Closing shall have occurred;

(e)           by Parent, if any of the following shall have occurred: (i) an Adverse Recommendation Change; (ii) the Company shall have delivered to Parent a Notice of Intended Recommendation Change pursuant to Section 5.2(f) if Parent shall have given the Company the right to enter into an Acquisition Agreement and such right has been available to the Company for no less than 24 hours, (iii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation and a statement of the findings and conclusions of the Company Board referred to in Section 4.1(d)(i), (iv) if, following the disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (v) below), the Company Board shall have failed to reaffirm publicly the Recommendation within five Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (any such event contemplated by this Section 8.1(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if (x) the Offer Closing shall have occurred or (y) unless Section 253 of the DGCL shall be applicable, the Stockholder Approval shall have been obtained;

(f)           by the Company, in accordance with Section 5.2(f) to either accept a Superior Proposal and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination or on account of an Intervening Event; provided, however, that payment of the Termination Fee pursuant to Section 8.3(a) or Section 8.3(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 8.1(f);

(g)           by the Company, if (i) (A) all the Offer Conditions shall have been satisfied or waived as of the Expiration Date, and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.1, or (ii) (A) all the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the Expiration Date, and (B) Parent shall have failed to consummate the Offer in accordance with Section 1.1, in the case of both clause (i) and (ii) hereof, the Company shall have given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination; or

(h)           by the Company if (i) all the conditions set forth in Section 7.1 (other than Section 7.1(d)), to the extent the Offer Termination has occurred) and Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.2, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least one Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) and the basis for such termination.

Except as otherwise expressly set forth in this Section 8.1, any proper termination of this Agreement pursuant to this Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 8.2          Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, except as set forth elsewhere in this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective Representatives, except that (a) the last sentence of Section 1.2(b), the last sentence of Section 6.2(b), and the entirety of Section 6.8(b), Section 6.8(d) and Article VIII and Article IX, shall survive such termination and (b) the termination of this Agreement shall not relieve or release any Party from any liability arising out of (i) its breach of this Agreement prior to such termination; provided, however, that no Party shall have any such liability in the event that it is obligated to pay, and has paid when due, the Termination Fee, Reverse Termination Fee or Transaction Expenses, as applicable, pursuant to the terms of this Agreement or (ii) on account of acts or omissions that constitute fraud.

Section 8.3          Termination Fees and Expenses.

(a)          If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds within two Business Days following the date of such termination of this Agreement.

(b)          If this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c)          If after the Agreement Date and prior to the termination of this Agreement, a Takeover Proposal has been made by any Person or group and thereafter:

(i)           (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.1(b)(iii) or (2) by Parent pursuant to Section 8.1(c) and (B) within 12 months after such termination, the Company and any Person or group (or its Affiliate) who made such a Takeover Proposal enter into a definitive agreement providing for a transaction that would constitute a Takeover Proposal (which transaction is thereafter consummated), the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds on the date such transaction is consummated; or

(ii)          (A) this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(i), (B) at the time of such termination, all of the conditions to the Merger set forth in Article VII other than under Section 7.1(b) have been satisfied, and (C) within 12 months after such termination, the Company and any Person or group (or its Affiliate) who made such a Takeover Proposal enter into a definitive agreement providing for a transaction that would constitute a Takeover Proposal (which transaction is thereafter consummated), then the Company shall reimburse Parent for all Transaction Expenses incurred by Parent, Merger Sub or their Affiliates up to the date of termination in an amount not to exceed $2,900,000.00 by payment to Parent of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable, and in any event within two Business Days following request therefor.

Solely for purposes of this Section 8.3(c), “Takeover Proposal” shall have the meaning assigned to such term in Section 5.2, except that (1) all references to 10% therein shall be deemed to be references to 50% and (2) all references to “Person” or “group” therein shall be deemed to refer only to Persons or groups that were identified and/ or contacted (either directly or through their Representatives) by the Company Entities or their Representatives, or that initiated or maintained contact (either directly or through their Representatives) with any of the Company Entities, with respect to a potential Takeover Proposal during the period beginning May 1, 2010 through the date of termination of this Agreement.

(d)          If this Agreement is terminated by the Company pursuant to (i) Section 8.1(d) due to the failure by Parent to perform any of its covenants or agreements set forth in Sections 6.1,  6.3(a) (except to the extent that such failure by the Company relates to the failure to comply with, or participate in, any requests for additional information and documentary material relevant to the Transactions under section 201(e)(1) or 201(e)(2) of the HSR Act (15 U.S.C. § 18a(e)(1) and (2)), or 6.3(b)(iv), which failure to perform is the principal factor in the failure of the Offer or the Merger to be consummated, (ii) Section 8.1(g) or (iii) Section 8.1(h), then in each case Parent shall pay to the Company the Reverse Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two Business Days following the date of termination of this Agreement).

(e)           If this Agreement is terminated by Parent pursuant to  due to the failure by the Company to perform any of its covenants or agreements set forth set forth in Sections 5.1(a)(i), (ii), (v), (vii), (xviii), (xix), or (xxii) or Sections 5.2, 6.1, 6.3(a) (except to the extent that such failure by the Company relates to the failure to comply with, or participate in, any requests for additional information and documentary material relevant to the Transactions under section 201(e)(1) or 201(e)(2) of the HSR Act (15 U.S.C. § 18a(e)(1) and (2)), 6.3(b)(iv), 6.3(f) or 6.12, which failure to perform is the principal factor in the failure of the Offer or the Merger to be consummated, then the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two Business Days following the date of termination of this Agreement).

(f)           The agreements contained in this Article VIII are an integral part of the Transactions, and, without these agreements, neither the Company nor Parent would have entered into this Agreement.  Accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or reimbursement amount due pursuant to Article VIII, in order to obtain such payment, commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the annual rate of the lesser of 5% plus prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made or 10%.

(g)           Except as expressly set forth in this Article VIII or elsewhere in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Section 8.4          Amendment.  This Agreement may be amended by the Parties at any time, whether before or after the Offer Closing shall have occurred or the Stockholder Approval, if required by applicable Law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.5          Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other Party or (c) waive compliance with any of the agreements or conditions contained herein by the other Party; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party which specifically sets forth the terms of such extension or waiver.  The failure or delay by any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.  For purposes of this Section 8.5, Parent and Merger Sub shall be deemed a single Party.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1          Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.2          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall (a) be delivered by hand, (b) sent by facsimile or (c) sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 9.2):

if to Parent or Merger Sub, to:

Vigor Industrial LLC
5555 N. Channel Ave.
Portland, OR 97217
Facsimile: (503) 247-1620
Attention: Frank Foti

with a copy (which shall not constitute notice) to:

K&L Gates LLP
222 SW Columbia Street, Ste 1400
Portland, OR 97201
Facsimile: (503) 553-6210
Attention: Brendan R. McDonnell

if to the Company, to:

Todd Shipyards Corporation
1801 16th Ave SW
Seattle, WA 98134
Facsimile: (206) 442-8505
Attention: Stephen G. Welch

with a copy (which shall not constitute notice) to:

Greensfelder, Hemker & Gale, P.C.
10 South Broadway, Suite 2000
St. Louis, Missouri 63102
Facsimile: (314) 241-8624
Attention: Joseph D. Lehrer

Section 9.3          Certain Definitions.  For purposes of this Agreement:

(a)           “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms that are substantively similar to those contained in the Confidentiality Agreements; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company Entities thereunder upon, compliance by the Company Entities with any provision of this Agreement.

(b)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person.

(c)           “Beneficial Ownership” has the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(d)           “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York.

(e)           “Buyer Triggering Event” means the death or Disability of Frank Foti.

(f)            “Disability” means that continuing period of at least 30 days or for intermittent periods totaling more than 90 days in any twelve month period, Frank Foti is unable to perform the essential functions of his position due to an illness, injury or other medical condition.

(g)           “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement between U.S. Bank National Association and Todd Pacific Shipyards Corporation, dated as of April 10, 2006, as amended from time to time.

(h)           “Fee Letter” means any fee letter entered into in connection with the Senior Debt Commitment Letter and the Mezzanine Debt Commitment Letters.

(i)            “Fully Diluted Basis” means the assumption that all outstanding options, warrants, restricted stock units, stock appreciation rights or other securities vested, issued or exercisable as of date of exercise of the Top Up and the Merger Closing Date are exercised, settled in stock or converted, as applicable, in full.

(j)            “Intervening Event” means any material event or development or material change in circumstances occurring or arising after the Agreement Date with respect to a Company Entity that (i) was not known to either the Company Board or the chief executive officer or chief financial officer of the Company as of or prior to the Agreement Date, and was not reasonably foreseeable as of or prior to the Agreement Date, and (ii) does not arise from or relate to (A) any Takeover  Proposal (whether or not a Superior Proposal), (B) any Events relating to Parent or Merger Sub, or (C) clearance of the Transactions under any Competition Laws.

(k)           “Knowledge,” as it relates to the Company, Parent or Merger Sub, means with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any of those individuals listed on Schedule 9.3(k).

(l)            “Material Adverse Effect” means any state of facts, condition, change, effect, development, occurrence or event with respect to the Company Entities, taken as a whole (each, an “Event”) that, individually or in the aggregate, (i) results in or could reasonably be expected to result in a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (ii) prevents or materially impedes the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect pursuant to clause (i) above: (A) any Events generally affecting the industry in which the Company Entities primarily operate or the economy, or financial or capital markets, in the United States; (B) any Events arising from or otherwise relating to any war (whether or not declared), national or international hostilities, sabotage or terrorism; (C) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company Entities or independent third parties) for any period ending on or after the Agreement Date, provided that the underlying causes of such failure shall not be excluded by this clause (C); (D) any Events resulting from or arising out of any change in any applicable Law or GAAP after the Agreement Date; (E) any Events (including, assuming the Company’s compliance with Section 5.1(a), any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) attributable to the announcement or pendency of the Transactions; (F) any Events resulting from changes in the market price or trading volume of the Company Common Stock; (G) any Events resulting from any action taken by any Company Entity at the written request of Parent or Merger Sub or otherwise required by this Agreement; or (H) any Events resulting solely due to the identity of, or any facts or circumstances relating to Parent or Merger Sub or their respective Affiliates; excluding from this proviso, in the case of clauses (A), (B) and (D), any Event which disproportionately affects, individually or together with other Events, the Company Entities when compared to other Persons operating in the industry in which the Company Entities operate.

(m)          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

(n)           “Representative” of a Person means any Subsidiary of such Person, and the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person and its Subsidiaries.

(o)           “Reverse Termination Fee” means $6,500,000.

(p)           “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(q)           “Termination Fee” means $4,550,000.

(r)            “Transaction Expenses” means all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred in connection with this Agreement or the Transactions.

Section 9.4         Exhibits, Annexes and Schedules; Interpretation.  The headings contained in this Agreement or in any Exhibit, Annex or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the Agreement Date.  Any document shall be deemed to have been “made available,” “provided to” or “delivered” to Parent and/or Merger Sub by the Company as of the Agreement Date if such document was, prior to the second business day before the Agreement Date, (i) uploaded to one of the Company’s secure electronic due diligence data rooms located at https://greensfelder.firmex.com with respect to which Parent or its Representatives had access, or (ii) delivered via email or in accordance with Section 9.2 to one of the individuals listed on Schedule 9.3(k).

Section 9.5          Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.6         Entire Agreement; No Third Party Beneficiaries.  This Agreement (a) together with the Exhibits hereto and the Company Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreements, and (b) except for the provisions of Section 6.4, is not intended to confer upon any Person other than the Parties (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

Section 9.7          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

Section 9.8          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.9          Consent to Jurisdiction; Service of Process; Venue.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).  To the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10       Waiver of Jury Trial.  Each Party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each Party (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

Section 9.11        Enforcement.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement, including Section 5.2, were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Section 5.2, in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware), provided, however, that no Party shall be entitled to seek such equitable relief, nor shall such equitable relief issue, in the event the Parties are entitled to recover the Termination Fee or Reverse Termination Fee (and which is paid when due), as applicable (except for the pursuit of an injunction to stop breaches or potential breaches of the last sentence of Section 1.2(b), the last sentence of Section 6.2(b) and the entirety of Section 6.9(d)).  Subject to the preceding proviso, no Party shall oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  If any Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.

Section 9.12       Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the Parties, such consent or approval must be in writing and executed and delivered to the other Parties by a Person duly authorized by such party to do so.

Section 9.13       Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 9.14       Company Disclosure Schedules.  All capitalized terms used but not defined in the Company Disclosure Schedules shall have the meanings ascribed to them in this Agreement.  Any information set forth or referred to in any section or subsection of the Company Disclosure Schedule shall be deemed to apply to and to qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent it is reasonably apparent (whether from the descriptions contained therein or upon review of any specific document referenced therein) that the information is relevant to such other section or subsection, notwithstanding the omission of any cross-reference thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by the undersigned thereunto duly authorized, all as of the Agreement Date.

VIGOR INDUSTRIAL LLC

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President

NAUTICAL MILES, INC.

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President

TODD SHIPYARDS CORPORATION

By:	/s/ Stephen G. Welch
Name:	Stephen G. Welch
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer or this Agreement, Merger Sub (x) shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Company Common Stock tendered in the Offer and, (y) subject to the terms of Section 1.2 and Article VIII of the Agreement, may delay the acceptance for payment of or the payment for any shares of Company Common Stock tendered in the Offer or terminate or amend the Offer, if:

(i)           there shall not be validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, when added together with (A) the shares of Company Common Stock already owned by Parent and its Subsidiaries and (B) the number of shares of Company Common Stock that may be validly issued as Top-Up Shares pursuant to the Top-Up, would constitute at least 90% of the total number of outstanding shares of Company Common Stock on the Expiration Date on a Fully Diluted Basis (the “Minimum Tender Condition’) (by way of example, based on the representations and warranties of the Company set forth in this Agreement, approximately 67% of the 5,787,231 shares of Company Common Stock issued and outstanding on the close of business on December 15, 2010 would need to be tendered to satisfy the Minimum Tender Condition, assuming that the Company would have available for valid issuance 13,499,979 Top-Up Shares);

(ii)          any waiting period (and any extension thereof) applicable to the Transactions under any Competition Law shall not have expired or early termination thereof shall not have been granted with respect thereto and any approval or consent of any Governmental Entity that is necessary for the Transactions to be consummated in accordance with the terms of this Agreement, the failure of which to be obtained would, upon the purchase of the Company Common Stock pursuant to the Offer, have a Material Adverse Effect, shall have been obtained or be in full force and effect;

(iii)         despite compliance with Section 6.8, Parent or Merger Sub (either directly or through their Subsidiaries) shall not have received the proceeds of the Financing and/or the lenders party to the Financing Agreements shall not have confirmed to Parent or Merger Sub that the Financing in an amount sufficient to consummate the Offer and the Merger will be available at the Offer Closing on the terms and conditions set forth in the Financing Agreements (“Financing Proceeds Condition”), but a failure of this condition shall not relieve Parent or Merger Sub of its obligation to pay the Reverse Termination Fee pursuant to Section 8.3; or

(iv)         any of the following events shall exist on the Expiration Date or immediately prior to the Offer Closing:

(a)           there shall be in effect any Legal Restraints (other than the application of the waiting period provisions of any Competition Law to the Transactions) the effect of which is to, or would reasonably be expected to, directly or indirectly (1) make illegal or otherwise prohibit or materially delay consummation of the Transactions, (2) restrict prohibit, or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, (3) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company, or (4) require divestiture by Parent or any of its Subsidiaries of any shares of Company Common Stock;

Exhibit A-1

(b)           there shall exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (a) above;

(c)           there shall have occurred following the Agreement Date any Event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)           any of the representations and warranties of the Company (1) set forth in Section 4.1(c), and Section 4.1(d)(i), that are qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects, and any such representations or warranties set forth in Section 4.1(c), and Section 4.1(d)(i) that are not so qualified shall not be true and correct in any material respect, in each case as of the Agreement Date and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time); or (2) set forth in the Agreement (other than those listed in the preceding clause (1)) shall not be true and correct as of the Agreement Date and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (2) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not have a Material Adverse Effect;

(e)           the Company shall have failed to perform or comply with, in any material respect any obligation, agreement or covenant required to be performed by it or complied with under the Agreement and such failure shall not have been cured to the good faith satisfaction of Parent;

(f)           Parent and Merger Sub shall have failed to receive a certificate signed on behalf of the Company by its chief executive officer and the chief financial officer, dated as of the Offer Closing Date, certifying that the conditions set forth in clauses (iv)(c), (d), (e) and (i) of this Exhibit A have not occurred;

(g)           the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Merger Sub the Recommendation or Parent shall have received an Adverse Recommendation Change Notice;

(h)           if the exercise of the Top-Up is necessary to ensure that Parent or  Merger Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time, there shall exist under applicable Law or other Legal Restraint any restriction or legal impediment on Merger Sub’s ability and right to exercise the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Merger Sub to owns at least 90% of the outstanding shares of Company Common Stock;

(i)            as of immediately prior to the Offer Closing Date (and, for the avoidance of doubt, before giving effect to the incurrence of the Financing and the consummation of the Transactions and such Financing), the Company is not Solvent;

(j)            a Triggering Event shall have occurred and remain continuing;

(k)           the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

(l)            a Buyer Triggering Event shall have occurred.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (iv)(h) have been satisfied, Parent and Merger Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

Exhibit A-2

The conditions set forth in this Exhibit A shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The conditions set forth in this Exhibit A are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided that nothing herein shall relieve any Party from any obligation or liability such Party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition and the condition set forth in part (ii) of this Exhibit A, which may be waived only with the prior written consent of the Company), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Neither Parent nor Merger Sub may rely on the failure of any condition set forth in this Exhibit A to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.

Exhibit A-3

Annex B – Opinion of the Company’s Financial Advisor

OPINION OF HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

December 21, 2010

The Transaction Committee of the Board of Directors
  of Todd Shipyards Corporation
1801 - 16th Avenue SW
Seattle, Washington 98134-1089
Attn: Patrick W.E. Hodgson, Chairman

Board of Directors
  of Todd Shipyards Corporation
1801 - 16th Avenue SW
Seattle, Washington 98134-1089
Attn: Board of Directors

Dear Members of the Transaction Committee and the Board of Directors:

We understand that Vigor Industrial LLC (the “Acquiror”), Nautical Miles, Inc., a wholly-owned subsidiary of the Acquiror (the “Sub”), and Todd Shipyards Corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, (i) the Sub will commence a cash tender offer to purchase all of the shares of outstanding common stock, par value $0.01 per share, of the Company (“Company Common Stock” and, such tender offer, the “Offer”) at a cash purchase price of $22.27 per share (the “Consideration”), and (ii) regardless of whether shares of Company Common Stock are accepted for payment pursuant to and subject to the conditions of the Offer, the Sub will be merged with and into the Company (the “Merger” and, together with the Offer, the “Transaction”) pursuant to and subject to the conditions of the Merger, and that, in connection with the Merger, each share of Company Common Stock outstanding immediately prior to the effective time of the Merger (other than any shares as to which the holder thereof has properly exercised appraisal rights and any shares owned as treasury stock by the Company or any of the Company’s subsidiaries or owned by the Acquiror or the Sub immediately prior to the effective time of the Merger) will be converted into the right to receive the Consideration. “Excluded Persons” shall be defined as the Acquiror, the Sub and their respective affiliates.

You have requested that Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Transaction Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company and to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Transaction is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated December 20, 2010 of the Agreement and Plan of Merger, dated as of December 22, 2010 by and among the Acquiror, the Sub and the Company (the “Agreement”).

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant.

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by or discussed with the management of the Company relating to the Company for the fiscal years ending 2011 through 2015.

4.
spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters.

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant.

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant.

7.
reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant.

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the most likely currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto, in each case other than as would not be material to our analysis or this Opinion. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an effect on the Company or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect material to our analysis or this Opinion from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Committee and the Board (solely in their capacities as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey has in the past provided financial advisory services to the controlling stockholder of the Acquiror, for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Houlihan Lokey will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, the Acquiror or to any other party, except as expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the Acquiror or any other party or the effect of any other transaction in which the Company, the Acquiror or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, the Acquiror’s or any other party’s security holders vis-à-vis any other class or group of the Company’s, the Acquiror’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Transaction is fair to them from a financial point of view.

Very truly yours,

HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Financial Advisors, Inc.

Annex C – Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

Todd Shipyards Corporation

 IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

T PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proposals — The Board of Directors recommends a vote FOR the adoption of the merger agreement and FOR Proposal 2.

	For Against Abstain	For Against Abstain
1. Adopt the merger agreement.
2. Approve the grant of discretionary authority to the named proxies to vote your shares to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name is printed on this proxy. When signing as attorney-in-fact, executor, administrator, trustee, guardian or custodian, or in any other representative capacity, please write title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

T PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Todd Shipyards Corporation

The Board of Directors Of Todd Shipyards Corporation Is Soliciting This Proxy

The undersigned owns shares of common stock of Todd Shipyards Corporation (the “Company”). The Company’s Special Meeting of Stockholders will be held on [ • ], 2011 beginning at [ • ], Pacific Standard Time, at [ • ]. The undersigned appoints each of [ • ]acting singly, with the power of substitution to each, as attorney, agent and proxy to vote all shares of common stock that the undersigned is entitled to vote, at the meeting and at any adjournment or postponement of the meeting.

The individuals named above will vote these shares as directed by the undersigned on this proxy.

IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUALS NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO THE NAMED PROXIES TO VOTE YOUR SHARES TO APPROVE ONE OR MORE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AT THE TIME OF THE SPECIAL MEETING.

If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters.
(Items to be voted appear on reverse side.)